AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999
                                                 REGISTRATION NO. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          FINANCIAL INSTITUTIONS, INC.
               (Exact name of registrant as specified in charter)

     NEW YORK                         6022                       16-0816610
(State or other           (Primary Standard Industrial        (I.R.S. Employer
 jurisdiction of           Classification Code Number)       Identification No.)
incorporation or
 organization)

                               220 LIBERTY STREET
                             WARSAW, NEW YORK 14569
                                 (716) 786-1100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                PETER G. HUMPHREY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          FINANCIAL INSTITUTIONS, INC.
                               220 LIBERTY STREET
                             WARSAW, NEW YORK 14569
                                 (716) 786-1101
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

         BRUCE J. BAKER, ESQ.                       STEVEN R. FINLEY, ESQ.
  NIXON, HARGRAVE, DEVANS & DOYLE LLP             GIBSON, DUNN & CRUTCHER LLP
          900 CLINTON SQUARE                            200 PARK AVENUE
      ROCHESTER, NEW YORK  14604                   NEW YORK, NEW YORK 10166
            (716) 263-1000                              (212) 351-4000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE:
--------------------------------------------------------------------------------
  Title                         Proposed           Proposed
of Shares         Amount         Maximum           Maximum          Amount of
  to be           to be       Offering Price       Aggregate       Registration
Registered      Registered      Per Share        Offering Price        Fee
--------------------------------------------------------------------------------
Common Stock,
par value $.01   1,533,333(1)    $16.00(2)        $24,533,328(2)      $6,820
--------------------------------------------------------------------------------
(1) Includes 200,000 shares of common stock which may be sold by the Company to cover over-allotments.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL __, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                1,333,333 SHARES

                                     [LOGO]


                          FINANCIAL INSTITUTIONS, INC.

                                  COMMON STOCK

                                 $____ PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of Financial Institutions, Inc. Financial Institutions is offering 903,133 shares of common stock and the selling shareholder, the Young Men's Christian Association of Batavia, is offering 430,200 shares of common stock with this prospectus. Financial Institutions will not receive any proceeds from the sale of shares by the selling shareholder. This is a firm commitment underwriting.

There is currently no public market for the shares. We expect that the price to the public in the offering will be between $____ and $____ per share. The market price of the shares after the offering may be higher or lower than the offering price.

Application will be made to list the shares of common stock on the Nasdaq National Market under the symbol ____.

OUR SHARES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


                                                PER SHARE          TOTAL
                                                ---------          -----
  Price to the public......................... $_______.__     $____________
  Underwriting discount.......................  _______.__      ____________
  Proceeds to Financial Institutions, Inc.....  _______.__      ____________
  Proceeds to the selling shareholder.........  _______.__      ____________

Financial Institutions has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 200,000 additional shares from Financial Institutions within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


CIBC WORLD MARKETS                                 KEEFE, BRUYETTE & WOODS, INC.

                The date of this Prospectus is __________, 1999.

At December 31, 1998        Branches      Deposits
--------------------        --------   --------------
Wyoming County Bank           11       $328.4 million
The National Bank of Geneva    6       $327.6 million
The Pavilion State Bank        5       $109.0 million
First Tier Bank & Trust        6        $89.1 million


                                        THE NATIONAL BANK OF GENEVA

                                        Branches

                                        * Canandaigua - 2425 Rochester Rd & ATM
                                        * Geneva (Town & Country Plaza) - 387
                                          Hamilton St. & ATM
                                        * Geneva (Main Office) - 2 Seneca St
                                        * Geneva (Motor Bank) - 65 Elizabeth
                                          Blackwell St & ATM
                                        * Penn Yan - 129 Elm St & ATM
                                        * Seneca County (Waterloo) - 1940 Routes
                                          5 & 20 & ATM

                                        THE PAVILION STATE BANK
                                        Branches
                                        @ Batavia (Eastown Plaza) - 567 East
                                          Main St & ATM
                                        @ Batavia (Tops Supercenter) - 390 West
                                          Main St
                                        @ Caledonia - 3110 Main St & ATM
                                        @ LeRoy - 124 West Main St & ATM
                                        @ Pavilion (Main Office) - 6948 Cato St

[Picture of New York State
highlighting the eight counties in
which Financial Institutions, Inc. and
its banks have offices and branches.
The picture also depicts the proximity
of FII's headquarters to the Cities of
Rochester and Buffalo.]





                                        [Blown-up picture of the eight counties
                                        in which Financial Institutions, Inc.
                                        and its banks have offices and branches.
                                        The location of the offices and branches are depicted on the picture using symbols.]


WYOMING COUNTY BANK
Branches
o Attica - 26 Main St & ATM
o Dansville - 152 Franklin St & ATM
o Geneseo - 4288 Lakeville Dr & ATM
o Lakeville - 3261 Rochester Rd & ATM
o Mount Morris - Route 408 & ATM
o North Java - 4222 Route 98
o North Warsaw - 2330 North Main St & ATM
o Strykersville - 3672 Route 78
o Warsaw (Main Office) - 55 North Main St & ATM
o Wyoming - 5 South Academy St
o Yorkshire - 12209 Route 16 & ATM

FIRST TIER BANK & TRUST
Branches
x Allegany - 60 West Main St & ATM
x Cuba - 27 Water St & ATM
x Ellicottville - 54 Washington St & ATM x Olean - 129 North Union St x Olean (Autobank) - 124 West State St & ATM x Salamanca (Main Office) - 107 Main St


                                Mission Statement

        Financial Institutions, Inc. is a multi-bank holding company that creates and builds a value-driven and rewarding relationship with its customers, communities, employees and stockholders.
        We will continue to pursue the Super Community Banking Strategy.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----


Prospectus Summary.....................................................4
Risk Factors..........................................................10
Forward-Looking Statements............................................15
Use of Proceeds.......................................................15
Dividend Policy.......................................................15
Capitalization........................................................16
Dilution..............................................................17
Selected Consolidated Financial Data..................................18
Management's Discussion and Analysis of Financial
   Condition and Results of Operations................................20
Business..............................................................42
Supervision and Regulation............................................49
Management............................................................55
Principal and Selling Shareholders....................................61
Certain Related Transactions..........................................62
Description of Capital Stock..........................................63
Shares Eligible for Future Sale.......................................65
Underwriting..........................................................66
Legal Matters.........................................................67
Experts...............................................................67
Where You Can Find More Information...................................67
Index to Consolidated Financial Statements...........................F-1



As used in this prospectus, the terms "we," "us," "our," the "Company" and "FII" mean Financial Institutions, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term "common stock" means FII common stock, $0.01 par value per share.

FII's principal executive offices are located at 220 Liberty Street, Warsaw, New York 14569. Its telephone number is 716-786-1100.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

On June __, 1999, FII effected a [100]-for-one stock split. All common share numbers in this prospectus reflect the stock split.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or about ___________, 1999 against payment in immediately available funds.

                               PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                   THE COMPANY
GENERAL

We are a bank holding company headquartered in Warsaw, New York, which is located 45 miles southwest of Rochester and 45 miles southeast of Buffalo. We operate as what is referred to in the banking industry as a super-community bank holding company--a bank holding company that owns multiple community banks that are separately managed. We own four commercial banks that provide consumer, commercial and agricultural banking services in Western and Central New York
State: Wyoming County Bank, The National Bank of Geneva, The Pavilion State Bank and First Tier Bank & Trust. We were formed in 1931 to facilitate the management of three of these banks that had been primarily owned by the Humphrey family during the late 1800s and early 1900s. In recent years, we have grown through a combination of internal growth, the opening of new branch offices and acquisitions of a community bank and branches of other banks.

As a super-community bank holding company, our strategy has been to manage our bank subsidiaries on a decentralized basis. We feel that this strategy provides each bank with the flexibility to efficiently serve its markets and respond to local customer needs. Under our structure, each bank retains its name and board of directors as well as substantial autonomy in its day-to-day operations. The presidents of our banks are empowered to set goals and implement employee incentive programs to maximize their bank's performance. A significant portion of each bank president's compensation is tied to his bank's achievement of a range of performance targets.

While we generally operate on a decentralized basis, we have consolidated selected lines of business, operations and support functions in order to achieve economies of scale, greater efficiency and operational consistency. Our new operations center, upgraded IBM AS/400 mainframe computer equipment and recently installed Jack Henry & Associates Silverlake applications software reflect our significant investment in the infrastructure required to centralize many of our critical operations. We believe that by increasing our use of technology that we have already implemented, and by further centralizing back-office operations, we can accommodate substantial additional growth without incurring proportionately greater operational costs.

Many of the banks we compete against are either significantly larger super-regional financial institutions or smaller community banks. Our super-community banking strategy competitively positions us as one of the few mid-sized financial institutions in our market that combines responsive community banking with the sophistication, capacity and range of services and products of a larger regional bank holding company.

On December 31, 1998, we had assets of $976.2 million, loans of $655.4 million, deposits of $850.5 million and shareholders' equity of $96.6 million. For the year ended December 31, 1998, our net income was $13.6 million and we earned a return on average common equity of 16.28% and a return on average assets of 1.48%. We have a strong record of financial performance with compounded annual growth rates for the five year period ended December 31, 1998 of 11.3% in total assets, 11.4% in total loans and 14.5% in net income available to common shareholders. Our revenue increased at an average annual rate of 10.1% during this five year period, while our noninterest expense increased by only 7.9% per year. Our efficiency ratio, which is our noninterest expense excluding other real estate expense divided by our tax-equivalent net interest income plus noninterest income, was 48.3% for the year ended 1998 and has been below 50% since 1995. Our efficiency ratio ranks us in the top 10% of the most efficient bank holding companies in our peer group according to the Federal Reserve Board's Uniform Bank Holding Company Performance Report dated December 31, 1998.

BUSINESS

We operate 28 branches and have 35 automated teller machines or ATMs in eight contiguous counties of Western and Central New York State: Allegany, Cattaraugus, Genesee, Livingston, Ontario, Seneca, Wyoming and Yates

Counties. We have opened five new branches in the past four years, and we expect to open a new branch in Monroe County in the second half of 1999. This new branch will be our first branch in the county in which Rochester is located. The following table lists, as of December 31, 1998, each of our banks and their respective date of founding, number of branches, total assets and total deposits:

                                                              YEAR          NUMBER OF       TOTAL         TOTAL
                                                             FOUNDED        BRANCHES       ASSETS       DEPOSITS
                                                             -------        --------       ------       --------
                                                                                              (in millions)

     Wyoming County Bank (New York State-Chartered)           1851             11          $372.9        $328.4
     The National Bank of Geneva (Federally Chartered)        1817              6           372.1         327.6
     The Pavilion State Bank (New York State-Chartered)       1928              5           125.5         109.0
     First Tier Bank & Trust (New York State-
       Chartered; Federal Reserve System Member)              1902              6           100.3          89.1

Our banks provide a wide range of consumer and commercial banking services and products to individuals, municipalities and small and medium size businesses, including agribusiness. Our consumer banking services include checking and savings accounts, money market accounts, debit and credit cards, certificates of deposit, individual retirement accounts, mutual funds and annuities, home equity lines of credit, residential mortgage loans, home improvement loans, student loans, automobile loans, personal loans, safe deposit boxes and Christmas clubs. Our commercial and agricultural banking services and products include business checking accounts, cash management accounts, commercial and agricultural working capital and revolving lines of credit, commercial and agricultural mortgages, equipment loans and leases, crop and cattle loans, letters of credit and accounts receivable factoring. We also provide payroll direct deposit and cash management services and act as a depository and collection agent for municipal tax receipts.

While our banks function as community banks, we strive to provide our customers with a broad range of competitive services generally provided only by larger, regional banks. Currently, we provide customers with 24 hour ATM access, telephone customer service and 24 hour automated telephone account access. We also provide interactive internet banking and bill paying services through each of our banks and provide general bank information through our web sites. We are planning to introduce a corporate cash management account module to the existing internet banking program during the second quarter of 1999.

Our primary source of revenue is our loan portfolio. Many of our loans are approved at the individual bank level and many consumer loans are approved at the local branch level. Each bank's loans are internally reviewed to ensure that sound underwriting standards are consistently applied. We actively manage the loan portfolio at both the holding company and bank level from the standpoint of credit, interest rate and sector risk. We use a third party loan review firm to systematically review the commercial and agricultural loan portfolios originated and maintained by each of our banks. The following table describes the composition of our loan portfolio as of December 31, 1998:

                                  PRINCIPAL AMOUNT OF        PERCENTAGE OF TOTAL
         TYPE OF LOANS             LOANS OUTSTANDING          LOANS OUTSTANDING
         -------------             -----------------          -----------------
                                     (in millions)

Commercial                              $117.8                        17.9%
Commercial real estate                   106.9                        16.3
Agricultural                             123.7                        18.9
Residential real estate                  182.2                        27.8
Consumer and home equity                 125.2                        19.1
                                         -----                        ----
  Total loans                           $655.8                       100.0%
                                         =====                       =====

Our noninterest revenues consist of deposit service fees, fees from servicing mortgage loans that we originated and sold which, as of December 31, 1998, had an aggregate principal balance of $177.8 million, commissions from selling mutual fund and variable annuity products through a third-party broker-dealer and other service fees from ancillary services and products. We are in the process of expanding the trust operations of our banks beyond the two which currently have trust powers and establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. We are also exploring the acquisition of insurance agency operations to further enhance our position as a full-service provider of financial services.

OUR MARKET POSITION

As of June 30, 1998, according to FDIC-published data, we had the largest deposit market share in Livingston, Wyoming and Yates Counties, the second largest share in Ontario County, the third largest share in Genesee and Cattaraugus Counties and the fifth largest share in Allegany County. Our core deposits, which include all of our deposits other than certificates of deposit in amounts of $100,000 or more, comprise 79.8% of all of our deposits. In 1997, Wyoming County Bank ranked as the largest agricultural lender in New York State and the eighth-largest lender in the United States under the federally-guaranteed Farm Services Administration program. It was also ranked as the "friendliest small business lender" in New York State in the $100 million - $500 million asset size category by the U.S. Small Business Administration in 1997. Wyoming County Bank is a "Preferred Lender" under the SBA's programs and a "Certified Preferred Lender" under the FSA's programs.

Our market area is geographically and economically diversified because we serve both rural markets and, increasingly, the larger more affluent markets of suburban Rochester and suburban Buffalo. Our rural markets have a diverse economic base which includes farming and farm-related industry, light and heavy manufacturing, educational facilities, natural resources and tourism. The variety of our rural customer base allows us to spread our lending risk throughout a number of different industries. The metropolitan economies of Rochester and Buffalo provide us with the opportunity to further diversify the industries represented in our loan portfolio. Rochester and Buffalo are the two largest cities in New York State outside of New York City, with combined metropolitan area populations of over two million people. We anticipate allocating more resources to increase our presence in the markets around these two cities. By doing so, we hope to fill the void created by the acquisition of many of the independent community banks that once served those areas.

We believe that we have a competitive advantage in the Western and Central New York banking market because we have deep roots in the region, we have a dominant market share in the communities we serve and our super-community banking structure enables our banks to offer a broad range of services and products and to effectively respond to local market opportunities. The sale to larger banks of a number of mid-size community banks and thrifts serving our market, including Rochester Community Savings Bank, Central Trust Company, First Federal Savings and Loan Association of Rochester, Onbank and First National Bank of Rochester, has created opportunities for us to capture the allegiance of customers alienated by these acquisitions. We believe that the remaining large banks in our market will find it increasingly difficult to remain competitive in the more rural areas and will likely continue to refocus their resources toward the more urban areas. We feel that we are well positioned to attract customers disaffected with the metropolitan focus of these large banks and to be a competitive acquiror of any branches sold by the large banks who choose to reduce their operations in the rural markets. Further, we believe that we are well positioned to be an attractive acquiror of community banks in our market who may choose to affiliate with a larger, locally-based institution with a broader range of services, products and back-office support.

We have a track record of successfully negotiating the acquisition of and integrating bank branches and small banks. Our historical acquisition activity has included the purchase of Wyoming County Bank's Attica branch from Security Trust Company in 1984, Salamanca Trust Company (now First Tier Bank & Trust) in 1990, First Tier Bank & Trust's Allegany branch from Manufacturer's Hanover Trust in 1992 and two branches in Yates County (acquired by The National Bank of Geneva) and Livingston County (acquired by Wyoming County Bank) from the Resolution Trust Corporation as receiver of Columbia Federal Savings Bank in 1994. All of our acquisitions have been profitably integrated into our operations.

OUR GROWTH STRATEGY

Our primary business objectives are to profitably grow and diversify our business and be the dominant financial services provider in our market. Strategic planning on both a holding company and bank level is an integral part of our business. Key elements of our strategy for future growth include:

     * Expand Traditional Banking Base--expand our traditional banking base by increasing the number of households and businesses served in our market and targeted new markets by providing a high level of customer service, opening new branch offices, making strategic acquisitions of branches and community banks, competing for customers of recently acquired banks in our market area, offering attractive services and products at competitive pricing and implementing new technologies and delivery systems;

     * Strengthen Sales Culture--maximize the number of bank services and products used by each of our customers by actively training employees to cross-sell various services and products, expanding our software and use of other systems to identify cross-selling opportunities and providing performance incentives to our managers and employees to cross-sell services and products;

     * Increase Noninterest Revenues--increase our noninterest revenues by offering expanded and new fee-based bank services and products, broadening the scope of our investment and insurance products, growing our trust services, establishing brokerage operations and evaluating other types of services that we can offer;

     * Focus on Efficiency--seek to improve our efficiency ratio by continuing to maintain tight control of overhead and expenses and further centralizing common functions presently performed by all four banks to the extent that such centralization can be accomplished without undermining the benefits of our super-community banking model;

     * Preserve Conservative Credit and Interest Rate Risk Profile--continue our commitment to preserve our asset quality through a conservative credit culture and continue to actively manage our exposure to interest rate risk; and

     * Retain and Attract Talented Employees--maintain and enhance effective performance-based compensation and human resource management programs to retain, attract and incent talented and motivated management, employees and directors.


                                  THE OFFERING


Common stock being offered by us......  903,133 shares

Common stock being offered by the
   YMCA of Batavia....................  430,200 shares

Common stock to be outstanding
   after the offering.................  10,818,733 shares

Purpose of the offering...............  One purpose of this offering is to provide us with greater flexibility to
                                        structure and finance the ongoing growth and diversification of our banking operations.

Use of proceeds.......................  The estimated net proceeds to us of the offering (approximately $___ million)
                                        will be used for general corporate
                                        purposes, including possible future
                                        acquisitions. We will not receive
                                        proceeds from the sale of shares by the
                                        YMCA of Batavia. We anticipate that the
                                        YMCA of Batavia will sell all 430,200
                                        shares contributed to it by members of
                                        the Humphrey family and will use the
                                        proceeds to finance various programs and capital projects, including the construction of a new YMCA in Warsaw, New York.

Risk factors..........................  See "Risk Factors" for a discussion of certain factors that you should
                                        consider.

Proposed Nasdaq National
   Market symbol......................  _____

Anticipated dividends.................  We initially plan to pay quarterly dividends of $0.07 per share following
                                        the offering. See "Risk Factors--Our
                                        Dividends may Fluctuate" and "Dividend
                                        Policy" for a discussion of certain
                                        factors that will affect our ability to
                                        pay dividends.


                                        SUMMARY CONSOLIDATED FINANCIAL DATA
                                   (dollars in thousands, except per share data)

                                                           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------------
                                                 1998          1997         1996            1995         1994
                                               ----------------------------------------------------------------
     INCOME STATEMENT DATA:
     Interest income........................   $72,870        $67,168       $61,192       $57,016      $46,432
     Interest expense.......................    30,958         27,851        24,514        22,628       16,635
                                                ------         ------        ------        ------       ------
     Net interest income....................    41,912         39,317        36,678        34,388       29,797
     Provision for loan losses..............     2,732          2,829         1,740         1,405        1,232
                                                 -----         ------        ------        ------       ------
     Net interest income after provision
       for loan losses......................    39,180         36,488        34,938        32,983       28,565
     Noninterest income.....................     6,381          5,733         5,165         4,405        3,923
     Noninterest expense....................    24,602         22,084        19,796        20,062       18,807
                                                ------         ------        ------        ------       ------
     Income before income taxes.............    20,959         20,137        20,307        17,326       13,681
     Income taxes...........................     7,354          7,295         7,232         6,223        4,579
                                                 -----          -----         -----         -----        -----
     Net income.............................    13,605         12,842        13,075        11,103        9,102
     Preferred dividends....................     1,506          1,513         1,522         1,523        1,523
                                                 -----          -----         -----         -----        -----
     Net income available to common.........   $12,099        $11,329       $11,553        $9,580       $7,579
                                               =======        =======       =======        ======       ======

     PER COMMON SHARE DATA:
     Net income per common share............     $1.22          $1.14         $1.16         $0.96        $0.76
     Book value.............................     $7.94          $6.94         $5.96         $5.02        $3.92
     Tangible book value....................     $7.54          $6.46         $5.40         $4.37        $3.18
     Cash dividends declared................     $0.26          $0.22         $0.20         $0.18        $0.09
     Common dividend payout ratio...........     21.43%         19.28%        16.78%        18.16%       11.82%
     Weighted average shares outstanding.... 9,915,921      9,926,678     9,939,197     9,944,559    9,949,800
     Shares outstanding at end of period.... 9,915,600      9,928,500     9,927,700     9,940,200    9,946,200

     BALANCE SHEET DATA:
     Total assets...........................  $976,185       $880,512      $802,266      $721,994     $672,807
     Securities.............................   248,038        209,207       189,843       185,445      198,225
     Loans..................................   655,427        602,477       552,188       481,005      420,969
     Allowance for loan losses..............     9,570          8,145         7,129         6,183        5,303
     Total deposits.........................   850,455        767,726       707,703       640,237      607,097
     Borrowings.............................    13,862         12,066         5,814         1,739        1,739
     Preferred equity.......................    17,858         17,927        18,052        18,075       18,086
     Common equity..........................    78,720         68,916        59,202        49,926       38,980
     Total shareholders' equity.............    96,578         86,843        77,254        68,001       57,066

     AVERAGE BALANCE SHEET DATA:
     Total assets...........................  $918,408       $834,786      $763,789      $702,671     $628,624
     Securities.............................   227,352        197,992       192,860       197,722      180,022
     Loans..................................   621,418        571,877       511,033       448,509      392,574
     Allowance for loan losses..............     8,910          7,370         6,634         5,692        4,869
     Total deposits.........................   798,954        730,098       677,244       628,796      566,879
     Borrowings.............................    13,635         10,585         2,856         1,999        3,124
     Preferred equity.......................    17,883         17,980        18,073        18,082       18,095
     Common equity..........................    74,323         64,286        55,375        44,892       37,884
     Total shareholders' equity.............    92,206         82,266        73,448        62,974       55,979

     PERFORMANCE RATIOS:
     Return on average assets...............      1.48%          1.54%         1.71%         1.58%        1.45%
     Return on average common equity........     16.28%         17.62%        20.86%        21.34%       20.01%
     Net interest margin (tax-equivalent)...      5.06%          5.21%         5.31%         5.40%        5.25%
     Efficiency ratio.......................     48.31%         47.02%        45.47%        49.69%       53.30%



                                                           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------------
                                                 1998          1997         1996            1995         1994
                                               ----------------------------------------------------------------



     ASSET QUALITY RATIOS:
       Excluding impact of government guarantees
         on portion of loan portfolio:
         Nonperforming loans to total loans.      0.93%          1.24%         1.06%         0.89%        0.81%
         Nonperforming assets to total
           loans and other real estate......      1.24%          1.62%         1.38%         1.21%        1.04%
         Net loan charge-offs to
           average loans....................      0.21%          0.32%         0.16%         0.12%        0.12%
         Allowance for loan losses to
           total loans......................      1.46%          1.35%         1.29%         1.29%        1.26%
         Allowance for loan losses to
           nonperforming loans..............    156.86%        108.95%       121.51%       143.76%      155.24%

       Including impact of government guarantees
         on portion of loan portfolio:
         Nonperforming loans, net of
           government guaranteed portion,
           to total loans...................      0.71%          1.00%         0.79%         0.76%        0.76%
         Nonperforming assets, net of
           government guaranteed
           portion, to total loans and
           other real estate................      1.03%          1.38%         1.12%         1.07%        0.99%
         Allowance for loan losses to
           nonperforming loans, net of
           government guaranteed portion....    204.49%        134.67%       162.43%       169.86%      165.31%

     CAPITAL RATIOS:
     Average common equity to
       average total assets.................      8.09%          7.70%         7.25%         6.39%        6.02%
     Leverage ratio.........................      9.58%          9.53%         9.05%         8.57%        7.65%
     Tier 1 risk-based capital ratio........     13.71%         13.58%        13.25%        12.76%       11.08%
     Risk-based capital ratio...............     14.96%         14.81%        14.50%        14.01%       12.31%
     Intangibles to tangible common equity..      5.29%          7.48%        10.52%        14.90%       23.09%


All of the per share data in the table above has been adjusted to reflect the [100]-for-one stock split effected on June __, 1999. The tangible book value per common share was calculated by dividing common shareholders' equity less goodwill, by common shares outstanding at end of the applicable period. For purposes of computing performance ratios, all interim periods have been annualized. A 35% federal income tax rate was used for computing the net interest margin on a tax equivalent basis. The efficiency ratio was calculated by dividing total noninterest expense less other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses. Except for the ratio of net loan charge-offs to average loans and the ratio of average common equity to average total assets, all asset quality ratios and capital ratios have been stated as of the end of the applicable period. As used in the table, nonperforming loans include nonaccrual loans, restructured loans and accruing loans 90 days or more delinquent. Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the U.S. Small Business Administration or the Farm Service Agency of the U.S. Department of Agriculture.

                                  RISK FACTORS

You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in our common stock. Investing in the common stock will provide you with an equity ownership interest in FII. As an FII shareholder, you will be subject to risks inherent in our business. The value of your investment may increase or decrease and could result in a loss. The common stock does not constitute a deposit or other obligation of a bank and is not insured by the Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency.

OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY CHANGES IN INTEREST RATES

Our profitability depends largely on our net interest income, which is the difference between the interest we receive from loans and investments and the interest we pay on deposit liabilities and borrowings. Changes in interest rates may adversely affect our profitability. Interest rates are sensitive to many factors, including general economic conditions and the policies of government and regulatory authorities. Changes in interest rates can also have other significant effects on our mortgage origination business. In periods of rising interest rates, financial institutions such as FII typically originate fewer mortgage loans. In that case, our mortgage interest income may decline. In periods of declining interest rates, borrowers typically prepay existing mortgages by refinancing. When loans that we service are prepaid, it reduces our income from servicing mortgage loans. Changes in the difference between short and long-term interest rates (commonly known as the "yield curve") may also harm our business. If the difference between short-term and long-term interest rates shrinks or disappears, we would earn less interest income on mortgages that we retain.

OUR PERFORMANCE DEPENDS ON LOCAL ECONOMIC CONDITIONS

Adverse changes in our local market economies may have a material adverse effect on our business. Our business depends heavily on general economic conditions within our primary market areas, which have seen limited economic growth in the past decade. Our primary market areas are substantially rural, which limits our prospects for growth. Further, the profitability of dairy farming is affected by changes in milk prices, which have been kept artificially high in recent years and may decline. We have many outstanding loans to dairy farmers and a significant decline in milk prices could render such farmers unable to repay their loans when due.

OUR LENDING INVOLVES RISKS

All lending involves the risk that borrowers may default on their loans. Most industry experts believe that agricultural, commercial and consumer loans expose a lender to a greater risk of loss than one- to four-family residential loans. At December 31, 1998, our portfolio was comprised of the following types of loans:

                                     PRINCIPAL AMOUNT OF     PERCENTAGE OF TOTAL
             TYPE OF LOANS            LOANS OUTSTANDING       LOANS OUTSTANDING
             -------------            -----------------       -----------------
                                        (in millions)

    Commercial                             $117.8                   17.9%
    Commercial real estate                  106.9                   16.3
    Agricultural                            123.7                   18.9
    Residential real estate                 182.2                   27.8
    Consumer and home equity                125.2                   19.1
                                            -----                   ----
      Total loans                          $655.8                  100.0%
                                            =====                  =====

Although the majority of our loans are secured by collateral such as real property, equipment, accounts receivable, cattle or crops, the value of this collateral depends both on the accuracy and currency of independent appraisals and on the ability of our banks, in the event of a foreclosure, to realize the full value of the collateral. The value of collateral such as farmland, farm equipment, construction equipment, cattle, crops and receivables generated by agricultural and construction-related businesses may be adversely affected by falling prices for farm commodities or a decline in construction work in our area. In addition, many of our commercial loans are collateralized by personal guarantees of the owners of the farm or business obtaining the loan. In the event the personal financial condition of the guarantors deteriorates, these guarantees may be of limited value.

There is additional lending risk inherent in our decentralized management structure. Because most loans are made at the branch or individual bank level, there are a number of loan officers with the ability to approve loans. This increases the possibility of errors, noncompliance with underwriting standards and fraud. One of our banks faces additional lending risks because it owns real property and holds mortgages on land owned by a sovereign Indian nation, which could have ownership rights superior to its rights. As of December 31, 1998, the total amount of such real property and the principal amount of loans secured by such mortgages was $3.7 million.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

We are dependent on our key personnel, including Peter G. Humphrey and the presidents of our four banks. The loss of Mr. Humphrey or other members of senior management could have an adverse effect on us. See "Management."

OUR BUSINESS IS HIGHLY COMPETITIVE

We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and other financial institutions, as well as with retail stores which offer credit programs and governmental agencies. Many of our competitors have greater financial strength, marketing capability and name recognition than we do, and operate on a statewide or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans more aggressively to our small business customers. Such advantages may give our competitors opportunities to realize greater efficiencies and economies of scale than we can. Competition for loans and deposits reduces interest rate spreads, which reduces our net interest income. Our competition is intense, and we expect that it will continue to be.

OUR BUSINESS IS HIGHLY REGULATED

We and our banks operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies, including the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency and the New York State Banking Department. The laws and regulations administered by these agencies are intended primarily for the protection of depositors and customers, rather than for the benefit of investors in our stock. Federal laws and regulations govern numerous matters including adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities and restrictions on dividend payments. The federal and state regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Following periodic examinations by regulatory agencies, we may be required, among other things, to change our asset valuations or the amounts of required loss allowances or to restrict our operations. Such actions would result from the regulators' judgments based on information available to them at the time of their examination. The banks' operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which FII and the banks may conduct business and obtain financing. We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The Federal Reserve Board has adopted a policy that can require a bank holding company to contribute cash to its bank subsidiaries, which could have the effect of decreasing funds available for distributions to our shareholders. In addition, in certain circumstances we could be required to guarantee the capital plan of an undercapitalized bank subsidiary.

OUR DIVIDENDS MAY FLUCTUATE

The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our Board of Directors. While we currently pay cash dividends on our common stock, there can be no assurance that we will do so in the future. Federal Reserve Board policies may restrict our ability to pay cash dividends and the ability of our subsidiary banks to pay dividends to us. As of December 31, 1998 an aggregate of approximately $16.5 million was available for payment of dividends to us by our banks without regulatory approval. In addition, we are required to pay preferred stock dividends, which totaled $1.5 million in 1998. This is a significant commitment of earnings which could limit our ability to pay dividends on our common stock.

OUR MANAGEMENT HAS CONTROL OVER SHAREHOLDER DECISIONS

After the completion of this offering, our executive officers and directors will beneficially own 2,026,300, or 18.7%, of the outstanding shares of common stock and Donald G. Humphrey, W. J. Humphrey, Jr., Margaret H. Wyckoff, their children and grandchildren, and their respective immediate family members will own 6,984,900, or 64.6%, of the outstanding shares of common stock. In addition, Wyoming County Bank will own 650,100, or 6.6%, of the outstanding shares of common stock after the offering in its capacity as trustee of trusts established by members of the Humphrey family. Members of the Humphrey family as a group will be able to significantly influence our management policies and decisions and matters which require a shareholder vote. Their interests, and the interests of the executive officers and directors who are members of the Humphrey family, may differ from the interests of other shareholders with respect to management issues.

YOUR INVESTMENT WILL BE SUBJECT TO DILUTION

Investors purchasing shares in the offering will incur immediate dilution of approximately _____% in their investment, as our tangible book value after the offering will be approximately $_____ per share compared with the initial public offering price of $_____ per share.

OUR STOCK PRICE MAY BE AFFECTED WHEN ADDITIONAL SHARES ARE SOLD

If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Even the market's perception of the potential for a sale of a significant amount of our common stock may depress the market price of the common stock. This might make it more difficult for us to sell equity securities in the future.

Our directors, executive officers and certain shareholders, who together will own approximately _____ shares of our stock subsequent to this offering, have each entered into a lock-up agreement in which they agreed that, in general, without the prior written consent of CIBC Oppenheimer Corp. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or agree to sell our common stock. Following the expiration of these agreements, shares held by those persons may be sold in the public market subject to applicable securities laws. Sales of a substantial number of these shares, or the perception that they may be sold, could adversely affect the market price of our stock.

In addition, we have reserved an aggregate of ________ shares of common stock for issuance to employees, officers, directors and consultants upon the exercise of stock options which may be granted. Stock options entitle the holders to purchase shares of common stock during a particular period at a specified exercise price per share. The holders of options will usually exercise them at a time when the market price of our common stock is greater than the exercise price of the options. The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our shareholders.

WE ARE EXPOSED TO YEAR 2000 RISK

Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

We rely on computer systems and computer software programs extensively in order to conduct our business. In similar fashion, most of our commercial borrowers and depositors are also heavily dependent on computer systems and software, as are their suppliers and customers. The software for our systems is provided through outside vendors who have warranted to us that their products are fully Year 2000 compliant. If their products are in fact not Year 2000 compliant, we may be required to purchase new software from other vendors which could result in operational delays and increase our costs. We also could be sued by our customers in the event we are unable to process transactions or if we process transactions incorrectly. We also could be subject to regulatory enforcement proceedings, including fines and consent orders, in the event our regulators determine that our failure to be Year 2000 compliant affects our safety and soundness or the safety and soundness of any of our subsidiary banks. As of the end of 1998, we have spent approximately $100,000 to upgrade our systems. We may incur additional unanticipated costs to make our systems Year 2000 compliant. These additional costs could hurt our operating results.

We cannot accurately gauge the impact of Year 2000 non-compliance by third parties with which our banks and we transact business. In the event a major customer is non-Year 2000 compliant, it could negatively impact the customer's business and might result in the inability of the customer to repay its loans. Depositors who experience increased cash needs may withdraw funds on deposit. If enough of our customers experience these types of difficulties, both our liquidity and our loan loss experience could be negatively affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance."

THERE IS NO PRIOR TRADING MARKET FOR OUR STOCK

We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol _____. CIBC Oppenheimer Corp. and Keefe, Bruyette & Woods, Inc. intend to make a market in our common stock but are under no obligation to do so. We cannot assure you that an active public market for our stock will develop or be sustained after this offering.

OUR STOCK PRICE MAY BE VOLATILE

The initial public offering price for our common stock has been determined by negotiations between us and the underwriters and may not be indicative of the market price of the common stock after the offering. We cannot assure you that the market price of our common stock will not decline below the initial public offering price.

WE HAVE DISCRETION OVER THE USE OF THE OFFERING PROCEEDS

We have no specific plans or allocations for the proceeds of this offering other than for general corporate purposes, including the support of anticipated balance sheet growth and possible future acquisitions. We will have broad discretion with respect to the expenditure of the proceeds of the offering.

OUR RETURN ON EQUITY MAY GO DOWN

At the end of 1998, our ratio of shareholders' equity to total assets was 9.9%. Our equity will increase significantly as a result of the offering. It will take time to prudently deploy the offering proceeds. As a result, until we use the capital raised in this offering to leverage growth in our interest-earning assets and interest-bearing liabilities, which will reduce our equity as a percentage of assets, our return on equity will be reduced. There can be no assurance that we will be able to successfully deploy the offering proceeds, or that we will be successful in generating future returns on equity equal to our historical returns.

OUR ANTI-TAKEOVER PROVISIONS MAY AFFECT THE VALUE OF OUR STOCK

Our Certificate of Incorporation and By-laws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control. In addition, certain provisions of New York law may delay, discourage or prevent an attempted acquisition or change in control. These considerations could adversely affect the market price of our stock.

YOU MAY NEED REGULATORY APPROVAL TO ACQUIRE OUR STOCK

Individuals, alone or acting in concert with others, seeking to acquire 10% or more of any class of our voting securities must comply with the Change in Bank Control Act, which requires the prior approval of the Federal Reserve Board for any such acquisition. If you seek to acquire 5% or more of any class of our voting securities or to otherwise control us, you may be required to obtain the prior approval of the Federal Reserve Board.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "might," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors. You should carefully consider the statements under "Risk Factors" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

The net proceeds to be received by us from the offering, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $_____ million, or $_____ million if the underwriters' over-allotment option is fully exercised. Although we have no specific plans for the net proceeds, we have elected to proceed with an offering at this time in order to have funds available to support anticipated balance sheet growth and to use in connection with any future acquisition opportunities that we may decide to pursue.

Pending the application of the net proceeds, we intend to invest such proceeds in short-term, interest-bearing securities, certificates of deposit or guaranteed obligations of the United States.

We will not receive proceeds from the sale of shares by the YMCA of Batavia. It is anticipated that the YMCA of Batavia will use the proceeds from its sale of shares to finance various programs and capital projects, including the construction of a new YMCA in Warsaw, New York.

                                 DIVIDEND POLICY

Holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. While we have paid dividends on our common stock since 1994 and presently intend to pay an initial quarterly dividend of $0.07 per share (which will be pro-rated for dividends relating to periods of less than a full quarter); however, there is no assurance that we will pay dividends in the future. In addition, as discussed more fully in "Risk Factors--Our Dividends May Fluctuate", our obligation to pay regular dividends to the holders of our two classes of preferred stock may also impact our ability to pay dividends on our common stock.

For the foreseeable future, our principal source of cash revenues will be dividends paid by our four subsidiary banks on the capital stock of the banks that we own. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Liquidity and Capital Resources" and "Supervision and Regulation--The Banks."

The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supervision and Regulation--The Banks" and "Description of Securities of the Company." As of December 31, 1998, an aggregate of approximately $16.5 million was available for payment of dividends by the subsidiary banks to us under applicable restrictions without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of the four subsidiary banks to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Liquidity and Capital Resources" and "Supervision and Regulation."

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 1998 on a historical basis and as adjusted to give effect to the sale by us of 903,333 shares of common stock offered hereby, at an assumed offering price of $_____ per share, net of the underwriting discount and other estimated offering expenses. See "Use of Proceeds."


                                                         DECEMBER 31, 1998
                                                    ---------------------------
                                                    ACTUAL          AS ADJUSTED
                                                    ------          -----------
                                                       (dollars in thousands)


Borrowings........................................  $13,862
Shareholders' Equity:
   3% Cumulative Preferred stock; $100 par
     value, 10,000 shares authorized; 1,842
     shares issued and outstanding................      184
   8.48% Cumulative Preferred stock; $100 par
     value, 200,000 shares authorized; 176,734
     shares issued and outstanding................   17,673
   Common stock, $.01 par value; 50,000,000
     shares authorized; 10,200,400 shares
     issued, 9,915,600 shares outstanding;
     _______ shares issued and ________
     shares outstanding, as adjusted..............      102
   Additional paid-in capital.....................    2,837
   Retained earnings..............................   75,167
   Accumulated other comprehensive income.........    1,141
   Less common stock held in treasury, at cost....     (526)
                                                     -------
Total shareholders' equity........................   96,578
                                                     ------
Total capitalization.............................. $110,440
                                                    =======

Leverage capital ratio............................     9.58%

Tier 1 capital ratio..............................    13.71%

Total capital ratio...............................    14.96%

                                    DILUTION

Our net tangible book value on December 31, 1998 was approximately $74.8 million, or $7.54 per share. "Net tangible book value" is common shareholders' equity less intangible assets. "Net tangible book value per common share" is net tangible book value divided by the total number of common shares outstanding before the offering.

After giving effect to certain adjustments relating to the offering, our pro forma net tangible book value on December 31, 1998 would have been $_____, or $_____ per common share. The adjustments made to determine pro forma net tangible book value per common share are: (1) an increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price will be $_____ per common share and before deducting the underwriting discount and estimated expenses of the offering), and (2) the addition of the 903,333 shares offered by us under this prospectus to the number of common shares outstanding.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per common share would be $____ and dilution of net tangible book value per common share to new investors would be $____.

The following table illustrates the pro forma increase in net tangible book value of $_____ per common share and the dilution to new investors, which is the difference between the offering price per share and net tangible book value per common share.

     Assumed public offering price per share.................             $_____
     Net tangible book value per common share as of
       December 31, 1998.....................................    $_____
     Increase in net tangible book value per common share
       attributable to the offering..........................     _____
     Pro forma net tangible book value per common share as of
       December 31, 1998 after giving effect to the offering..             _____
     Dilution per common share to new investors in
       the offering........ ..................................            $
                                                                           =====

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (dollars in thousands, except per share data)

This section presents selected historical financial data of FII. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the consolidated statement of income data for the years ended December 31, 1998, 1997 and 1996, and consolidated statements of financial condition data as of December 31, 1998 and 1997, from the audited consolidated financial statements in this prospectus. We derived the consolidated statement of income data for the years ended December 31, 1995 and 1994, and consolidated statements of financial condition data as of December 31, 1996, 1995 and 1994, from consolidated audited financial statements which are not included in this prospectus. Our consolidated financial statements as of and for the years ended December 31, 1998, 1997, 1996 and 1995 have been audited by KPMG LLP. Our consolidated financial statements as of and for the year ended December 31, 1994 have been audited by PricewaterhouseCoopers LLP.


                                                           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------------
                                                 1998          1997         1996            1995         1994
                                               ----------------------------------------------------------------
     INCOME STATEMENT DATA:
     Interest income........................   $72,870        $67,168       $61,192       $57,016      $46,432
     Interest expense.......................    30,958         27,851        24,514        22,628       16,635
                                                ------         ------        ------        ------       ------
     Net interest income....................    41,912         39,317        36,678        34,388       29,797
     Provision for loan losses..............     2,732          2,829         1,740         1,405        1,232
                                                 -----         ------        ------        ------       ------
     Net interest income after provision
       for loan losses......................    39,180         36,488        34,938        32,983       28,565
     Noninterest income.....................     6,381          5,733         5,165         4,405        3,923
     Noninterest expense....................    24,602         22,084        19,796        20,062       18,807
                                                ------         ------        ------        ------       ------
     Income before income taxes.............    20,959         20,137        20,307        17,326       13,681
     Income taxes...........................     7,354          7,295         7,232         6,223        4,579
                                                 -----         ------        ------         -----        -----
     Net income.............................    13,605         12,842        13,075        11,103        9,102
     Preferred dividends....................     1,506          1,513         1,522         1,523        1,523
                                                 -----          -----         -----         -----        -----
     Net income available to common.........   $12,099        $11,329       $11,553        $9,580       $7,579
                                               =======        =======       =======        ======       ======

     PER COMMON SHARE DATA:(1)
     Net income per common share............     $1.22          $1.14         $1.16         $0.96        $0.76
     Book value.............................     $7.94          $6.94         $5.96         $5.02        $3.92
     Tangible book value(2).................     $7.54          $6.46         $5.40         $4.37        $3.18
     Cash dividends declared................     $0.26          $0.22         $0.20         $0.18        $0.09
     Common dividend payout ratio...........     21.43%         19.28%        16.78%        18.16%       11.82%
     Weighted average shares outstanding.... 9,915,921      9,926,678     9,939,197     9,944,559    9,949,800
     Shares outstanding at end of period.... 9,915,600      9,928,500     9,927,700     9,940,200    9,946,200

     BALANCE SHEET DATA:
     Total assets...........................  $976,185       $880,512      $802,266      $721,994     $672,807
     Securities.............................   248,038        209,207       189,843       185,445      198,225
     Loans..................................   655,427        602,477       552,188       481,005      420,969
     Allowance for loan losses..............     9,570          8,145         7,129         6,183        5,303
     Total deposits.........................   850,455        767,726       707,703       640,237      607,097
     Borrowings.............................    13,862         12,066         5,814         1,739        1,739
     Preferred equity.......................    17,858         17,927        18,052        18,075       18,086
     Common equity..........................    78,720         68,916        59,202        49,926       38,980
     Total shareholders' equity.............    96,578         86,843        77,254        68,001       57,066


                                                           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------------
                                                 1998          1997         1996            1995         1994
                                               ----------------------------------------------------------------
     AVERAGE BALANCE SHEET DATA:
     Total assets...........................  $918,408       $834,786      $763,789      $702,671     $628,624
     Securities.............................   227,352        197,992       192,860       197,722      180,022
     Loans..................................   621,418        571,877       511,033       448,509      392,574
     Allowance for loan losses..............     8,910          7,370         6,634         5,692        4,869
     Total deposits.........................   798,954        730,098       677,244       628,796      566,879
     Borrowings.............................    13,635         10,585         2,856         1,999        3,124
     Preferred equity.......................    17,883         17,980        18,073        18,082       18,095
     Common equity..........................    74,323         64,286        55,375        44,892       37,884
     Total shareholders' equity.............    92,206         82,266        73,448        62,974       55,979
     PERFORMANCE RATIOS:(3)
     Return on average assets...............      1.48%          1.54%         1.71%         1.58%        1.45%
     Return on average common equity........     16.28%         17.62%        20.86%        21.34%       20.01%
     Net interest margin (tax-equivalent)(4)      5.06%          5.21%         5.31%         5.40%        5.25%
     Efficiency ratio(5)....................     48.31%         47.02%        45.47%        49.69%       53.30%
     ASSET QUALITY RATIOS:(6)(7)
       Excluding impact of government guarantees
         on portion of loan portfolio:
         Nonperforming loans to total loans.      0.93%          1.24%         1.06%         0.89%        0.81%
         Nonperforming assets to total
           loans and other real estate......      1.24%          1.62%         1.38%         1.21%        1.04%
         Net loan charge-offs to average loans    0.21%          0.32%         0.16%         0.12%        0.12%
         Allowance for loan losses to
           total loans......................      1.46%          1.35%         1.29%         1.29%        1.26%
         Allowance for loan losses to
           nonperforming loans..............    156.86%        108.95%       121.51%       143.76%      155.24%
       Including impact of government guarantees
         on portion of loan portfolio:(8)
         Nonperforming loans, net of
           government guaranteed portion,
           to total loans...................      0.71%          1.00%         0.79%         0.76%        0.76%
         Nonperforming assets, net of
           government guaranteed
           portion, to total loans and
           other real estate................      1.03%          1.38%         1.12%         1.07%        0.99%
         Allowance for loan losses to
           nonperforming loans, net of
           government guaranteed portion....    204.49%        134.67%       162.43%       169.86%      165.31%
     CAPITAL RATIOS:(6)
     Average common equity to
       average total assets.................      8.09%          7.70%         7.25%         6.39%        6.02%
     Leverage ratio.........................      9.58%          9.53%         9.05%         8.57%        7.65%
     Tier 1 risk-based capital ratio........     13.71%         13.58%        13.25%        12.76%       11.08%
     Risk-based capital ratio...............     14.96%         14.81%        14.50%        14.01%       12.31%
     Intangibles to tangible common equity..      5.29%          7.48%        10.52%        14.90%       23.09%

-------------------

(1) All of the per share data in the table above has been adjusted to reflect the [100]-for-one stock split effected June __, 1999.

(2) Calculated by dividing common shareholders' equity less intangible property, by common shares outstanding at end of the applicable period.

(3) For purposes of computing performance ratios, all interim periods have been annualized.

(4)  Calculated using a 35% federal income tax rate.

(5) Calculated by dividing total noninterest expense less other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(6) Except for the ratio of net loan charge-offs to average loans and the ratio of average common equity to average total assets, all asset quality ratios and capital ratios have been stated as of the end of the applicable period.

(7) Nonperforming loans include nonaccrual loans, restructured loans and accruing loans 90 days or more delinquent.

(8) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or the Farm Service Agency of the USDA.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We have a strong record of financial performance, with compounded annual growth rates for the five-year period ended December 31, 1998 of 11.3% in total assets, 11.4% in total loans and 14.5% in net income available to common shareholders. At December 31, 1998, our total assets were $976.2 million, an increase of $405.5 million from $570.7 million at December 31, 1993. Our total loans at December 31, 1998 were $655.4 million, an increase of $274.0 million from $381.4 million at December 31, 1993. Our net income available to common shareholders for 1998 was $12.1 million, nearly twice the amount of our net income available to common shareholders of $6.1 million for 1993.

We compare ourselves to a group of approximately 200 bank holding companies with assets of between $500 million and $1 billion (our "Peer Group") based on information published by the Federal Reserve Board in its Uniform Bank Holding Company Performance Report. Our return on average assets of 1.48% in 1998 ranked us in the top 20% of our Peer Group with respect to that index. Our tax-equivalent net interest margin has exceeded 5.00% in each of the last five years, and our margin of 5.06% for 1998 placed us in the top 25% of our Peer Group with respect to that indicator. Our efficiency ratio has been below 50% since 1995, and our efficiency ratio of 48.3% in 1998 ranked us in the top 10% of our Peer Group with respect to that benchmark.

Our net income in 1998 increased to $13.6 million from $12.8 million in 1997, representing an increase of 5.9%. Our earnings per common share in 1998 increased to $1.22 from $1.14 in 1997, representing an increase of 7.0%. The increase in net income reflected higher net interest income and noninterest income which more than offset increases in noninterest expense. The increase in net interest income was driven by growth in interest-earning assets, including strong loan growth, as well as solid growth in lower-cost core deposits. In 1998, our average cost of funds was 3.59%. At December 31, 1998, approximately 79.8% of our deposits were core deposits, which includes all of our deposits other than certificates of deposit in amounts of $100,000 or more, and 15.1% of our total deposits were noninterest-bearing demand deposits. Our return on average assets was 1.48% in 1998 and 1.54% in 1997, and our return on average common equity was 16.28% in 1998 and 17.62% in 1997.

Our total assets at December 31,1998 were $976.2 million, compared to $880.5 million at December 31, 1997, representing an increase of 10.9%. Our loan portfolio grew by $52.9 million or 8.8% in 1998, with $35.8 million of this growth representing commercial and agricultural portfolio growth and the remaining $17.1 million representing consumer and residential real estate loan growth. Deposits increased by $82.7 million, or 10.8%, to $850.4 million at December 31, 1998 from $767.7 million at December 31, 1997. Total shareholders' equity increased $9.7 million, or 11.2%, to end 1998 at $96.6 million.

RESULTS OF OPERATIONS

     Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets, including loans and securities, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowings. Interest rate fluctuations and changes in the amount and type of earning assets and liabilities affect net interest income. One of the primary indicators that we use to measure our performance in the area of net interest income is net interest margin. Net interest margin represents the difference between the yield on our total interest-earning assets and the cost of our funds divided by interest-earning assets.

1998 versus 1997. Net interest income, the principal source of our earnings, was $41.9 million in 1998 compared with $39.3 million in 1997, an increase of $2.6 million or 6.6%. Net interest margin, on a tax-equivalent basis, was 5.06% for 1998 and 5.21% for 1997. Net interest income increased as a result of a 10.2% increase in average earning assets, derived primarily from growth in loans and securities, which was partially offset by a 15 basis point decline in the net interest margin. Average earning assets grew by $80.6 million in 1998, with average loans growing by $49.5 million, or 8.7%, and average investment securities growing by $29.4 million, or 14.8%. Our average core deposits, which are total deposits excluding time deposits over $100,000, increased by 7.4% or $44.3 million in 1998 to $640.6 million. Our average wholesale funds, comprised of time deposits over $100,000 and borrowed funds, increased in 1998 by $27.6 million, or 19.1%, to $172.0 million.

Our net interest margin declined by 15 basis points in 1998 as a result of a declining interest rate environment, a relatively flat yield curve and intense competitive pressures. The yield on interest-earning assets decreased to 8.65% in 1998 from 8.76% in 1997, while the cost of interest-bearing liabilities increased to 4.41% in 1998 from 4.33% in 1997.

Due to an increased volume of average earning assets which more than offsets the decrease in net interest margin, our tax-equivalent net interest income in 1998 increased by $2.9 million, or 7.2%, from our net interest income in 1997.

1997 versus 1996. Our net interest income in 1997 increased to $39.3 million from $36.7 million in 1996, representing an increase of $2.6 million, or 7.2%. This increase was due to average interest-earning assets increasing by $65.3 million, or 9.1%, primarily through loan growth. The increase was, however, partially offset by an increase in average interest-bearing liabilities of $53.5 million, or 9.1%, during 1997 and the cost of such liabilities increasing 17 basis points while our interest-earning assets yield increased only four basis points. As a result, our net interest margin, on a tax equivalent basis, declined to 5.31% in 1997 from 5.21% in 1996.

The following table presents, for the years indicated, the total dollar amount of average balances, the interest income from average interest-earning assets and the resulting yields and the interest expense on average interest-bearing liabilities expressed both in dollars and rates. Except as indicated in the footnotes to this table, no tax-equivalent adjustments have been made and all average balances are daily average balances.
Nonaccruing loans have been included in the yield calculations in this table.

                                               1998                           1997                            1996
                                   -------------------------      -------------------------      -------------------------
                                   AVERAGE   INTEREST             AVERAGE   INTEREST             AVERAGE    INTEREST
                                 OUTSTANDING EARNED/    YIELD/  OUTSTANDING EARNED/    YIELD/  OUTSTANDING  EARNED/   YIELD/
                                   BALANCE     PAID      RATE     BALANCE     PAID      RATE     BALANCE      PAID     RATE
                                                                    (dollars in thousands)
Interest-earning assets:
Federal funds sold and interest-
   bearing deposits............    $15,406      $842     5.47%    $14,204      $788     5.55%    $14,875       $813     5.47%
Investment securities(1).......    227,352    14,784     6.50     197,992    13,149     6.64     192,860     12,529     6.50
Loans(2):
   Commercial and agricultural.    324,039    30,807     9.51     297,262    28,510     9.59     257,176     25,116     9.77
   Residential real estate.....    174,785    16,211     9.27     161,976    15,007     9.26     150,047     13,816     9.21
   Consumer and home equity....    122,594    12,072     9.85     112,639    11,213     9.95     103,809     10,383    10.00
                                   -------    ------     ----     -------    ------     ----     -------     ------    -----
     Total loans...............    621,418    59,090     9.51     571,877    54,730     9.57     511,032     49,315     9.65
                                   -------    ------     ----     -------    ------     ----     -------     ------     ----
       Total interest-earning .    864,176    74,716     8.65     784,073    68,667     8.76     718,767     62,657     8.72
       assets                      -------    ------     ----     -------    ------     ----     -------     ------     ----


Interest-bearing liabilities:
   NOW interest-bearing
     checking ................      91,627     1,335     1.46      83,271     1,211     1.45     79,976       1,236     1.55
   Savings and money market....    163,966     4,301     2.62     166,646     4,447     2.67     179,678      4,834     2.69
   Certificates of deposit.....    433,067    24,523     5.66     382,670    21,534     5.63     327,180     18,222     5.57
   Borrowed funds..............     13,635       799     5.86      10,585       658     6.22       2,856        222     7.77
                                    ------    ------     ----     -------    ------     ----     -------     ------     ----
     Total interest-bearing
     liabilities                   702,295    30,958     4.41     643,172    27,850     4.33     589,690     24,514     4.16
                                   -------    ------     ----     -------    ------     ----     -------     ------     ----

Net interest income............              $43,758                        $40,817                         $38,143
                                              ======                         ======                          ======

Net interest rate spread.......                          4.24%                          4.43%                           4.56%
                                                         =====                          =====                           =====

Net earning assets.............   $161,881                       $140,901                       $129,077
                                   =======                        =======                        =======

Net interest margin on earning
   assets(3)...................                          5.06%                          5.21%                           5.31%
                                                         =====                          =====                           =====

Ratio of average interest-
   earning assets to average
   interest-bearing liabilities                        123.05%                        121.91%                         121.89%
                                                       =======                        =======                         =======

                                               1995                           1994
                                   -------------------------      -------------------------
                                   AVERAGE   INTEREST             AVERAGE   INTEREST
                                 OUTSTANDING EARNED/    YIELD/  OUTSTANDING EARNED/    YIELD/
                                   BALANCE     PAID      RATE     BALANCE     PAID      RATE
                                   -------     ----      ----     -------     ----      ----
                                                     (dollars in thousands)
Interest-earning assets:
Federal funds sold and interest
   bearing deposits............    $15,078      $923     6.12%    $15,818      $809     5.11%
Investment securities(1).......    197,722    12,614     6.38     180,022    10,570     5.87
Loans(2):
   Commercial and agricultural.    220,762    22,677    10.27     190,842    17,380     9.11
   Residential real estate.....    131,611    12,228     9.29     115,449    10,123     8.77
   Consumer and home equity....     96,136     9,922    10.32      86,283     8,629    10.00
                                    ------     -----    -----      ------     -----    -----
     Total loans...............    448,509    44,827     9.99     392,574    36,132     9.20
                                   -------    ------     ----     -------    ------     ----
       Total interest-earning .    661,309    58,364     8.83     588,414    47,511     8.07
       assets                      -------    ------     ----     -------    ------     ----


Interest-bearing liabilities:
   NOW interest-bearing
     checking .................     76,272     1,395     1.83      76,502     1,482     1.94
   Savings and money market....    189,341     5,445     2.88     212,454     5,858     2.76
   Certificates of deposit.....    281,326    15,603     5.55     203,064     9,053     4.46
   Borrowed funds..............      1,998       185     9.26       3,124       242     7.75
                                   -------    ------    -----      ------       ---     ----
     Total interest-bearing
     liabilities                   548,937    22,628     4.12     495,144    16,635     3.36
                                   -------    ------     ----     -------    ------     ----

Net interest income............              $35,736                        $30,876
                                              ======                         ======

Net interest rate spread.......                          4.71%                          4.71%
                                                         =====                          =====

Net earning assets.............    $112,372                       $93,270
                                    =======                        ======

Net interest margin on earning
   assets(3)...................                          5.40%                          5.25%
                                                         =====                          =====

Ratio of average interest-
   earning assets to average
   interest-bearing liabilities                        120.47%                        118.84%
                                                       =======                        =======

-------------------

(1) Amounts shown are amortized cost. In order to make pre-tax income and resultant yields on tax-exempt securities comparable to those on taxable securities and loans, a tax-equivalent adjustment to interest earned from tax-exempt securities has been computed using a federal income tax rate of 35%.
(2)  Net of deferred loan fees and expenses and loan discounts.
(3) The net interest margin is equal to net interest income divided by average interest-earning assets.

     Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the years indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by the prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by the prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------------
                                                               1998 VS. 1997                  1997 VS. 1996
                                                      -----------------------------   ----------------------------
                                                      INCREASE (DECREASE)             INCREASE (DECREASE)
                                                            DUE TO         TOTAL             DUE TO        TOTAL
                                                      ------------------  INCREASE    ------------------- INCREASE
                                                       VOLUME      RATE  (DECREASE)   VOLUME      RATE   (DECREASE)
                                                       ------      ----   --------    ------      ----    --------
                                                                         (dollars in thousands)


     Interest-earning assets:
       Federal funds sold and
         interest bearing deposits...................     $64      $(10)       $54       $(54)      $29       $(25)
       Investment securities.........................   1,984      (349)     1,635        363       257        620
       Loans:
         Commercial..................................     826       (34)       792      1,195      (180)     1,015
         Commercial real estate......................      16       (52)       (36)       910       (67)       843
         Agricultural................................   1,673      (132)     1,541      1,727      (191)     1,536
         Residential real estate.....................   1,188        16      1,204      1,104        87      1,191
         Consumer and home equity....................   1,017      (158)       859        934      (104)       830
                                                        -----      -----       ---        ---      -----      ----
           Total loans...............................   4,720      (360)     4,360      5,870      (455)     5,415
                                                        -----      -----     -----      -----      -----     -----
           Total interest-earning assets.............   6,768      (719)     6,049      6,179      (169)     6,010
                                                        -----      -----     -----      -----      -----     -----

     Interest-bearing liabilities:
       Interest-bearing checking deposits............     134       (10)       124         54       (79)       (25)
       Savings and money market deposits.............     (72)      (74)      (146)      (351)      (36)      (387)
       Certificates of deposit.......................   2,855       134      2,989      3,136       176      3,312
       Borrowed funds................................     164       (23)       141        432         4        436
                                                          ---       ----       ---        ---       ---       ----
         Total interest-bearing liabilities..........   3,081        27      3,108      3,271        65      3,336
                                                        -----       ---      -----      -----       ---      -----

     Net interest income.............................  $3,687     $(746)    $2,941     $2,908     $(234)    $2,674
                                                        =====      =====     =====      =====       ====     =====


     Provision for Loan Losses

We establish provisions for loan losses, which are charged to operations, to reflect our allowance for loan losses at a level deemed appropriate by management based on the factors discussed under "--Financial
Condition--Allowance for Loan Losses."

1998 versus 1997. The provision for loan losses decreased $97,000, or 3.4%, to $2.7 million in 1998, from $2.8 million in 1997. Actual loan charge-offs, net of recoveries, were $1.3 million in 1998 as compared to $1.8 million in 1997. Charge-offs in 1997 reflect an unusual charge of $460,000 relating to a borrower's fraudulent credit actions. The 1998 provision reflects our decision to strengthen our allowance for loan losses to total loans to 1.46% in 1998 from 1.35% in 1997 and an increase in our allowance for loan losses to nonperforming loans net of government guarantees to 204.49% in 1998 from 134.67% in 1997.

1997 versus 1996. During 1997, we made provisions totaling $2.8 million to the allowance for loan losses, an increase of $1.1 million compared to $1.7 million in 1996. As discussed above, the provision for loan losses and recorded loan charge-offs in 1997 were inflated by a $460,000 charge related to a borrower's fraudulent credit actions. Loan charge-offs, net of recoveries, were $1.8 million in 1997 versus $794,000 in 1996.

     Noninterest Income

The following table presents the major categories of noninterest income during the years indicated:

                                                     YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                1998          1997         1996
                                                ----          ----         ----
                                                     (dollars in thousands)


     Service charges on deposit accounts.....   $3,234      $2,706       $2,684
     Loan servicing fees.....................    1,190       1,137          925
     Mutual fund income......................      672         471          404
     Insurance income........................      238         175          138
     Gain on sale of assets..................      181         353          253
     Other...................................      866         891          761
                                                ------      ------       ------
       Total noninterest income..............   $6,381      $5,733       $5,165
                                                ======      ======       ======

1998 versus 1997. Noninterest income increased to $6.4 million in 1998 from $5.7 million in 1997, representing an increase of 11.3%. Service charges on deposit accounts increased $528,000, or 19.5%, to $3.2 million in 1998 from $2.7 million in 1997. This increase resulted from an increase in demand deposit customers, selected increases in deposit service pricing and reductions in deposit service charge waivers. Loan servicing fees increased $53,000, or 4.7%, from $1.1 million in 1997 to $1.2 million in 1998 consistent with the increase in our portfolio of loans serviced for others. Mutual fund income increased $201,000, or 42.7%, from $471,000 in 1997 to $672,000 in 1998 due to a greater emphasis on the sale of such investment products. A decrease of $171,000 in gains on the sale of assets, principally loans, from $353,000 in 1997 to $181,000 in 1998, partially offset the increase in other categories of noninterest income.

1997 versus 1996. Noninterest income increased to $5.7 million in 1997 from $5.2 million in 1996, representing an increase of 11.0%. Loan servicing fees increased $212,000, or 22.9%, to $1.1 million in 1997 from $925,000 in 1996 as a result of the increase in our portfolio of loans serviced for others. Gain on sale of assets, principally loans, increased $100,000 to $353,000 in 1997. Mutual fund income increased $67,000 to $471,000 in 1997.

     Noninterest Expense

The following table presents the major categories of noninterest expense for the periods indicated:


                                                    YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                               1998          1997         1996
                                               ----          ----         ----
                                                    (dollars in thousands)

     Salaries and employee benefits.........  $13,092      $11,713      $10,740
     Occupancy and equipment................    3,855        3,809        2,987
     Supplies and postage...................    1,363        1,211        1,187
     Amortization of intangibles............      839          839          839
     Professional fees......................      809          328          273
     Advertising............................      487          476          422
     Other real estate......................      378          198          103
     Other expense..........................    3,779        3,510        3,245
                                                -----        -----        -----
       Total noninterest expense............  $24,602      $22,084      $19,796
                                               ======       ======       ======

1998 versus 1997. Noninterest expenses increased to $24.6 million in 1998 from $22.1 million in 1997, representing an increase of 11.4%. This increase primarily reflects an investment in our future with additions to staff and upgrades to facilities and technology. Key members were added to our management team and several branch facilities were expanded and one new branch was opened. We also added features to our technological capabilities including an internet banking product, check imaging and upgrades to our overall data processing capabilities in preparation for the year 2000. Even with these expenditures, our efficiency ratio, which measures the amount of overhead required to produce a dollar of revenue, remained at a relatively low level. For the year ended December 31, 1998 our efficiency ratio was 48.3%, compared to 47.0% in 1997.

Salaries and employee benefits increased to $13.1 million in 1998 from $11.7 million in 1997, representing an increase of 11.8%. Upgrades to our salary and incentive compensation programs, additions to our management team and additional staff hired at a new branch account for the increase. Occupancy and equipment costs increased only $46,000, or 1.2%, as additional non-recurring costs associated with opening our new corporate headquarters and operations center in 1997 were replaced with costs associated with upgrading branch facilities and acquiring new technology in 1998. Legal and professional fees increased $481,000 in 1998 principally as a result of consulting fees incurred in connection with a "Best Practice and Income Enhancement" project which should assist us in improving efficiencies and fee income in the future.

1997 versus 1996. Noninterest expense increased to $22.1 million in 1997 from $19.8 million in 1996, representing an increase of 11.6%. This increase can be partially attributed to staff increases from the opening of three new branches and additional lending personnel. Salaries and benefits increased to $11.7 million in 1997 from $10.7 million in 1996, representing an increase of 9.1%. Occupancy and equipment expense increased to $3.8 million in 1997 from $3.0 million in 1996, representing an increase of 27.5%. These costs were associated with upgrading the facilities at several of our branch locations, opening the three new branches and opening our new corporate headquarters and operations facility.

     Income Taxes

Income tax expense increased to $7.4 million in 1998 from $7.3 million in 1997, representing an increase of 0.8%. Income tax expense was $7.3 million in 1997, compared to $7.2 million in 1996. The effective tax rate was 35.1% in 1998, compared to 36.2% in 1997 and 35.6% in 1996. The fluctuation in the effective tax rate from year to year is attributable to changes in the percentage of our pre-tax income being derived from interest income on tax-exempt securities.

FINANCIAL CONDITION

     Loan Portfolio

Our total loans increased to $655.8 million at December 31, 1998 from $602.9 million at December 31, 1997, representing an increase of $52.9 million or 8.8%. In 1998, our commercial loans increased $11.9 million or 11.3%, while commercial real estate loans increased by $7.7 million or 7.7%. These increases demonstrate our ability to attract new commercial lending business in a slow-growth environment as a result of effective business development and the dissatisfaction of customers of larger regional banks. All of our banks are active small business lenders and are directly involved in economic development programs in their markets. At December 31,1998, commercial loans totaled $117.8 million, representing 17.9% of total loans, and commercial real estate loans totaled $106.9 million, representing 16.3% of total loans.

We have developed one of the strongest agribusiness lending programs in New York State over the last decade. Wyoming County Bank was recognized as the largest Farm Service Agency guaranteed lender in New York State as of October 1, 1998. The National Bank of Geneva and The Pavilion State Bank also have very active agribusiness lending programs. Agricultural loans, which include agricultural real estate loans, represent 18.9% of our total loan portfolio. Between December 31, 1997 and December 31, 1998, agricultural loans increased by $16.2 million, or 15.1%, to $123.7 million.

Residential mortgage lending is our largest lending product by dollar volume. As of December 31, 1998, our residential loan portfolio had grown by $11.4 million or 6.7% from December 31, 1997, and totaled $182.2 million or 27.8% of the total loan portfolio. We were able to successfully compete for this business during the heavy refinancing period of the last few years through aggressive business development efforts and by providing a broad line of variable and fixed-rate mortgage products.

We also offer a broad range of consumer loan products. Consumer and home equity loans grew by $5.7 million, or 4.8%, in 1998 and ended the year at $125.2 million, representing 19.1% of the total loan portfolio.

The following table summarizes, as of the dates indicated, our loan portfolio by type of loan:

                                      1998                1997                1996              1995                1994
                               -----------------   -----------------   -----------------  ----------------   -----------------
                                         PERCENT             PERCENT             PERCENT           PERCENT             PERCENT
                                        OF TOTAL            OF TOTAL            OF TOTAL          OF TOTAL            OF TOTAL
                               AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS   AMOUNT    LOANS     AMOUNT    LOANS
                               ------     -----    ------     -----    ------     -----   ------    -----     ------    -----
                                                               (dollars in thousands)
     Commercial.............  $117,750    17.9%  $105,811     17.6%  $100,854    18.2%   $82,538    17.1%    $72,968    17.3%
     Commercial real estate.   106,948    16.3     99,273     16.5     98,118    17.8     85,774    17.8      76,142    18.1
     Agricultural...........   123,754    18.9    107,546     17.8     86,674    15.7     69,223    14.4      57,810    13.7
     Residential real estate   182,177    27.8    170,736     28.3    157,490    28.5    144,407    30.0     122,880    29.2
     Consumer and home equity  125,198    19.1    119,506     19.8    109,456    19.8     99,515    20.7      91,600    21.7
                               -------    ----    -------     ----    -------    ----     ------    ----      -----     ----
         Total loans, gross.  $655,827   100.0%  $602,872    100.0%  $552,592   100.0%  $481,457   100.0%   $421,400   100.0%
                                         =====               =====              =====              =====               =====

     Net deferred fees......      (400)              (395)               (403)              (452)               (431)
     Allowance for loan losses  (9,570)            (8,145)             (7,129)            (6,183)             (5,303)
                                 -----              -----               -----              -----               -----
         Total loans, net...  $645,857           $594,332            $545,060           $474,822            $415,666
                               =======            =======             =======            =======             =======

     Loan Policy. Our loan policy establishes the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Under our decentralized management structure, credit decisions are made at the subsidiary bank level by officers who generally have had long personal experience with most of their commercial and many of their individual borrowers, helping to ensure thorough underwriting and sound credit decisions. Each subsidiary bank approves its own loan policy that must comply with our overall loan policy. Revisions to these bank subsidiary policies are reviewed by us before they are presented to the banks' Boards of Directors for approval. These policies establish the lending authority of individual loan officers as well as the loan authority of the banks' loan committees. Typical loan authority for any individual is less than $100,000 and less than $300,000 for the officer's loan committee at each bank subsidiary. Each bank subsidiary has an outside loan committee, which includes members of the subsidiary bank's Board of Directors, that acts on loans over $300,000. Generally we have a policy of limiting our exposure to any one borrower to $4 million in order to limit our credit risk, although the aggregate legal lending limit for our banks on a combined basis is $13.1 million. We presently have only five loans in excess of $4 million and none of our loans exceeds $7.9 million.

     Commercial Loans. We originate commercial loans in our primary market area and underwrite them based on the borrower's ability to service the loan from operating income. We offer a broad range of commercial lending products, including term loans and lines of credit. Short- and medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and the purchase of equipment. The purpose of a loan generally determines its structure. As a general practice, we take a collateral lien on any available real estate, equipment or other assets owned by the borrower and obtain a personal guarantee of the borrower. Working capital loans are generally collateralized by short-term assets, whereas term loans are primarily collateralized by long-term assets. We also utilize government loan guarantee programs offered by the Small Business Administration (or "SBA") when appropriate. See "--Government Guarantee Programs" below.

     Commercial Real Estate Loans. In addition to commercial loans secured by real estate, we make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. Our commercial real estate loans are secured by first liens on the real estate, typically have variable interest rates and are amortized over a 10 to 15 year period. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. We seek to minimize these risks in a variety of ways when we underwrite these loans, including by giving careful consideration to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit verification, appraisals and a review of the borrower's financial condition.

     Agricultural Loans. We provide agricultural loans for short-term crop production, farm equipment financing and agricultural real estate financing, including term loans and lines of credit. Short- and medium-term agricultural loans, primarily collateralized, are made available for working capital (crops and cattle), business expansion (including acquisition of real estate, expansion and improvement) and the purchase of equipment. We evaluate agricultural borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the availability of secondary collateral to withstand economic and natural variations common to the industry. Because agricultural loans present a higher level of risk associated with events caused by nature, we routinely make on-site visits and inspections in order to monitor and identify such risks. Our experience in over a century of agricultural lending in Western and Central New York has produced a substantial experience base on which to draw in evaluating and underwriting agricultural loans. We utilize government loan guarantee programs offered by the SBA and the Farm Service Agency (or "FSA") of the United States Department of Agriculture where available and appropriate. See "--Government Guarantee Programs" below.

     Residential Real Estate Loans. We originate fixed and variable rate one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. We offer a variety of real estate loan products which generally are amortized over five to 30 years. Loans collateralized by one-to-four family residential real estate generally have been originated in amounts of no more than 80% of appraised value or have mortgage insurance. We normally require mortgage title insurance and hazard insurance. We sell most of our fixed rate one-to-four family residential mortgages to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and retain the rights to service the mortgages. At December 31, 1998, we serviced $140.7 million in residential mortgages, all of which have been sold to Freddie Mac.

     Consumer and Home Equity Loans. We make direct and indirect "A-" credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, fixed and open-ended home equity loans, personal loans (collateralized and uncollateralized), student loans and deposit account collateralized loans. We also issue Visa Cards that provide consumer credit lines. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of the collateral and the size of loan. The majority of the consumer lending program is underwritten on a secured basis using the customer's home or the financed automobile, mobile home, boat or snowmobile as collateral. We use credit scoring to efficiently administer the underwriting of this portfolio. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

     Government Guarantee Programs. We participate in government loan guarantee programs offered by the SBA and FSA. At December 31, 1998, we had loans with an aggregate principal balance of $28.8 million that were covered by guarantees under these programs. The guarantees only cover a certain percentage of these loans. By participating in these programs, we are able to broaden our base of borrowers while minimizing credit risk.

The SBA administers 14 separate loan programs designed to facilitate lending to small and minority-owned businesses. The most popular program is the 7(A) Loan Guaranty Program, which typically covers loans of up to $1 million. The maximum SBA guaranty is 75% of the principal amount of the loan, and the maximum amount that the SBA can guarantee for a single loan is generally $750,000. For loans of $100,000 or less, the SBA can guarantee up to 80% of the principal amount. Eligibility for SBA-guaranteed loans is generally determined by the borrower's size (measured by annual sales or number of employees, in certain cases) and type of business. The proceeds of SBA-guaranteed loans can be used for most business purposes, including construction, renovation, purchase of equipment or inventory, and working capital. There are also a number of small-loan programs, such as the Specialized 7(a) SBA Low Doc Program, for loans under $150,000. Loan maturities range from seven years for working capital and equipment loans to 25 years for real estate loans. Interest rates are established by the originating lender, but are subject to SBA maximums, which are pegged to the prime rate. Wyoming County Bank is certified as a "Preferred Lender" under the SBA's PLP Program, which allows it to make guaranteed 7(A) loans without prior SBA approval.

We also participate in the Certified Lenders Program sponsored by the FSA. The FSA offers direct and guaranteed farm ownership and operating loans to farmers who are temporarily unable to obtain private, commercial credit.

Under the guaranteed loan program, the FSA guarantees loans made by conventional agricultural lenders for up to 90% of principal (up to 95% in very limited circumstances). The lender is responsible for servicing the loan. All loans must meet certain qualifying criteria to be eligible for guarantees, and the FSA has the right and responsibility to monitor the lender's servicing activities. Farmers interested in guaranteed loans apply to a conventional lender, who then arranges for the FSA guarantee. Applicants unable to qualify for a guaranteed loan may be eligible for a direct loan from the FSA. Farm Ownership Loans may be used to purchase farmland, construct or repair buildings, develop farmland to promote soil or water conservation or to refinance debt. Operating Loans may be used to purchase livestock, farm equipment, feed, seed, fuel, insurance and to refinance other obligations under certain conditions. The FSA can guarantee both of these types of loans in principal amounts of up to $700,000. Operating Loans normally have a seven-year term and Farm Ownership Loans can have terms up of to 40 years. Interest rates cannot exceed the rate charged by the lender to its average farm borrower. Wyoming County Bank has been designated as a "Preferred Certified Lender" by the FSA which generally provides for expedited approval of loans, greater flexibility to use the lender's own forms and a five-year line of credit.

     Loan Maturities. The following table sets forth contractual maturity ranges of the loan portfolio by loan type as of December 31, 1998. Demand loans having no stated schedule of repayment and no stated maturity and overdrafts are reported as due in one year or less.


                                                 AFTER ONE
                                      WITHIN    BUT WITHIN      AFTER
                                     ONE YEAR   FIVE YEARS   FIVE YEARS   TOTAL
                                     --------   ----------   ----------   -----
                                                    (in thousands)

     Commercial.....................  $56,583    $37,191     $23,976    $117,750
     Commercial real estate.........    4,716     15,418      86,814     106,948
     Agricultural...................   29,268     28,533      65,953     123,754
     Residential real estate........    4,210     11,527     166,440     182,177
     Consumer and home equity.......    6,572     66,104      52,522     125,198
                                        -----     ------      ------     -------
       Total........................ $101,349   $158,773    $395,705    $655,827
                                      =======    =======     =======     =======


     Delinquencies and Nonperforming Assets

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established specific underwriting guidelines to be followed by our lending officers. We also monitor each bank subsidiary's delinquency levels on a monthly basis for any adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Every commercial and agribusiness borrower is given a credit grade by the originating officer which is then confirmed or modified by the subsidiary bank's loan committee. These credit grades are maintained and adjusted upon the review of the borrower's situation either when a new borrowing request is considered, or during the annual review of updated financial information.

The National Bank of Geneva has an internal loan review department which performs a formal loan review of that bank's loan portfolio on an ongoing basis. The scope of that review is approved by that bank's Board of Directors. Our other three banks contract with an outside firm to conduct a formal loan review annually on an outsourced basis. The National Bank of Geneva also conducts an outsourced loan review every two or three years. The scope of each of the reviews is approved by the applicable bank's Boards of Directors. The results of all loan reviews are presented in detail to each subsidiary bank's Board of Directors as well as to our Chief Executive Officer.

Through the loan review process, we maintain an internally classified loan list which, along with delinquency reporting, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a higher leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Loans classified as "loss" are those loans which are in the process of being charged-off.

In addition to the internally classified loan list and delinquency list of loans, we maintain a separate "watch list" which further assists in monitoring our loan portfolio. Watch list loans have one or more deficiencies that require attention in the short-term or in a pertinent ratio of the loan agreement that have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared with those of a satisfactory credit. We review these loans to assist in assessing the adequacy of the allowance for loan losses.

We require appraisals on loans secured by real estate as well as valuations of equipment. With respect to potential problem loans, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

We generally place a loan on nonaccrual status and cease accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral further supports the carrying value of the loan.

As of December 31, 1998, we had $8.2 million in nonperforming assets, of which $1.4 million were government guaranteed, resulting in total nonperforming assets, net of government guarantees, of $6.8 million or 1.03% of total loans and other real estate. This reflects an improving trend from December 31, 1997 when $9.8 million in assets were nonperforming, of which $1.4 million were government guaranteed, resulting in nonperforming assets net of guarantees of $8.4 million, or 1.38% of total loans and other real estate. This improvment is a result of successful efforts to liquidate collateral securing several nonperforming loans, improved milk pricing for our agribusiness nonperforming loans, tightening underwriting standards in response to general economic conditions as well as intensified collection efforts overall.

The following table presents information regarding nonperforming assets at December 31, 1998, 1997, 1996, 1995 and 1994:

                                                                1998        1997       1996        1995      1994
                                                                ----        ----       ----        ----      ----
                                                                              (dollars in thousands)
     Nonaccruing loans(1):
       Commercial.........................................     $1,250        $970      $1,048     $1,025     $1,360
       Commercial real estate.............................        995       1,648       1,877      1,550        856
       Agricultural.......................................      2,340       2,669       1,218        579         30
       Residential real estate............................        733       1,325         679        357        332
       Consumer and home equity...........................        423         431         517        402        332
                                                                  ---       -----        ----       ----       ----
         Total loans......................................      5,741       7,043       5,339      3,913      2,910
     Accruing loans 90 days or more delinquent............        360         433         528        388        506
                                                               ------        ----       -----       ----       ----
         Total nonperforming loans........................      6,101       7,476       5,867      4,301      3,416
     Other real estate owned(2)...........................      2,084       2,309       1,801      1,541        989
                                                                -----       -----       -----      -----       ----
           Total nonperforming assets.....................      8,185       9,785       7,668      5,842      4,405
     Less:  government guaranteed portion
       of nonperforming loans.............................      1,421       1,428       1,478        661        208
                                                                -----       -----       -----       ----       ----
     Total nonperforming assets, net of
       government guaranteed portion......................     $6,764      $8,357      $6,190     $5,181     $4,197
                                                                =====       =====       =====      =====      =====

     Nonperforming loans to total loans...................      0.93%       1.24%       1.06%      0.89%      0.81%
                                                                =====       =====       =====      =====      =====
     Nonperforming loans, net of government
       guaranteed portion, to total loans(3)..............      0.71%       1.00%       0.79%      0.76%      0.76%
                                                                =====       =====       =====      =====      =====
     Nonperforming assets to total loans
       and other real estate..............................      1.24%       1.62%       1.38%      1.21%      1.04%
                                                                =====       =====       =====      =====      =====
     Nonperforming assets, net of government
       guaranteed portion, to total loans and
       other real estate..................................      1.03%       1.38%       1.12%      1.07%      0.99%
                                                                =====       =====       =====      =====      =====


(1) Loans are placed on nonaccrual status when they become 90 days past due if they have been identified as presenting uncertainty with respect to the collectability of interest or principal.

(2)  Other real estate owned balances are shown net of related allowances.

(3) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.

The following table summarizes the principal balance of loan delinquencies in our loan portfolio as of the dates indicated:

                                                                  AT DECEMBER 31
                               -----------------------------------------------------------------------------------
                                    1998             1997              1996             1995              1994
                               --------------    --------------   ---------------   --------------   -------------
                               60-89  90 DAYS    60-89 90 DAYS    60-89 90 DAYS    60-89  90 DAYS    60-89 90 DAYS
                               DAYS   OR MORE    DAYS  OR MORE    DAYS  OR MORE    DAYS   OR MORE    DAYS  OR MORE
                               ----   -------    ----  -------    ----  -------    ----   -------    ----  -------
                                                               (dollars in thousands)

Commercial...................   $350  $1,407    $  24   $1,054   $  150   $1,130   $  20   $1,251    $ 241   $1,369
Commercial real estate.......    214     995       24    1,648      364    1,877      --    1,550      263      898
Agricultural.................     40   2,340       --    2,669       --    1,220       8      579        2       43
Residential real estate......    638     833      387    1,505      387      976     379      427       61      599
Consumer and home equity.....    351     526      372      600      248      664     362      494      233      507
                                ----    ----    -----    -----     ----     ----    ----     ----     ----      ---
     Total................... $1,593  $6,101     $807   $7,476   $1,149   $5,867    $769   $4,301    $ 800   $3,416
                               =====   =====      ===    =====    =====    =====     ===    =====     ====    =====

Delinquent loans to total
loans                          0.24%    0.93%    0.13%   1.24%    0.21%    1.06%    0.16%    0.89%   0.19%     0.81%
                                ====     ====     ====    ====     ====     ====     ====     ====    ====      ====


     Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance reflects our estimate of the amount of reasonably foreseeable losses, based on the following factors:

     *  the economic conditions in the region in which we do business;

     * the credit conditions of our loan customers, as well as the underlying collateral;

     *  the amount of historical charge-off experience; and

     *  the evaluation of the loan portfolio by the loan review function.


Charge-offs occur when loans are deemed to be uncollectible.

Management presents a quarterly review of the allowance for loan losses to each subsidiary bank's Board of Directors as well as to FII's Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance.

In order to determine the adequacy of the allowance for loan losses, we consider the risk classification and delinquency status of loans and other factors, such as collateral value, government guarantees, portfolio composition, trends in economic conditions and the financial strength of borrowers. We establish specific allowances for loans which we believe require reserves greater than those allocated according to their classification or delinquency status. An allowance is also established for each loan type based upon our rolling average of historical charge-off experience taking into account levels and trends in delinquencies, loan volumes, economic and industry trends and concentrations of credit. We then charge to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level determined by the foregoing methodology.

Actual charge-offs, net of recoveries, totaled $1.3 million or 0.21% of average loans outstanding in 1998, compared to net charge-offs of $1.8 million or 0.32% of average loans outstanding in 1997. Loan charge-offs in 1997 include $460,000 representing an unusual charge caused by a borrower's fraudulent credit actions. Net charge-offs for 1997 excluding this event were $1.4 million, or 0.24% of average loans outstanding. Net charge-offs were $794,000 or 0.16% of average loans outstanding in 1996.

The following table presents an analysis of the allowance for loan losses and other related data for the periods indicated:

                                                                1998        1997       1996        1995      1994
                                                                ----        ----       ----        ----      ----
                                                                              (dollars in thousands)
     Balance at the beginning of the year.................     $8,145      $7,129      $6,183     $5,303     $4,528

     Charge-offs:
       Commercial.........................................        263         500         154        119        110
       Commercial real estate.............................        687         746         237        165         52
       Agricultural.......................................         19          --          74         --         --
       Residential real estate............................        215         131         146         38         64
       Consumer and home equity...........................        488         620         321        310        391
                                                                  ---        ----        ----        ----      ----
         Total charge-offs................................      1,672       1,997         932        632        617
                                                                -----       -----        ----       ----       ----
     Recoveries:
       Commercial loans...................................        106          12           3          7         51
       Commercial mortgage loans..........................         84          18          35         10          1
       Agricultural and agricultural mortgage loans.......         --           1          --         --         --
       Residential mortgage loans.........................         42          26           2          1          9
       Consumer and home equity loans.....................        133         127          98         89         99
                                                                 ----        ----        ----        ---        ---
         Total recoveries.................................        365         184         138        107        160
                                                                 ----        ----        ----        ---        ---
     Net charge-offs......................................      1,307       1,813         794        525        457
     Provision for loan losses............................      2,732       2,829       1,740      1,405      1,232
                                                                -----       -----       -----      -----     ------
     Balance at the end of the year.......................     $9,570      $8,145      $7,129     $6,183     $5,303
                                                                =====       =====       =====      =====      =====

     Ratio of net charge-offs to average loans............        0.21%       0.32%       0.16%      0.12%      0.12%
                                                                  ====        ====        ====       ====       ====
     Allowance for loan losses to total loans.............        1.46%       1.35%       1.29%      1.29%      1.26%
                                                                  ====        ====        ====       ====       ====
     Allowance for loan losses to nonperforming loans.....      156.86%     108.95%     121.51%    143.76%    155.24%
                                                                ======      ======      ======     ======     ======
     Allowance of loan losses to nonperforming loans,
       net of government guaranteed portion(1)............      204.49%     134.67%     162.43%    169.86%    165.31%
                                                                ======      ======      ======     ======     ======

-------------------
 (1) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.

The allowance for loan losses to total loans that are not covered by government guarantees was 1.53% at December 31, 1998.

The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of the loan portfolio.

                                                                  AT DECEMBER 31,
                                 ---------------------------------------------------------------------------------------------------
                                       1998                 1997               1996                  1995                1994
                                 ------------------   -----------------   ------------------   ------------------  -----------------
                                           PERCENT             PERCENT               PERCENT             PERCENT            PERCENT
                                 ALLOWANCE OF TOTAL  ALLOWANCE OF TOTAL   ALLOWANCE  OF TOTAL  ALLOWANCE OF TOTAL ALLOWANCE OF TOTAL
                                  AMOUNT    LOANS     AMOUNT    LOANS      AMOUNT     LOANS     AMOUNT    LOANS    AMOUNT    LOANS
                                  ------    -----     ------    -----      ------     -----     ------    -----    ------    -----
                                                              (dollars in thousands)

     Commercial................. $3,227    17.9%     $2,406     17.6%     $1,573     18.2%    $1,283     17.1%    $1,641    17.3%
     Commercial real estate.....  1,734    16.3       1,237     16.5       1,081     17.8        767     17.8        715    18.1
     Agricultural...............  1,288    18.9       1,377     17.8         928     15.7        357     14.4        223    13.7
     Residential real estate....  1,489    27.8       1,328     28.3         965     28.5        427     30.0        294    29.2
     Consumer and home equity...  1,643    19.1       1,490     19.8       1,555     19.8        726     20.7        617    21.7
     Unallocated................    189      --         307      --        1,027       --      2,623      --       1,813     --
                                  -----    ----       -----     -----      -----     -----     -----     -----     -----    -----
       Total allowance for loan
          losses                 $9,570   100.0%     $8,145    100.0%     $7,129    100.0%    $6,183    100.0%    $5,303   100.0%
                                  =====   ======      =====    ======      =====    ======     =====    ======     =====   ======

Where we are able to identify specific loans or categories of loans where specific amounts of reserves are required, allocations are assigned to those categories. We also maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Our historic charge-off rate has been comparatively low, reflecting conservative underwriting, the use of government guarantees, a predictable economic environment and aggressive collection efforts. However, we are aware that our regional and state economies have demonstrated increasing instability which could contribute to job losses and otherwise adversely affect a broad variety of business sectors. We believe that the diversified nature of our loan portfolio properly spreads this risk.

     Securities Activities

Our investment securities policy is contained within our overall asset/liability policy. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, we consider the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Board of each subsidiary bank adopts an asset/liability policy containing an investment securities policy within the parameters of our overall asset/liability policy. The treasurer of each subsidiary bank is responsible for securities portfolio decisions within the established policies, with review and oversight provided by each bank's asset/liability committee.

Our investment securities strategy centers on providing liquidity to meet loan demand and deposit withdrawal activity, meeting pledging requirements, managing overall interest rate risk and maximizing portfolio yield. Subsidiary bank policies generally limit security purchases to:

     *  U.S. Treasury securities;

     *  U.S. government agency securities;

     * pass-through mortgage-backed securities and collateralized mortgage obligations issued by the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA) and Freddie Mac;

     * investment grade municipal securities, including tax, revenue and bond anticipation notes and general obligation and revenue notes and bonds;

     *  certain creditworthy un-rated securities issued by municipalities; and

     *  investment grade corporate debt.


Amortized Cost and Fair Value of Securities. As of December 31, 1998, the carrying value of our securities portfolio was $248.0 million. Statement of Financial Accounting Standards (SFAS) No. 115 requires that securities be designated as either held to maturity or available for sale or trading, depending on our intent regarding the particular security. We do not have a trading portfolio. The following table sets forth certain information regarding the amortized cost and fair values of our securities portfolio as of the dates indicated:

                                                                           AT DECEMBER 31,
                                                ------------------------------------------------------------------
                                                        1998                   1997                   1996
                                                -------------------    -------------------     -------------------
                                                AMORTIZED     FAIR     AMORTIZED     FAIR      AMORTIZED     FAIR
                                                  COST        VALUE      COST        VALUE       COST        VALUE
                                                  ----        -----      ----        -----       ----        -----
                                                                           (in thousands)
     Securities held to maturity:
       U.S. Treasury and agency...............$  12,476   $  12,604 $   42,081  $   42,122   $   48,088   $  47,844
       States and municipal obligations.......   78,540      79,824     57,003      57,781       58,024      58,947
                                                 ------    --------   --------    --------     --------    --------
         Total securities held to maturity....   91,016      92,428     99,084      99,903      106,112     106,791
                                                 ------    --------   --------    --------      -------     -------
     Debt securities available for sale:
       U.S. Treasury and agency...............  117,035     117,662     84,617      84,916       62,251      62,077
       Mortgage backed securities.............   23,357      23,464     17,212      17,311       15,977      15,886
       States and municipal obligations.......    9,028       9,209      4,321       4,362        2,668       2,687
       Corporate bonds........................    2,745       2,796         --          --           --          --
                                                  -----       -----      -----       -----        -----      ------
         Total debt securities available
         for sale                               152,165     153,131    106,150     106,589       80,896      80,650
                                                -------    -------     -------      -------      ------      ------
     Equity securities available for sale.....    2,925       3,891      2,704       3,534        2,510       3,081
                                                  -----       -----      -----       -----        -----       -----
         Total securities..................... $246,106    $249,450   $207,938    $210,026     $189,518    $190,522
                                                =======     =======    =======     =======      =======     =======

Contractual Maturities and Weighted Average Yields of Securities at Amortized Cost. The following table sets forth certain information regarding the contractual maturities and weighted average yields of our securities portfolio as of December 31, 1998. The state and municipal obligations are the only securities for which the weighted average yields are shown on a taxable-equivalent basis.

                                                                AT DECEMBER 31, 1998
                              --------------------------------------------------------------------------------------------
                                                 MORE THAN ONE       MORE THAN FIVE
                              ONE YEAR OR LESS  YEAR TO FIVE YEARS  YEARS TO TEN YEARS  AFTER TEN YEARS       TOTAL
                              ----------------  ------------------  ------------------  ---------------   ----------------
                                       WEIGHTED           WEIGHTED           WEIGHTED           WEIGHTED           WEIGHTED
                             AMORTIZED AVERAGE  AMORTIZED AVERAGE  AMORTIZED AVERAGE  AMORTIZED AVERAGE  AMORTIZED AVERAGE
                               COST     YIELD    COST      YIELD      COST    YIELD     COST     YIELD     COST      YIELD
                               ----     -----    ----      -----      ----    -----     ----     -----     ----      -----
                                                               (dollars in thousands)
     Debt securities:
       U.S. Treasury and
         agency............   $11,291   6.24%    $74,475   5.91%    $43,248   5.98%    $497      6.69%    $129,511   5.97%
       Mortgaged-backed
         securities........       551   6.88      11,719   5.94       6,371   6.25    4,716      6.40       23,357   6.14
       States and municipal
         obligations.......    17,076   5.46      54,564   6.05      14,824   6.58    1,104      7.63       87,568   6.04
       Corporate bonds.....       --     --        2,245   6.18        --      --       500      6.25        2,745   6.19
                              -------   ----       -----   ----     -------   ----      ---      ----        -----   ----
     Total debt securities.    28,918   5.79     143,003   5.97      64,443   6.14    6,817      6.64      243,181   6.01

     Equity securities.....       --     --         --     --         --       --       --        --         2,925   6.92
                              -------   ----   ---------   ----     -------   ----   ------      ----        -----   ----

     Total securities......   $28,918   5.79%   $143,003   5.97%    $64,443   6.14%  $6,817      6.64%    $246,106   6.02%
                               ======   ====     =======   ====      ======   ====    =====      ====      =======   ====

U.S. Treasury Securities. At December 31, 1998, our U.S. Treasury securities portfolio totaled $24.3 million, of which $18.3 million was classified as available for sale. At that date $6.0 million was classified as held to maturity, with a fair value of $6.1 million. The portfolio consists of securities that mature in less than three years. Our current strategy is to maintain investments in such instruments to such extent, as they can be used for liquidity purposes, as collateral for borrowings and for prepayment protection. Because alternative taxable and tax-exempt investments provided more attractive yields than U.S. Treasury securities, the portion of our portfolio represented by such securities declined from 17.4% of the portfolio at December 31, 1997 to 9.8% at December 31, 1998.

U.S. Federal Agency Securities. At December 31, 1998, the U.S. federal agency securities portfolio totaled $105.8 million, of which $99.3 million was classified as available for sale. At that date $6.5 million was classified as held to maturity, with a fair market value of $6.5 million. The agency security portfolio consists almost exclusively of callable securities. These callable securities provide additional yield and are maintained at a level consistent with our interest rate risk profile.

State and Municipal Obligations. At December 31, 1998, our portfolio of state and municipal obligations totaled $87.7 million, of which $9.2 million was classified as available for sale. At that date $78.5 million was classified as held to maturity, with a fair value of $79.8 million. State and municipal obligations represented 35.4% of the total investment portfolio at December 31, 1998, compared to 29.3% at December 31, 1997. More favorable yields being available on new purchases of this category of security when compared to other taxable investment alternatives has accounted for the growth in this portfolio.

Mortgage-backed Securities. Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including FNMA, Freddie Mac and GNMA) pool and resell the participation interests in the form of securities to investors and guarantee the payment of principal and interest to these investors. Mortgage-backed securities yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of our liabilities and obligations. At December 31, 1998 we had $23.5 million in mortgage-backed securities, all classified as available for sale. As with all interest rate-sensitive assets and liabilities, investments in mortgage-backed securities are maintained at a level consistent with our interest rate risk profile.

Corporate Bonds. Our corporate bond portfolio at December 31, 1998 totaled $2.8 million, all of which was classified as available for sale. The entire portfolio was purchased during 1998 to further diversify the investment portfolio and increase investment yield. Our policy limits investments in corporate bonds to no more than 10% of total investments and to bonds rated as Baa or better by Moody's Investors Service, Inc. or BBB or better by Standard & Poor's Ratings Services.

Equity Securities. At December 31, 1998, equity securities totaled $3.9 million, all of which was classified as available for sale. The portfolio consisted of a total of $1.0 million of common stock issued by seven different companies. We also had $2.8 million and $94,000 of common stock of the FHLB and the Federal Reserve Bank, respectively.

     Deposits

Deposits are our primary funding source for earning assets. We have a broad array of core deposit products including checking accounts, interest-bearing transaction accounts (NOW), savings and money market accounts and certificates of deposit under $100,000. These core deposit products were $678.8 million or 79.8% of our total deposits of $850.5 million at December 31, 1998. Our core deposit base consists almost exclusively of in-market deposits and there are no brokered deposits. Our core deposits are supplemented with certificates of deposit over $100,000 which were $171.6 million at December 31, 1998. Our certificates of deposit over $100,000 are largely from in-market municipal, business and individual customers.

Deposits at December 31, 1998 were $850.5 million, an increase of $82.7 million or 10.8% from $767.7 million at December 31, 1997. Core deposits, principally certificates of deposit under $100,000, account for $53.1 million of the increase with certificates of deposit over $100,000 increasing $29.6 million.

The daily average balances, percentage composition and weighted average rates paid on deposits for each of the years ended December 31, 1998, 1997 and 1996 are presented below:


                                             1998                         1997                        1996
                                 ------------------------------ --------------------------- ---------------------------
                                            PERCENT                      PERCENT                     PERCENT
                                            OF TOTAL   WEIGHTED          OF TOTAL  WEIGHTED          OF TOTAL  WEIGHTED
                                  AVERAGE   AVERAGE    AVERAGE  AVERAGE  AVERAGE   AVERAGE  AVERAGE  AVERAGE   AVERAGE
                                  BALANCE   DEPOSITS    RATE    BALANCE  DEPOSITS   RATE    BALANCE  DEPOSITS   RATE
                                  -------   --------    ----    -------  --------   ----    -------  --------   ----
                                                                      (dollars in thousands)

     Interest-bearing checking.   $91,627     11.5%    1.46%    $83,271    11.4%     1.45%  $79,976     11.8%   1.55%
     Savings and money market..   163,966     20.5     2.62     166,646    22.8      2.67   179,678     26.6    2.69
     Certificates of deposit
       under $100,000..........   274,750     34.4     5.68     248,871    34.1      5.62   225,719     33.3    5.58
     Certificates of deposit
       over $100,000...........   158,317     19.8     5.64     133,799    18.3      5.64   101,461     15.0    5.55
                                  -------     ----     ----     -------    ----      ----   -------     ----    ----
       Total interest-bearing
       deposits ...............   688,660     86.2     4.38     632,587    86.6      4.30   586,834     86.7    4.14
     Demand deposits...........   110,294     13.8       --      97,510    13.4       --     90,410     13.3      --
                                  -------     ----     ----      ------    ----     ----     ------     ----    ----

         Total deposits........  $798,954    100.0%    3.78%   $730,097   100.0%     3.72% $677,244    100.0%   3.59%
                                  =======    =====     ====     =======   =====      ====   =======    =====    ====

The following table sets forth our certificates of deposit by time remaining to maturity at December 31, 1998:

                                                                                  MATURITY
                                                         ----------------------------------------------------------
                                                         3 MONTHS   OVER 3 TO 6 OVER 6 TO 12   OVER 12
                                                          OR LESS     MONTHS       MONTHS      MONTHS        TOTAL
                                                          -------     ------       ------      ------        -----
                                                                               (in thousands)
         Certificates of deposit less than $100,000...    $65,188     $53,099     $93,078     $65,629      $276,994
         Certificates of deposit over $100,000........    114,540      27,287      19,771      10,017       171,615
                                                          -------     -------    --------     -------      --------
           Total certificates of deposit..............   $179,728     $80,386    $112,849     $75,646      $448,609
                                                          =======      ======     =======      ======       =======

     Borrowed Funds

At December 31, 1998, we had total borrowings of $13.9 million, which primarily consisted of FHLB advances and repurchase agreements entered into with our business customers. We obtain advances from the FHLB of New York based upon the collateral of FHLB common stock we own and certain of our residential mortgage loans, provided certain standards related to credit worthiness have been met. Such advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 1998, we had $6.6 million of FHLB advances outstanding and had an additional $43.3 million available under a line of credit with the FHLB of New York.

Repurchase agreements are contracts for the sale of securities which we own with an agreement to repurchase those securities at an agreed upon price and date. Our policies limit the use of repurchase agreements to collateral consisting of U.S. Treasury and agency securities. We had $5.4 million of repurchase agreements outstanding as of December 31, 1998, and we averaged approximately $6.9 million outstanding pursuant to such agreements during 1998.

Other borrowings at December 31, 1998 included $1.7 million of 10% unsecured notes we issued to former shareholders of First Tier Bank & Trust due March 31, 2000 and $144,000 of mortgage notes which bear interest at a fixed average rate of 3.76%.

     Impact of Inflation

The effects of inflation on the local economy and on our operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. We try to control the impact of interest rate fluctuations by managing the relationship between our interest rate sensitive assets and liabilities. See "--Financial Condition--Management of Interest Rate Risk."

     Management of Interest Rate Risk

The principal objective of our interest rate risk management is to evaluate the interest rate risk inherent in certain assets and liabilities, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the guidelines approved by our Board of Directors to reduce the vulnerability of our operations to changes in interest rates. Our asset/liability committee, which is comprised of senior management, is responsible for reviewing with the Board its activities and strategies, the effect of those strategies on the net interest margin, the fair value of the portfolio and the effect that changes in interest rates will have on the portfolio and exposure limits, all under the direction of the Board. The asset/liability committee develops an asset/liability policy that meets our strategic objectives and regularly reviews the activities of our subsidiary banks. Each subsidiary bank board adopts an asset/liability policy within the parameters of the overall asset/liability policy and utilizes an asset/liability committee comprised of senior management of the bank under the direction of the bank's board. See "Risk Factors--Our Profitability May Be Adversely Affected by Changes in Interest Rates."

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring our interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning-assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1998, our one-year gap position, the difference between the amount of interest-earning assets maturing or re-pricing within one year and interest-bearing liabilities maturing or re-pricing within one year, was $35.7 million, or 3.65% of total assets. Accordingly, over the one year period following December 31, 1998, we will have $35.7 million more in assets re-pricing than liabilities. Generally if rate-sensitive assets re-price sooner than rate-sensitive liabilities, earnings will be positively impacted in a rising rate environment. Conversely, in a declining rate environment, earnings will generally be negatively impacted. If rate-sensitive liabilities re-price sooner than rate-sensitive assets then generally earnings will be negatively impacted in a rising rate environment. Conversely, in a declining rate environment earnings will generally be positively impacted. Management believes that our positive gap position will not have a material adverse effect on our operating results.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "Gap Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1998, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within the selected time intervals. All non-maturity deposits (demand deposits and savings deposits) were assumed to become rate sensitive over time, with 2.5%, 12.5%, 15%, 30%, and 40% of such deposits assumed to reprice in the periods of less than 30 days, 31 to 180 days, 181 to 365 days, 1 to 3 years and 3 to 5 years, respectively. Prepayment and repricing rates can have a significant impact on our estimated gap. While we believe such assumptions are reasonable, there can be no assurance that assumed repricing rates will approximate actual future deposit activity.

                                                               VOLUMES SUBJECT TO REPRICING WITHIN
                                -----------------------------------------------------------------------------------------------
                                0-30 DAYS   31-180 DAYS   181-365 DAYS  1-3 YEARS   3-5 YEARS  5-10 YEARS   >10 YEARS     TOTAL
                                ---------   -----------   ------------  ---------   ---------  ----------   ---------     -----
                                                                 (dollars in thousands)
     Interest-earning assets:
       Federal funds sold.....   $16,478     $      --     $      --   $      --   $      --   $      --   $      --     $16,478
       Securities (1).........    10,480        62,249        43,035      63,887      36,779      19,753      11,855     248,038
       Loans (2)..............   274,933        56,783        70,650      95,111      59,046      42,910      55,994     655,427
                                 -------        ------        ------      ------      ------      ------      ------     -------
         Total interest-earning
           assets.............   301,891       119,032       113,685     158,998      95,825      62,663      67,849     919,943
                                 -------       -------       -------     -------      ------      ------      ------     -------


     Interest-bearing liabilities:
       Interest-bearing checking,
         savings and money
         market deposits......    10,045        50,231        60,278     120,555     160,737          --          --     401,846
       Certificates of deposit    86,413       169,684       116,866      67,425       8,221          --          --     448,609
       Borrowed funds.........     5,366            20            26       1,992         123       6,335          --      13,862
                                --------    ----------      --------    --------    --------       -----       -----    --------
         Total interest-bearing
           liabilities........   101,824       219,935       177,170     189,972     169,081       6,335          --     864,317
                                 -------       -------       -------     -------     -------       -----       -----     -------

     Period gap...............  $200,067     $(100,903)     $(63,485)   $(30,974)  $(73,256)     $56,328     $67,849     $55,626
                                 =======       =======        ======      ======     ======       ======      ======      ======

     Cumulative gap...........  $200,067       $99,164       $35,679      $4,705    $(68,551)   $(12,223)    $55,626
                                 =======        ======        ======       =====      ======      ======      ======

     Period gap to
       total assets               20.49%      (10.34)%       (6.50)%     (3.17)%     (7.50)%       5.77%       6.95%
                                  =====        ======         =====       =====       =====        ====        ====

     Cumulative gap to
       total assets               20.49%        10.16%         3.65%       0.48%     (7.02)%     (1.25)%       5.70%
                                  =====         =====          ====        ====       =====       =====        ====

     Cumulative interest-
     earning assets to
     cumulative interest-
     bearing liabilities         296.48%       130.82%       107.15%     100.68%      92.01%      98.59%     106.44%
                                 ======        ======        ======      ======       =====       =====      ======


-------------------

(1) Amounts shown are the amortized cost of held to maturity securities and the fair value of available for sale securities.

(2) Amounts shown include principal balance net of deferred loan fees and costs, unamortized premiums and discounts.

Certain shortcomings are inherent in the method of analysis presented in the Gap Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates, both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

As a result of these shortcomings, we focus more attention on simulation modeling, such as "net interest income at risk" discussed below, rather than gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within acceptable limits, the net interest income at risk simulation modeling is considered by management to be more informative in forecasting future income at risk.

Net Interest Income at Risk Analysis. In addition to the Gap Analysis, management uses a "rate shock" simulation to measure the rate sensitivity of our balance sheet. Rate shock simulation is a modeling technique used to estimate the impact of changes in rates on our net interest income and economic value of equity. The following table sets forth the results of our modeling analysis at December 31, 1998:



             CHANGE IN INTEREST                 NET INTEREST INCOME                  ECONOMIC VALUE OF EQUITY
            RATES IN BASIS POINTS        ------------------------------------   ----------------------------------
                (RATE SHOCK)             $AMOUNT      $ CHANGE      % CHANGE    $ AMOUNT      $ CHANGE    % CHANGE
        ----------------------------     -------      --------      --------    --------      --------    --------
                                                                   (dollars in thousands)

         200........................     $44,644       $1,401        3.24%      $111,350      $(9,886)     (8.15)%
         100........................      44,115          872        2.02        117,168       (4,068)     (3.36)
         Static.....................      43,243           --         --         121,236           --        --
         (100)......................      41,936       (1,307)      (3.02)       123,473        2,237       1.85
         (200)......................      40,874       (2,369)      (5.48)       126,527        5,291       4.36

We measure net interest income at risk by estimating the changes in net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a period of 12 months. As of December 31, 1998, a 200 basis point increase in rates would increase our net interest income by $1.4 million, or 3.24%, over the next twelve month period. Conversely, a 200 basis point decrease in rates would decrease our net interest income by $2.4 million, or 5.48%, over a 12 month period. This simulation is based on management's assumption as to the effect of interest rate changes on assets and liabilities and assumes a parallel shift of the yield curve. It also includes certain assumptions about the future pricing of loans and deposits in response to changes in interest rates. Further, it assumes that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. While this simulation is a useful measure as to our net interest income at risk due to a change in interest rates, it is not a forecast of the future results and is based on many assumptions that, if changed, could cause a different outcome.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of funds are deposits, proceeds from the principal and interest payments on loans, proceeds from the sale of mortgage-backed and debt and equity securities, and to a lesser extent, borrowings and proceeds from the sale of fixed-rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.

We experienced a net increase in total deposits of $82.7 million in 1998, $60.0 million in 1997 and $67.5 million in 1996. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors and other factors.

We closely monitor our liquidity position on a daily basis. Excess short-term liquidity is usually invested in overnight federal funds sold. In the event we require funds beyond our ability to generate them internally, additional sources of funds are available through the use of reverse repurchase agreements and short-term FHLB advances. At December 31, 1998, we had $5.4 million outstanding in short-term reverse repurchase agreements with third parties. On that date, we had $6.6 million of FHLB advances outstanding and had approximately $43.3 million available under a line of credit with the FHLB of New York.

Loan commitments totaled $108.0 million at December 31, 1998. We anticipate that we will have sufficient funds available to meet current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1998 total $373.0 million. Based upon our experience and our current pricing strategy, we believe that a significant portion of such deposits will remain with our banks.

At December 31, 1998, we exceeded all of our regulatory capital requirements with:

     * a consolidated leverage capital level of $91.5 million, or 9.58% of adjusted assets, which is above the required level of $38.2 million, or 4.00% of adjusted assets;

     * a Tier 1 risk-based capital of $91.5 million, or 13.71% of adjusted assets, which is above the required level of $53.4 million, or 8.00% of adjusted assets; and

     * a consolidated risk-based capital of $99.8 million, or 14.96% of adjusted assets, which is above the required level of $53.4 million, or 8.00% of adjusted assets.

See "Regulatory Capital Compliance" and "Regulation--Regulatory Capital Requirements."


Our most liquid assets are cash, cash due from banks, interest-bearing deposits and federal funds sold. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 1998, cash, cash due from banks, interest-bearing deposits and federal funds sold totaled $42.8 million, or 4.4% of total assets, as compared to $40.2 million, or 4.6% of total assets, at December 31, 1997.

IMPACT OF RECENT ACCOUNTING STANDARDS

On January 1, 1998, we adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income, presented in the consolidated statement of changes in shareholders' equity and comprehensive income, consists of net income and net unrealized holding gains and losses on securities available for sale, net of both the related tax effect and the reclassification adjustment for gains included in net income. Prior year consolidated financial statements have been reclassified to conform to the requirements of this statement. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of our operations involve the delivery of loan and deposit products to customers. Management, through its four individual autonomous banks, makes operating decisions and assesses performance based on an ongoing review of these community banking operations. Accordingly, the four individual banks constitute operating segments for financial reporting purposes. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

The FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits, in February 1998. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or the recognition of these plans. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires us to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. Based upon current activities, the adoption of the statement is not expected to have an effect on our financial position or results of operations. SFAS No. 133 also permits certain reclassifications of securities to the available for sale category from the held to maturity category. We have no current intention to reclassify any securities pursuant to SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by nonmortgage banking enterprises. We adopted this statement beginning with the first quarter of 1999. We do not expect this statement to have any impact on our financial position or results of operations as we do not currently securitize mortgage loans.

YEAR 2000 COMPLIANCE

     General

The Year 2000 risk involves computer programs and computer software that are not able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause the temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by us, our suppliers and our borrowers, there could be a material adverse impact on our financial condition or results of operations.

     State Of Readiness

We formally initiated our Year 2000 project and plan in September 1997 to ensure that our operational and financial systems would not be adversely affected by Year 2000 problems. We have formed a Year 2000 project team and our Board of Directors and management, as well as those of our subsidiary banks, are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology and non-informational technology systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to us. Also, an assessment of all major information technology and critical non-information technology systems has been completed. This assessment involved inputting test data which simulates the Year 2000 date change into such information technology systems and reviewing the system output for accuracy. Our assessment of critical non-information technology systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, we believe that none of our critical non-information technology systems is date dependent.

The software for our systems is provided through software vendors. We have contacted all of our third party vendors and software providers and are requiring them to demonstrate and represent that their products are or will be Year 2000 compliant. We have in place an ongoing program of testing compliance with these representations and warranties. Our core banking software provider, which supports substantially all of our data processing functions, has warranted in writing that its software is Year 2000 compliant and complies with applicable regulatory guidelines. We are currently reviewing the results of the tests we performed to verify this assertion. We believe we would have recourse against these vendors and software providers for actual damages incurred by us in the event the vendors or software providers breach this warranty. In addition, our compliance and that of our banks with Year 2000 directives and guidelines issued by the Federal Financial Institutions Examination Council ("FFIEC") and other bank regulatory agencies has been reviewed by the FDIC, the Federal Reserve Board, the Office of Comptroller of the Currency and the New York State Banking Department in 1998 and 1999.

We have completed the following phases of our Year 2000 plan:

     *  identifying Year 2000 issues;

     * assessing the impact of Year 2000 issues on our mission critical systems;

     * upgrading our systems as necessary to resolve those Year 2000 issues which have been identified; and

     *  testing and implementing those systems that have been upgraded.

     Costs Of Compliance

We do not expect that the costs of bringing our systems into Year 2000 compliance will have a material adverse effect on our financial condition, results of operations or liquidity. We have budgeted $250,000 to address Year 2000 issues and approximately $100,000 of the budget was expended in 1998. The largest potential risk to us concerning Year 2000 is the malfunction of our data processing system. In the event our data processing system does not function properly, we are prepared to perform critical functions manually. We believe we are in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

     Risks Related To Third Parties

We cannot accurately gauge the impact of Year 2000 noncompliance by third parties with which our banks and we transact business. We have identified our largest dollar deposit customers (which are aggregate deposits over $250,000) and our largest commercial/agricultural loan customers (which are loans over $100,000). Based on information available to us, we conducted a preliminary evaluation to determine which of those customers are likely to be affected by Year 2000 issues. We then surveyed those customers deemed at risk to determine their readiness with respect to Year 2000 issues, including (1) their awareness of Year 2000 issues, (2) plans to address such issues and (3) progress with respect to such plans. The survey included 100% of all depositors with average balances of $250,000 or greater, which is approximately 30% of our total dollar deposit base. The survey also included approximately 90% of our commercial/agricultural borrowers of $100,000 or more, which is approximately 50% of our total dollar loan base. The responses to these surveys were due by December 31, 1998. We are continuing to follow up with those borrowers who have not responded to the surveys.

As of the date of the prospectus, approximately 40% of such customers have responded to the survey and (1) all of those customers are aware of Year 2000 issues, (2) all are in the process of updating their systems and (3) all have informed us that they believe they will be ready for the Year 2000 date change by the end of 1999. We will continue to review such responses as they are returned and will encourage customers to resolve any identified problems. To the extent a problem is identified, we intend to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects a borrower, we may be required to charge-off the loan to that borrower. For a discussion of possible effects of such charge-offs, see "--Contingency Plans" below. In the event that Year 2000 noncompliance causes a depositor to withdraw funds, we plan to maintain additional cash on hand. We rely on the Federal Reserve for electronic fund transfers and check clearing and we understand that the Federal Reserve expects its systems to be Year 2000 compliant in mid-1999. With respect to our borrowers, we include in our loan documents a Year 2000 disclosure form and an addendum to the loan agreement in which the borrower represents and warrants its Year 2000 compliance to the bank.

     Contingency Plans

We are finalizing our contingency planning with respect to the Year 2000 date change and believe that if our own systems should fail, we could convert to a manual entry system for a period of up to three months without significant losses. We believe that any mission critical systems could be recovered and operating within seven days. In the event that the Federal Reserve is unable to handle electronic funds transfers and check clearing, we do not expect the impact to be material to our financial condition or results of operations as long as we are able to utilize an alternative electronic funds transfer and clearing source. As part of our contingency planning, we have reviewed our loan customer base and the potential impact on capital of Year 2000 noncompliance. Based upon such review, using what we consider to be a reasonably likely worst case scenario, we have assumed that certain of our commercial borrowers whose businesses are most likely to be affected by Year 2000 noncompliance would be unable to repay their loans, resulting in charge-offs of loan amounts in excess of collateral values. If this occurs, we believe that it is unlikely that our exposure would exceed $280,000, although we cannot assure you of this amount and the amount could be higher. We do not believe that this amount is material enough for us to adjust our current methodology for making provisions to the allowance for loan losses. In addition, we plan to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

                                    BUSINESS

OUR COMPANY

We are a bank holding company headquartered in Warsaw, New York, which is located 45 miles southwest of Rochester and 45 miles southeast of Buffalo. We operate as what is referred to in the banking industry as a super-community bank holding company--a bank holding company that owns multiple community banks that are separately managed. We own four commercial banks that provide consumer, commercial and agricultural banking services in Western and Central New York State. We were formed in 1931 to facilitate the management of three of these banks that had been primarily owned by the Humphrey family during the late 1800s and early 1900s. In recent years, we have grown through a combination of internal growth, the opening of new branch offices and the acquisition of a community bank and branches of other banks. On December 31, 1998, we had assets of $976.2 million, loans receivable of $655.4 million, deposits of $850.5 million and shareholders' equity of $96.6 million.

As a super-community bank holding company, our strategy has been to manage our bank subsidiaries on a decentralized basis. We feel that this strategy provides each bank with the flexibility to efficiently serve its markets and respond to local customer needs. Under our structure, each bank retains its name and board of directors as well as substantial autonomy in its day-to-day operations. The presidents of our banks are empowered to set goals and implement employee incentive programs to maximize their bank's performance. While we generally operate on a decentralized basis, we have consolidated selected lines of business, operations and support functions in order to achieve economies of scale, greater efficiency and operational consistencies.

OUR BANKS

We operate through four subsidiary banks: Wyoming County Bank, The National Bank of Geneva, The Pavilion State Bank and First Tier Bank & Trust. Our banks operate 28 branches and 35 ATMs in eight contiguous counties of Western and Central New York State: Allegany, Cattaraugus, Genesee, Livingston, Ontario, Seneca, Wyoming and Yates. We have opened five new branches in the past four years, and we expect to open a new branch in Monroe County in the second half of 1999. This new branch will be our first branch in the county in which Rochester is located. A brief description of each of our banks is set forth below.

     Wyoming County Bank

Wyoming County Bank (or "WYCO") is headquartered in Warsaw, New York and was chartered in 1851 by the New York State Superintendent of Banks. Prior to the formation of FII, WYCO had been owned and managed by members of the Humphrey family since 1869. WYCO has 11 full-service banking offices and 12 ATMs in Wyoming, Livingston and Cattaraugus Counties. According to FDIC-published data, it commands the largest market share of deposits in Wyoming County and the second-largest share in Livingston County. In 1997, WYCO ranked as the largest agricultural lender in New York State and the eighth-largest lender in the United States under the FSA loan program. It was also rated the "friendliest small business lender" in New York State in the $100 million - $500 million asset size category by the SBA in 1997. Through its trust department, WYCO provides a wide variety of trust and fiduciary services. WYCO has an application pending with the New York State Superintendent of Banks to open a branch in Honeoye Falls in Monroe County, which is located in one of the fastest-growing towns in that county. As of December 31, 1998, WYCO had assets of $372.9 million, loans of $261.5 million, deposits of $328.4 million and shareholders' equity of $38.9 million.

     The National Bank of Geneva

The National Bank of Geneva (or "NBG"), founded in 1817, is a national bank engaged in commercial banking as authorized by the National Bank Act. NBG's main office is located in Geneva, New York, and it has six full-service banking offices and 13 ATMs in Ontario, Seneca and Yates Counties. NBG is one of the top agricultural and Small Business Administration lenders in New York State. In 1997, it was named "Business of the Year" by the Geneva Area Chamber of Commerce. NBG has also played a major role in financing new economic expansion in the region such as the BonaDent Dental Laboratories, a new resort hotel on Seneca Lake and the Finger Lakes Outlet Mall.

NBG is in the process of obtaining trust powers. According to FDIC-published data, it enjoys the largest deposit market share in Yates County and the second largest share in Ontario County. NBG opened its first Seneca County branch in October, 1998 and comparable data for that branch as of June 30, 1998 does not exist. If the Seneca County branch had been open on June 30, 1998 and had deposits at that time equal to its deposits on December 31, 1998, it would have had the sixth largest deposit market share in Seneca County on that date. As of December 31, 1998, NBG had assets of $372.1 million, loans of $243.2 million, deposits of $327.6 million and shareholders' equity of $34.4 million.

     The Pavilion State Bank

The Pavilion State Bank (or "PSB") is a New York State-chartered bank that was founded in 1928 and has its main office in Pavilion, New York. Prior to the formation of FII, PSB had been owned and managed by members of the Humphrey family since its inception. PSB has five full-service banking offices (including an in-store branch at a Tops supermarket in Batavia) and three ATMs in Genesee and Livingston Counties. Due to its proximity to the western suburbs of Rochester, PSB attracts deposits from Monroe County as well. According to FDIC-published data, PSB has the fourth-largest deposit market share in Genesee County. In 1998, PSB was named "Business of the Year" by the Genesee County Chamber of Commerce. As of December 31, 1998, PSB had assets of $125.5 million, loans of $86.6 million, deposits of $109.0 million and shareholder's equity of $11.1 million.

     First Tier Bank & Trust

First Tier Bank & Trust (or "FTB") is a New York State-chartered bank (chartered in 1902 as the Salamanca Trust Company) headquartered in Salamanca, New York. We acquired FTB in March 1990. It has six full-service banking offices and seven ATMs in Allegany and Cattaraugus Counties, and utilizes its trust powers to provide fiduciary and administrative services to its customers. According to FDIC-published data, FTB has the third-largest deposit market share in Cattaraugus County and the fifth-largest share in Allegany County. As of December 31, 1998, FTB had assets of $100.3 million, loans of $64.2 million, deposits of $89.1 million and shareholder's equity of $8.3 million. At the time we acquired FTB, it had assets of $40.0 million, loans of $26.3 million and deposits of $34.8 million.

OUR SERVICES AND PRODUCTS

Our banks provide a wide range of consumer and commercial banking services and products to individuals, municipalities and small and medium size businesses, including agribusiness. Our consumer banking services include checking and savings accounts, money market accounts, debit and credit cards, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, student loans, automobile loans, personal loans, safe deposit boxes and Christmas clubs. Our commercial and agricultural banking services and products include business checking accounts, cash management accounts, commercial and agricultural working capital and revolving lines of credit, commercial and agricultural mortgages, equipment loans and leases, crop and cattle loans, letters of credit and accounts receivable factoring. We also provide payroll direct deposit and cash management services and act as a depository and collection agent for municipal tax receipts. Each of our banks offer similar types of services and products, but they tailor aspects of them to address local market conditions.

In addition to traditional banking services, we provide a variety of fee-based services. We service a portfolio of mortgages that we originated and sold, aggregating $177.8 million and generating $1.2 million in service income during 1998. Since 1994, we have been offering, through a "dual employee" program with Invest Financial Services Corporation, a wide range of mutual fund and variable annuity products to our customers. During 1998, our sales of these investment products exceeded $25 million and generated over $672,000 in net commissions and fees. We are in the process of establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. Our trust business is presently conducted by Wyoming County Bank and First Tier Bank & Trust. These banks have trust powers and render services as trustee, executor, administrator, guardian, managing agent, custodian and other fiduciary activities authorized by law. The National Bank of Geneva is in the process of obtaining trust powers. We are also exploring the acquisition of insurance agency operations that would further enhance our position as a full-service provider of financial services.

While our banks function as community banks, we provide our customers with a broad range of competitive services generally provided only by larger, regional banks. Currently, we provide customers with 24 hour ATM access, telephone customer service and 24 hour automated telephone account access. Those of our banks that are located near college communities (such as SUNY Geneseo, Hobart and William Smith College and St. Bonaventure University) maintain ATMs on campus to introduce students to the banks. Each of our banks offer interactive internet banking and bill paying services, and provide general bank information through web sites maintained by each bank. We are planning to introduce a corporate cash management account module to our existing internet banking program during the second quarter of 1999.

OUR OPERATING STRUCTURE AND PHILOSOPHY

All of our banks are separate wholly-owned subsidiaries of FII (except for statutory directors' shares in the case of The National Bank of Geneva aggregating 0.90% of its outstanding shares and 0.35% of the shares of Wyoming County Bank). We manage our banks using the super-community banking model which allows each bank to operate with substantial autonomy, thereby increasing their responsiveness to local needs and differentiating them from other large competitors. Each of our banks is managed by a separate Board of Directors and a local president. Each bank also has advisory boards of local community leaders and businesspeople, who provide an important network of business contacts. Our banks are also operated as separate profit centers, with a significant portion of each bank president's compensation tied to his bank's performance. Our banks seek to develop broad customer relationships in the communities they serve by providing exceptional service, offering local convenience and establishing strong community ties. Many of our board members and officers actively participate in civic and public service activities in the local communities we serve in order to maintain community relationships, to monitor market conditions and customer needs and to help improve the quality of life in the community. The satisfactory ratings in Community Reinvestment Act examinations that our banks have consistently received is one indicator of their commitment to the communities they serve.

We have invested heavily in our officers and employees by recruiting talented bankers in our various market areas and rewarding performance with economic incentives. Generally, performance-based compensation accounts for between 20-30% of the compensation of each member of the senior management team. We seek to develop a strong sales culture in each of our banks, with an emphasis on business development at the advisory board and loan officer level, and on customer relationship development at all levels. Each branch manager is empowered to offer a range of services and products tailored to the needs of the customers of that branch, and is encouraged to regard his or her branch as a franchise to be developed. Under our team incentive program, every branch employee is incentivized to cross-sell to existing customers and to identify prospective customers. Other incentives exist at the branch manager level, designed to motivate "high performance banking" in each branch.

FII provides operational and support functions for each bank which create economies of scale and greater efficiency. In early 1997, we opened a new operations center at our headquarters in Warsaw where we consolidated selected lines of business, operations and support functions to achieve both quality control and cost savings. The consolidated operations include data processing, accounting, deposit operations, item processing, salary and benefits administration, audit and compliance and training functions. To maximize our ability to perform these functions efficiently on a consolidated basis, we upgraded our IBM AS/400 mainframe computer system and telecommunications network in 1998. Our upgraded system, utilizing Jack Henry & Associates' Silverlake application software, permits us to maintain financial information on a fully integrated, on-line, consolidated basis, which allows both the subsidiary banks and us to have access to this information. We are frequently invited by Jack Henry & Associates to "market test" new products and applications. Our infrastructure of technological and back office support has the capacity to serve the current needs of our banks and has significant excess capacity to service the additional needs created by our anticipated future expansion, either by means of internal growth or through acquisitions.

Consistent with our super-community model, FII makes strategic decisions and establishes the overall policies for the combined entity. FII provides the banks with guidance in the areas of credit policy and administration, strategic planning, asset/liability management, investment portfolio management, human resources management, audit procedures and other financial and administrative services. FII acts as a clearinghouse for information--sharing good ideas developed at the individual banks with the other banks and communicating with each of the banks about problems identified or encountered at the other banks. At present, there are seven holding-company level management committees--executive, asset/liability, loan administration, operations, sales, training and marketing--that contain both holding company and bank representatives. These committees function to coordinate and centralize policy-making in these key areas.

Although the super-community banking model has many benefits, there are inherent risks associated with decentralized management. To counter these risks, we have implemented measures designed to ensure that the banks consistently follow our policies and maintain our conservative lending approach and strong asset quality. For example, our Chief Executive Officer is a member of the Board of Directors of each of the banks and he must be given advance notice of all significant actions that will be proposed by the management of a bank to its board. In addition, we use a third party loan review firm to systematically review the loan portfolios originated and maintained by each of our banks. We also actively monitor the financial condition of the banks on a consolidated basis to ensure that our overall operations are consistent with our policies and objectives.

OUR MARKET POSITION

The eight-county market that we serve is predominately a region of dairy and cash crop farms and small, rural towns; however, it also encompasses the growing suburbs and exurbs of Rochester and Buffalo, the two largest cities in New York State outside of New York City, which have combined metropolitan area populations of over two million people. Based on FDIC-published data, as of June 30, 1998, our banks had the largest deposit market share in Livingston, Wyoming and Yates Counties, the second largest share in Ontario County, the third largest share in Genesee and Cattaraugus Counties and the fifth largest share in Allegany County. Wyoming County Bank ranked as the largest agricultural lender under the federally-guaranteed FSA program in New York State and the eighth largest in the United States.

Our market area is geographically and economically diversified because we serve both rural markets and, increasingly, the larger more affluent markets of suburban Rochester and suburban Buffalo. Our rural markets have a diverse economic base which includes farming and farm-related industry, light and heavy manufacturing, educational facilities, natural resources and tourism. The variety of our rural customer base allows us to spread our lending risk throughout a number of different industries. The metropolitan economies of Rochester and Buffalo provide us with the opportunity to further diversify the industries represented in our loan portfolio. We anticipate allocating more resources to increase our presence in the markets around these two cities. By doing so, we hope to fill the void created by the acquisition of many of the independent community banks that once served those areas.

Our super-community banking strategy competitively positions us as one of the few mid-sized financial institutions in our market that combines responsive community banking with the sophistication, capacity and range of services and products of a larger regional bank holding company. We believe that we have been able to compete effectively with larger and smaller financial institutions by offering a broad range of services and products that respond to specific needs, emphasizing competitive pricing, providing superior customer service and utilizing local decision-making. By doing so, we have established long-term customer relationships and built customer loyalty. We believe that our competitive advantage in our market is strengthened by our deep roots in the region and our dominant market share in the communities we presently serve.

Over the course of the last decade, a number of community banks and thrifts operating in our market have been sold or placed into receivership by the Resolution Trust Corporation or the FDIC during the banking crisis of the late 1980s and early 1990s. Banks that no longer independently exist include Central Trust Company, Columbia Savings Bank, Goldome F.S.B., Monroe Savings Bank, Empire of America FSB, First Federal Savings and Loan Association of Rochester, First National Bank of Rochester, Onbank and Rochester Community Savings Bank. In addition, the large commercial banks operating in the region now are less associated with the area than they once were. For example, The Chase Manhattan Bank acquired its presence by purchasing Lincoln First Bank of Rochester in 1984. Following its merger with Chemical Bank, it has consolidated many of what were formerly local functions and decision-making into its New York City headquarters. Also, HSBC Bank, formerly known as Marine Midland Bank, was founded and based in Buffalo. It is now a subsidiary of an international bank holding company based in Hong Kong. Fleet National Bank is the successor entity of Fleet Bank of New York, which acquired Norstar Bank in the late 1980s. With the pending merger of Fleet Financial Corporation and BankBoston, we believe that Fleet National Bank's focus may shift to consolidating its position in New England, possibly resulting in branch divestitures in rural areas of our market. We believe that the remaining large banks in our market will find it


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increasingly difficult to remain competitive in the more rural areas and will likely continue to refocus their resources toward the more urban areas. We feel that we are well positioned to attract customers disaffected with the metropolitan focus of these large banks and to be a competitive acquiror of any branches sold by the large banks who choose to reduce their operations in the rural markets. Further, we believe that we are well positioned to be an attractive acquiror of community banks in our market who may choose to affiliate with a larger, locally-based institution with a broader range of services, products and back-office support.

We have a track record of successfully negotiating the acquisition of and integrating bank branches and small banks. Our historical acquisition activity has included the purchase of Wyoming County Bank's Attica branch from Security Trust Company in 1984, Salamanca Trust Company (now First Tier Bank & Trust) in 1990, First Tier Bank & Trust's Allegany branch from Manufacturer's Hanover Trust in 1992 and two branches in Yates County (acquired by The National Bank of Geneva) and Livingston County (acquired by Wyoming County Bank) from the Resolution Trust Corporation as receiver of Columbia Federal Savings Bank in 1994. All of our acquisitions have been profitably integrated into our operations.

COMPETITION

The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the market areas in which our banking operations are located. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores that maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we offer. Our primary competitors are large commercial banks such as The Chase Manhattan Bank, Fleet National Bank, HSBC Bank (formerly Marine Midland Bank), Key Bank and M&T Bank and small local banks, savings banks and credit unions.

OUR GROWTH STRATEGY

Our primary business objectives are to enhance our profitability and be the dominant financial services provider in our market. We have engaged in long-term strategic planning for many years and, in 1998, we adopted an updated comprehensive strategic plan after conducting a detailed examination of the performance and market prospects of each of our banks and our company as a whole. This section outlines some key elements of our strategy for future growth.

     Expand Traditional Banking Base

In recent years, we have grown in each of the markets in which we operate. Our primary goal is to continue to expand our traditional banking base by increasing the number of households and businesses served in our market and targeted new markets. We intend to achieve such expansion by continuing to provide a high level of customer service, competing for customers of recently acquired banks in our market area, offering a broad range of services and products at competitive prices and implementing new technologies and delivery systems. We are continually exploring new and alternative delivery channels for our services and products, including telephone banking, internet banking, in-store branches, automated bill payment services and ATMs. We intend to continue seeking opportunities to expand either by acquiring existing banks or branches of banks or by establishing new branches. By expanding our traditional banking base, coupled with careful asset-liability management, low-cost core deposits and prudent loan underwriting and investments, we seek to increase our net interest income.

     Strengthen Sales Culture

We recognize that our existing customers represent an attractive opportunity to expand our business. Accordingly, we seek to increase the number of bank services and products used by each of our customers. This strategy complements our strategy of increasing noninterest revenues because it emphasizes the sale of different types of services and products. We actively train employees to cross-sell our services and products, are expanding our use of software and other systems to identify cross-selling opportunities and provide performance incentives to our



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managers and employees for cross-selling success. Effective cross-selling aimed at satisfying the needs of our customers should enhance their satisfaction and our retention of their business.

     Increase Noninterest Revenues

In order to lessen our reliance on our net interest income we are seeking to increase our noninterest revenues. We plan to increase our noninterest revenues by continually offering expanded and new fee-based bank services and products. We are in the process of expanding the trust operations of our banks beyond the two which currently have trust powers and establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. We are also exploring the acquisition of insurance agency operations that would further enhance our position as a full-service provider of financial services. We are evaluating other types of services that we can offer such as real estate appraisals, leasing, payroll processing and title insurance.

     Focus on Efficiency

While we have a very favorable efficiency ratio, our goal is to reduce it even further. We plan to continue to maintain tight control of overhead and expenses and to further centralize common functions presently performed by all four banks to the extent that such centralization can be accomplished without undermining the benefits we get from our super-community banking model. We believe that by increasing our use of technology that we have already implemented, and by further centralizing back office operations, we can accommodate substantial additional growth without incurring proportionately greater operational costs.

     Preserve Conservative Credit and Interest Rate Risk Profile

While we plan to expand our business, we understand that if we do so by simply loosening our credit standards, the result may be loan losses that are greater than the additional revenues generated by such loans. As a result, we are firmly committed to continuing to maintain our asset quality through our conservative credit culture and continuing to actively manage our exposure to interest rate risk.

     Retain and Attract Talented Employees

We seek to retain, attract and incent talented management, employees and directors with a corporate culture emphasizing integrity, teamwork, customer and community focus and personal initiative. Our decentralized super-community management structure and emphasis on performance-based compensation provide significant opportunity for responsibility, accountability and reward for highly motivated employees. We will continue to offer and expand employee training, resource support and incentive compensation to retain and attract individuals who can perform well within our organization.

OUR EMPLOYEES

Together with our banks, we have approximately 340 full-time and 100 part-time employees. We consider our relationship with our employees to be very good. We perform an annual corporate culture survey to assist management in continuously improving this relationship. We believe that we must have a high-performance team of employees to be a high-performance company. Our human resource management and compensation programs are designed and managed to support this philosophy.

OUR PROPERTIES

We currently conduct our business through our corporate office and our full service bank offices and branches. Our new headquarters and operations center is located in Warsaw, New York. We lease this facility for a nominal rent from the Wyoming County Industrial Development Agency for local tax reasons and have the right to purchase it for nominal consideration beginning in November, 2006. The following table lists the properties of each of our subsidiary banks:

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                                                     LEASED OR      EXPIRATION
         LOCATION                TYPE OF FACILITY      OWNED         OF LEASE
         --------                ----------------      -----         --------

WYOMING COUNTY BANK
  Warsaw........................   Main Office          Own             --
  Mount Morris..................     Branch             Own             --
  Lakeville.....................     Branch             Own             --
  Attica........................     Branch             Own             --
  North Java....................     Branch             Own             --
  Wyoming.......................     Branch             Own             --
  North Warsaw..................     Branch             Own             --
  Strykersville.................     Branch             Own             --
  Yorkshire.....................     Branch            Lease        April 2002
  Geneseo.......................     Branch             Own             --
  Dansville.....................     Branch            Lease       December 2001

THE NATIONAL BANK OF GENEVA
  Geneva........................   Main Office          Own             --
  Canandaigua...................     Branch             Own             --
  Seneca County.................     Branch             Own             --
  Penn Yan......................     Branch             Own             --
  Plaza.........................     Branch        Ground Lease    December 2016

THE PAVILION STATE BANK
  Pavilion......................   Main Office          Own             --
  Caledonia.....................     Branch            Lease        April 2006
  Leroy.........................     Branch             Own             --
  Batavia In-Store..............     Branch            Lease        August 2008
  Batavia.......................     Branch            Lease       October 2001

FIRST TIER BANK & TRUST
  Salamanca.....................   Main Office          Own             --
  Ellicottville.................     Branch             Own             --
  Allegany......................     Branch             Own             --
  Olean.........................     Branch             Own             --
  Cuba..........................     Branch            Lease       November 2007

LEGAL PROCEEDINGS

From time to time we and our banks are parties to or otherwise involved in legal proceedings arising in the normal course of our business. We do not believe that there is any pending or threatened proceeding against us or the banks which, if determined adversely, would have a material effect on our business, results of operations or financial condition.





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

                           SUPERVISION AND REGULATION

The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds regulated by the FDIC and the banking system as a whole, and not for the protection of shareholders or creditors of bank holding companies. The various bank regulatory agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines, operational restrictions and other penalties for violations of laws and regulations.

The following description summarizes some of the laws to which we and our subsidiaries are subject. References to applicable statutes and regulations are brief summaries and do not claim to be complete. They are qualified in their entirety by reference to such statutes and regulations. We believe that we are in compliance in all material respects with these laws and regulations.

THE COMPANY

We are a bank holding company registered under the Bank Holding Company Act, and are subject to supervision, regulation and examination by the Federal Reserve Board. The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the holding company's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board's Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Capital Adequacy Requirements. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines



                                       49
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require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0%
is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of December 31, 1998, our ratio of Tier 1 capital to total risk-weighted assets was 13.71% and our ratio of total capital to total risk-weighted assets was 14.96%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Capital Resources."

In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of December 31, 1998, our leverage ratio was 9.58%.

The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as we will be upon consummation of the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of FII.

In addition, any entity is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of our outstanding common stock, or otherwise obtaining control or a "controlling influence" over us.



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THE BANKS

WYCO, PSB and FTB are New York State-chartered banks, and NBG is a national bank chartered by the Office of the Comptroller of Currency. All of the deposits of our four subsidiary banks are insured by the FDIC through the Bank Insurance Fund. FTB is a member of the Federal Reserve System. Our banks are subject to supervision and regulation that subject them to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC, the Federal Reserve Board and the New York State Banking Department (in the case of the state-chartered banks) and the Office of the Comptroller of Currency (in the case of NBG). Because the Federal Reserve Board regulates the bank holding company parent of the banks, the Federal Reserve Board also has supervisory authority which directly affects the banks.

Restrictions on Transactions with Affiliates and Insiders. Transactions between the holding company and its subsidiaries, including the banks, are subject to
Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of FII or our subsidiaries.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the holding company and its affiliates be on terms substantially the same, or at least as favorable to the banks, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by the banks have provided a substantial part of our operating funds and, for the foreseeable future, we anticipate that dividends paid by the banks will continue to be our principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the subsidiaries. Under federal law, the subsidiaries cannot pay a dividend if, after paying the dividend, a particular subsidiary will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the bank would continue to meet its capital requirements after the dividend.

Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as us) or any shareholder or creditor thereof.

Examinations. The New York State Banking Department (in the case of WYCO, PSB and FTB), the Office of the Comptroller of the Currency (in the case of NBG), the Federal Reserve Board and the FDIC periodically examine and evaluate our banks. Based upon such examinations, the appropriate regulator may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between what the regulator determines the value to be and the book value of such assets.

Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. The FDIC Improvement Act of 1991 requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers.

Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for us. As of December 31, 1998, the ratio of Tier 1 capital to total risk-weighted assets for our banks was 14.96% for WYCO, 12.08% for NBG, 12.82% for PSB and 12.74% for FTB, and the ratio of total capital to total risk-weighted assets was 16.21% for WYCO, 13.21% for NBG, 14.07% for PSB and 14.00% for FTB. See "Management's Discussion and Analysis of Financial Condition and Result of Operation--Liquidity and Capital Resources."

The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. As of December 31, 1998, the ratio of Tier 1 capital to average total assets (leverage ratio) was 9.88% for WYCO, 9.14% for NBG, 8.74% for PSB and 8.14% for FTB. See "Management's Discussion and Analysis of Financial Condition and Result of Operation of the Company--Liquidity and Capital Resources."

Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A "well-capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is "undercapitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

Deposit Insurance Assessments. The bank subsidiaries must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by the FDIC Improvement Act. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk

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classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

The FDIC maintains a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

The Deposit Insurance Fund Act of 1996 contained a comprehensive approach to recapitalizing the Savings Association Insurance Fund and to assuring the payment of the Financing Corporation's bond obligations. Under this law, banks insured under the Bank Insurance Fund are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation in 1987 to help shore up the ailing Federal Savings and Loan Insurance Corporation. The Bank Insurance Fund rate must equal one-fifth of the Savings Association Insurance Fund rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter Bank Insurance Fund and Savings Association Insurance Fund payers will be assessed pro rata for the Financing Corporation bond obligations. With regard to the assessment for the Financing Corporation obligation, the current Bank Insurance Fund rate is 0.0122% of deposits.

Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us or our banking subsidiaries, as well as the officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation: the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications regarding establishing branches, mergers or other bank or branch acquisitions. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company.
An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, our subsidiary banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include, among others, the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Our banks must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

Various legislation is introduced in Congress from time to time that includes proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds. Recently, both the House and Senate Banking Committees have approved a major financial services reform bill, the Financial Services Act of 1999 (H.R. 10) which, if it becomes law, would repeal the Glass-Steagall Act and permit cross-ownership and affiliations among bank holding companies, securities and insurance firms, as well as permit new investments by bank holding companies in non-banking businesses. While it is uncertain what the final form of the legislation will be, and whether any reform legislation will be enacted at all, if enacted, such legislation could change a number of banking statutes and our operating environment in substantial and possibly unpredictable ways. We cannot determine the ultimate effect that such legislation, if enacted, or implementing regulations with respect thereto, would have upon our financial condition or results of operations.

EXPANDING ENFORCEMENT AUTHORITY

One of the major additional burdens imposed on the banking industry by the FDIC Improvement Act is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, the Office of the Comptroller of Currency, the New York State Superintendent of Banks and the FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. The FDIC Improvement Act, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on our business and earnings cannot be predicted.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following is a list of the directors and executive officers of FII:

       Name               Age                     Position
       ----               ---                     --------

W.J. Humphrey, Jr.         75         Director, Chairman of the Board
Peter G. Humphrey          44         Director, President and Chief Executive
                                      Officer
Jon J. Cooper              46         Director, Senior Vice President of FII,
                                      President of WCB
Barton P. Dambra           57         Director
James R. Hardie            56         Director
Donald G. Humphrey         68         Director
W.J. Humphrey, III         48         Director, Senior Vice President of FII,
                                      President of PSB
Thomas L. Kime             45         Director, Senior Vice President of FII,
                                      President of NBG
H. Jack South              72         Director
Donald I. Wickham          65         Director
James H. Wyckoff           47         Director
Randolph C. Brown          45         Senior Vice President of FII, President
                                      of FTB
Regina R. Colegrove        49         Vice President, Manager of Human Resources
Sonia M. Dumbleton         37         Vice President, Manager of Internal Audit
                                      & Compliance
David L. MacIntyre         53         Assistant Vice President, Manager of
                                      Investment Services
R. Mitchell McLaughlin     41         Vice President, Manager of Operations
Ronald A. Miller           50         Senior Vice President, Chief Financia
                                      Officer
Steven S. Perl             32         Vice President, Controller


BIOGRAPHICAL INFORMATION

W. J. Humphrey, Jr. has been a director since 1948 and Chairman of the Board since 1991. He is the retired President of FII and WYCO. He serves as director of WYCO, PSB and is a Director Emeritus of NBG. He is a former director of Rochester Telephone (Frontier Corp.) and The Automobile Club of Buffalo. He is a former Chairman of the Genesee State Park and Recreation Commission and served as Commissioner from 1963-1981. He served as Director and President of the Society for the Genesee and the Lakes and is a former President of the Wyoming County Industrial Development Corporation.

Peter G. Humphrey has served as a director since 1983. Since 1994, he has been President and Chief Executive Officer of FII. He joined WYCO in 1979 after completing Marine Midland Bank's management training program. He became President of WYCO in 1986 and is currently a director and Chairman of that bank. He is also a director and Chairman of FTB and a director of PSB and NBG. He is a past president of the Independent Bankers Association of New York State and was recently elected Treasurer of the New York Bankers Association. Long active in community and trade association affairs, he was appointed in 1994 by Governor George Pataki as Chairman of the Genesee Region of the New York State Parks, Recreation and Historic Preservation Commission.

Jon J. Cooper has served as a director since 1997. Since 1998 he has been the President and Chief Executive Officer of WYCO after serving as the President and Chief Operating Officer starting in 1997. Prior to joining WYCO he was a Senior Vice President with Fleet Bank in Buffalo in the small business lending group. As a member of their consumer banking division, he was responsible for managing the key retail branch locations in the Western New York area. He serves on the Board of Directors of the Wyoming County Business Development Council and the Genesee Community College Foundation. He is a member of the SUNY Geneseo College Advisory Council.

Barton P. Dambra has served as a director since 1993 and is a director of PSB. He is currently President of Markin Tubing and has served in that position since 1978. Prior to that he was a partner with Knauf & Knauf, an accounting firm located in Rochester, New York. He has been a certified public accountant since 1967. He is a board member of the LeRoy Historical Society and a member of the American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants and the LeRoy Sports Boosters. He is a past President and board member of the LeRoy Rotary, served on the LeRoy United Way Committee, was a charter member of the Private Industry Council and was previously a member of the Wyoming County Business Development Corporation.

James R. Hardie has served as director since 1997. He is the President and founder of Austin Hardie Wise Agency, Inc., an insurance agency located in Attica, New York. He also serves as a director of the WCB. He is a director of the Wyoming County Business Development Corp. and Chairman of the Wyoming County Republican Booster Club. He is Vice President of Combined Financial Services. He is a past President of the Attica Lions Club, a past President of the Bennington Jaycees, and a past Vice President of the Attica Central School Board. He previously served as Chairman of the Town of Bennington Zoning Board and as a director of Genesee Country Bank and the Automobile Club of Western New York.

Donald G. Humphrey has served as a director since 1958. He is the retired Vice President and Chief Mortgage Officer of WCB. He volunteers for the Coast Guard Auxiliary and is a member of the Warsaw Kiwanis Club. He is a board member of the Silver Lake Country Club, of which he is a past President.

W. J. Humphrey, III has served as a director since 1982. He has been the President and Chief Executive Officer of PSB since 1981 and a Senior Vice President of FII since 1982. Prior to joining FII, he was an employee of Marine Midland Bank and is a graduate of its credit training program. He is Chairman of the Genesee County Comprehensive Master Plan, Genesee 2000 and President of the Genesee County Business Education Alliance. He is President of GLOW School to Work and, in 1996, was appointed by Governor George Pataki as a trustee of Genesee Community College SUNY. He serves on the Board of Directors of the New York Bankers Association and is Chairman of the New York Bankers Group 1. He is a member of the Rochester/Finger Lakes Regional Advisory Board of Empire State Development Corporation.

Thomas L. Kime has served as a director since 1989. He has been the President and Chief Executive Officer of NBG since 1989 where he began in 1976 as an agricultural and commercial lender. He has also served as an investment officer. He became a director of NBG in 1981. He is active in the City of Geneva, Seneca County and Ontario County economic development organizations, and is a member of the board of directors of the Independent Bankers Association of New York State. He serves as a director of the Finger Lakes Regional Health System, is Chairman of the Board of the Finger Lakes Cooperative Insurance Company and is a member of the Finger Lakes Community College Foundation Board.

H. Jack South has served as a director since 1998. He has been a director of FTB since 1989. He is a past director and treasurer of Holimont ski resort. He is a past national President of Ductile Iron Society and served as trustee of the Foundry Educational Foundation.

Donald I. Wickham has served as a director since 1993 and has been a director of NGB since 1973. Since 1996 he has been an associate with Klassen Associates, a business brokerage firm located in Rochester, New York. Prior to that he was President of Globe Travel in Fairport, New York. From 1984 to 1988 he served as a director of the Buffalo Branch of the Federal Reserve Board (New York City). He previously served as a director of Curtice Burns Foods, Inc. and is a past President of Pro-Fac Cooperative, Inc. He is a former member of the Cornell University Agriculture Advisory Board.

James H. Wyckoff has served as a director since 1985. He is currently serving a dual appointment as Associate Professor of the Department of Public Administration and the Department of Economics at SUNY Albany. He is a faculty member of the Public Policy Program. He is a director of the American Education Finance Association, the Albany Academy of Finance and is a member of the National Academy of Sciences. He has been an active member of various New York State Regents study groups. He teaches graduate and undergraduate courses in public finance, public affairs and economics.

Randolph C. Brown has served as Vice President since 1991 and was elected Senior Vice President in 1998. He has been the President and Chief Executive Officer of FTB since 1991. Prior to joining FTB, he was a commercial loan officer with Community Bank Systems and, before that, was a regional senior lender at Fleet Bank.

Regina R. Colegrove has served as Vice President since 1991. Previously she served as Assistant Vice President and Director of Human Resources at WYCO.

Sonia M. Dumbleton has served as Vice President since 1996. She has been a Senior Internal Auditor with FII since 1984.

David L. MacIntyre has served as an Assistant Vice President since 1998 and has been FII's investment products manager since 1993. Previously he was a financial services consultant with Citicorp Investment Services in Rochester, New York.

R. Mitchell McLaughlin has served as Vice President since 1995. He previously served as Senior Vice President and Financial Officer of WYCO.

Ronald A. Miller has served as Senior Vice President and Chief Financial Officer since 1996. From 1994 to 1996 he was Senior Vice President and Controller of a Retail Banking Division of Fleet Financial Group. From 1988 to 1994 he served as Senior Vice President and Controller of Fleet Bank, Albany, New York.

Steven S. Perl has served as Vice President since 1998 and Controller since 1997. From 1995 to 1997 he was Vice President and Financial Officer of FTB. From 1992 to 1995 he was employed by Citibank, N.A. in its trust and cash management divisions.

TERMS AND COMMITTEES OF THE BOARD OF DIRECTORS

Directors are elected for three year terms, classified into Classes I, II and
III. Messrs. __________, __________ and __________ are Class I directors with terms of office expiring on the date of our annual meeting of shareholders in 2000; Messrs. __________, __________ and __________ are Class II directors with terms of office expiring on the date of our annual meeting of shareholders in 2001; and Messrs. __________ and __________ are Class III directors with terms of office expiring on the date of our annual meeting of shareholders in 2002. Each of our officers is elected by the Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The Board of Directors has established Audit, Compensation and Nominating Committees. The Audit Committee reviews the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing its function, the Audit Committee meets separately with representatives of our independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Dambra, South, Wickham and Hardie, all of whom are independent directors.

The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers and for establishing policies to deal with various compensation and employee benefit matters. A committee of the Compensation Committee administers our stock option plan and makes recommendations to the Board of Directors as to option grants to our employees under such plan. The Compensation Committee is comprised of Messrs. Wyckoff, D. G. Humphrey, South, Wickham, Dambra and Hardie, all of whom are independent directors, and Peter G. Humphrey and W. J.
Humphrey, Jr., both of whom are officers of FII.

The Nominating Committee is responsible for nominating individuals to serve on the Board of Directors. The Nominating Committee is comprised of Messrs. Wyckoff, D. G. Humphrey, South, Wickham, Dambra and Hardie, all of whom are independent directors, and Peter G. Humphrey and W. J. Humphrey, Jr., both of whom are officers of FII.

EXECUTIVE COMPENSATION

The following table sets forth information about the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers for the year ended December 31, 1998 (collectively, the "Named Executive Officers").


                                                                            LONG TERM
                                                                           COMPENSATION
                                 ANNUAL COMPENSATION                 --------------------------
                                 ------------------- OTHER ANNUAL     LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION        SALARY    BONUS   COMPENSATION    PAYOUTS    COMPENSATION(1)
---------------------------        ------    -----   ------------    -------    ---------------

Peter G. Humphrey..............  $249,956   $94,012        --        $10,453        $7,300
   President & Chief Executive
   Officer of FII

Jon J. Cooper..................   135,000    52,198        --             --         7,394
   Senior Vice President of FII
   and President & Chief
   Executive Officer of WYCO

Thomas L. Kime.................   151,672    60,059        --          6,552         8,100
   Senior Vice President of FII
   and President & Chief
   Executive Officer of NBG

W.J. Humphrey III..............   114,000    45,520        --          4,881         6,500
   Senior Vice President of FII
   and President & Chief
   Executive Officer of PSB

Randolph C. Brown..............   100,000    35,890        --          5,094         3,295
   Senior Vice President of FII
   and President & Chief
   Executive Officer of FTB
-------------------------

(1) Represents matching and additional performance contributions made by us under our 401(k) plan.


DIRECTOR COMPENSATION

We pay our directors who are not employed by us or the banks an annual retainer of $2,500 and a separate fee for each board or committee meeting that they attend. The fees for attending a Board meeting are $500 and the fees for attending an Audit Committee meeting are $400 for the committee chairman and $300 for each other member of the committee. The fees for attending a Compensation Committee or Nominating Committee meeting are $200 for the committee chairman and $150 for each other member of the committee. We do not pay the directors who are employed by us or the banks any annual retainer or any compensation for attending Board or committee meetings.

STOCK OPTION PLAN

On May ___, 1999, our shareholders approved the 1999 Employee Stock Option Plan, under which we may issue stock options to purchase shares of our common stock to our key employees. The employee option plan is administered by a subcommittee of our Compensation Committee which much consist of at least two non-employee directors (the "Option Committee"). The Option Committee is presently comprised of Messrs. __________, ___________ and ____________. The Option Committee is
authorized under the option plan to select employees eligible for participation in the plan, to make grants under the plan to such employees and determine the terms and conditions of the awards under the plan. An aggregate of ________ shares of our common stock has been reserved for issuance under the employee option plan. As of June 1, 1999, options to acquire an aggregate of ________ shares of our common stock have been granted under the plan.

Options granted under the employee option plan may be either incentive stock options, called ISOs, or such other forms of non-qualified stock options as the committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of our stock will be at least 110% of the fair market value of a share of our common stock on the date of grant. The exercise price of an ISO granted to an individual other than a 10% owner and of a non-qualified option will be at least 100% of the fair market value of a share of our common stock on the date of grant.

Options granted under the employee option plan may be subject to vesting and certain other restrictions at the sole discretion of the Option Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (1) the first date on which the initial grantee of such option is not employed by us for any reason other than termination without cause, death or permanent disability, or (2) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by us, options held by such person may be exercised by the participant, or in the event of the participant's death, by the participant's personal representative, any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of termination, but only if and to the extent that the employee was entitled to exercise the option at the date of such termination.

DEFINED BENEFIT PLAN

We maintain a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. Participants with five or more years of service are entitled to annual pension benefits beginning at 62 years of age. The amount of the retirement benefit is 1.75% of the participant's highest average five consecutive years' compensation multiplied by the number of years of service up to 35 years, plus 1.25% of the participant's highest average five consecutive years' compensation for service in excess of 35 years, not to exceed 40 years of creditable service, less 0.49% of the average of the participant's final three years' compensation multiplied by the number of years of service up to 35 years. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 1998, 1997 and 1996 was $35,000, $126,000 and 224,000, respectively, and the market value of the assets held by the plan was approximately $13.5 million. The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:

                                     YEARS OF SERVICE
                 ------------------------------------------------------
 COMPENSATION      15          20          25          30          35
 ------------      --          --          --          --          --
    100,000      23,962      31,949      39,937      47,924      55,912
    125,000      30,525      40,699      50,874      61,049      71,224
    150,000      37,087      49,449      61,812      74,174      86,537
    175,000      39,712      52,949      66,187      79,424      92,662
    200,000      39,712      52,949      66,187      79,424      92,662
    250,000      39,712      52,949      66,187      79,424      92,662
    300,000      39,712      52,949      66,187      79,424      92,662
    350,000      39,712      52,949      66,187      79,424      92,662
    400,000      39,712      52,949      66,187      79,424      92,662
    450,000      39,712      52,949      66,187      79,424      92,662
    500,000      39,712      52,949      66,187      79,424      92,662

For purposes of determining benefi ts under the plan, compensation includes salary and bonus but cannot exceed $160,000. The benefit computation is based on a life annuity with a five year ce rtain. The Social Security Offset (included in the above figures) is 0.49% times the three year final average salary up to covered compensation times the num ber of years of creditable service up to 35 years. This offset assumes a 1999 benefit for a participant of age 65. The estimated credited years of servic e for each of the Named Executive Officers as of December 31, 1998 was:

     *  Peter G. Humphrey                19.417
     *  Jon J. Cooper                     0.750
     *  Thomas L. Kime                   19.917
     *  W. J. Humphrey III               22.750
     *  Randolph C. Brown                 6.167

401(K) PLAN

We maintain a contributory profit sharing plan pursuant to Internal Revenue Code
Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense charged to our operations for 1998, 1997 and 1996 was $398,000, $389,000 and $400,000, respectively.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock and preferred stock as of April 16, 1999 by (1) each of our directors and the Named Executive Officers, (2) all directors and executive officers as a group and (3) each person who is known by us to own beneficially 5% or more of our common stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as our address. See "Management--Directors and Executive Officers of the Company."


                                               PERCENTAGE OF
                                             COMMON SHARES(1)
                             NUMBER OF     ---------------------     SHARES OF  PERCENTAGE   SHARES OF  PERCENTAGE
                              COMMON        BEFORE        AFTER      SERIES A   OF SERIES A  SERIES B   OF SERIES B
NAME OF BENEFICIAL OWNER      SHARES       OFFERING     OFFERING     PREFERRED   PREFERRED   PREFERRED   PREFERRED
------------------------      ------       --------     --------     ---------   ---------   ---------   ---------
W.J. Humphrey, Jr.            505,500       5.1%          4.7%           --          --       27,797       15.7%
Peter G. Humphrey             276,600(2)    2.8           2.6            54         2.9%       4,334(2)     2.5
Jon J. Cooper                   1,000        *             *             --          --          --         --
Barton P. Dambra                4,000        *             *             --          --          72          *
James R. Hardie                 1,000        *             *             --          --          --         --
Donald G. Humphrey            627,100       6.3           5.8            --          --       29,512       16.7
W.J. Humphrey, III            345,900(3)    3.5           3.2            73          4.0       5,257(3)     3.0
Thomas L. Kime                  6,600        *             *             --          --           18         *
H. Jack South                   1,000        *             *             --          --          --         --
Donald I. Wickham                 --        --            --             --          --          --         --
James H. Wyckoff              256,600       2.6           2.4            19          1.0       5,936        3.4
Randolph C. Brown               1,000        *            --             --          --           18         *
Executive officers
 and directors
 as a group (12 persons)    2,026,300      20.4          18.7           146          7.9      72,944       41.3
Wyoming County Bank           650,100(4)    6.6           6.0            --          --          --         --

*    Denotes less than one percent.

(1) Based on 9,915,600 shares outstanding before the offering and 10,818,733 shares outstanding after the offering, assuming 903,133 shares are issued in the offering.
(2) Includes 54,000 shares of common stock, 810 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by Peter G. Humphrey as custodian for Christopher G. Humphrey. Peter G. Humphrey disclaims beneficial ownership of such shares.
(3) Includes 50,000 shares of common stock, 738 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by W. J. Humphrey, III as custodian for W.J. Humphrey, V and 49,000 shares of common stock, 702 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by W. J. Humphrey, III as custodian for Jamie P. Humphrey. W. J. Humphrey, III disclaims beneficial ownership of such shares.
(4) 450,100 shares are held by WCB as trustee under certain educational trusts established by W. J. Humphrey, Jr. and 200,000 shares are held by WCB as trustee under a charitable lead annuity trust established by Margaret H. Wyckoff.

The YMCA of Batavia, the selling shareholder, presently owns 430,200 shares of common stock that were contributed to it by certain members of the Humphrey Family, or 4.34% of the presently outstanding shares of common stock. The YMCA is offering all of its shares in the offering and, following the offering, will not own any of our common stock.

                          CERTAIN RELATED TRANSACTIONS

Our directors, executive officers and many of our principal shareholders (i.e., those who own 10% or more of the common stock) and their associates are also our customers. Such associates would include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest. During 1998, we made loans in the ordinary course of business to many of our directors, executive officers and principal shareholders and their affiliates. All of these loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us. Also, the loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 1998, the aggregate principal amount of loans to our directors, named executive officers and their affiliates were $809,000 and the principal amount of loans to all of the directors and officers of FII and our banks and their affiliates were $11.6 million. Loans to directors, executive officers and principal shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria.

We expect to have such transactions or transactions on a similar basis with our directors, executive officers and principal shareholders and their affiliates in the future.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of

     * 50,000,000 shares of common stock, $.01 per share par value, of which 10,200,400 shares were issued and 9,915,600 were outstanding as of December 31, 1998 (after giving effect to the stock split);

     * 10,000 shares of Class A Preferred Stock, $100.00 per share par value, of which there were 1,842 shares of Series A 3% Preferred Stock issued and outstanding as of December 31, 1998; and

     * 200,000 shares of Class B Preferred Stock, $100.00 per share par value, of which 180,000 shares have been designated as Series B-1 8.48% Preferred Stock (of which 176,734 shares were issued and outstanding as of December 31, 1998).

The terms of any new series of preferred stock may be fixed by our Board of Directors within certain limits set by our Certificate of Incorporation.

The following discussion of the terms and provisions of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share of common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of preferred stock issued, the holders of our preferred stock do not have the right to vote. Holders of common stock may not cumulate their votes for the election of directors. Holders of common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of FII, or securities of FII convertible into or carrying a right to subscribe for or acquire shares of FII.

Holders of common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. See "Risk Factors--Our Dividends may Fluctuate" and "Supervision and Regulation."

On the liquidation of FII, the holders of common stock are entitled to share pro rata in any distribution of our assets after the holders of shares of preferred stock have received the liquidation preference of their shares plus accumulated but unpaid dividends (whether or not earned or declared), if any, and after all of our other indebtedness has been provided for or satisfied.

PREFERRED STOCK

There are two classes of preferred stock, Class A preferred stock and Class B preferred stock. The Certificate of Incorporation provides that both classes of preferred stock are issuable in one or more series. There is one series of Class A preferred stock that has been created, Series A 3% Preferred Stock, and one class of Series B preferred stock that has been created, Series B-1 8.48% Preferred Stock.

Holders of Series A 3% Preferred Stock are entitled to receive an annual dividend of $3.00 per share, which is cumulative and payable quarterly. Holders of Series A 3% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of FII stock and have no voting rights. Dividend or dissolution payments to the Class A shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments can be declared and paid, or set apart for payment, to the holders of Class B preferred stock or common stock. The Series A 3% Preferred Stock is not convertible into any other FII security.

Holders of Series B-1 8.48% Preferred Stock are entitled to receive an annual dividend of $8.48 per share, which is cumulative and payable quarterly. Holders of Series B-1 8.48% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of FII stock and have no voting rights. Accumulated dividends on the Series B-1 8.48% Preferred Stock do not bear interest, and the Series B-1 8.48% Preferred Stock is not subject to redemption. Dividend or dissolution payments to the Class B shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments are declared and paid, or set apart for payment, to the holders of common stock. The Series B-1 8.48% Preferred Stock is not convertible into any other FII security.

The Board of Directors of FII may, in the future, designate additional series of preferred stock, and to fix the relative rights, preferences and limitations of each such series. The unissued shares of Series A 3% preferred stock, Series B-1 8.48% Preferred Stock and any new series of preferred stock designated by the Board of Directors may be issued by the Board of Directors in the future.

NEW YORK LAW AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Certain provisions of New York law, our Certificate of Incorporation and our By-laws could make more difficult the acquisition of FII by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. This also encourages persons seeking to acquire control of us to negotiate with us first.

The following discussion is a summary of certain material provisions of our Certificate of Incorporation and our By-laws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Classified Board of Directors. Under our By-laws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of our Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the shareholders would be required to change the control of the Board of Directors rather than one. In addition, the By-laws provide that directors may be removed by the shareholders only for cause and that vacancies on the Board of Directors may be filled by the remaining directors.

Advance Notice of Shareholder Proposals and Nominations. Our By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a shareholders' meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice of such shareholder's intention to bring such business before such meeting.

Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, such notice must be received by us not less than 60 days prior to the meeting.

A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the By-laws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

The shareholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Special Meetings of Shareholders. Our Certificate of Incorporation provides that special meetings of shareholders can be called by a majority of the Board of Directors, the Chairman of the Board, the President or the holders of at least 50% of the outstanding shares of stock entitled to vote at the meeting.

No Action by Written Consent Without Unanimous Written Consent. Under the New York Business Corporation Law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders unless the certificate of incorporation specifically permits action by less than unanimous consent. Our Certificate of Incorporation does not contain such a provision.

Amendment of By-laws. Our By-laws provide that they may be amended only by the Board of Directors. Shareholders do not have the power to amend our By-laws.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is expected to be ChaseMellon Shareholder Services, L.L.C.

                         SHARES ELIGIBLE FOR FUTURE SALE

When the offering is completed, FII will have a total of __________ shares of common stock outstanding. The __________ shares offered by this prospectus will be freely tradeable unless they are purchased by "affiliates" of FII, as defined in Rule 144 under the Securities Act. The remaining __________ shares are "restricted," which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. __________ of the restricted shares may be sold in __________ and the remainder may be sold in __________.

In addition, __________ shares are issuable upon exercise of options and warrants. If any options and warrants are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year. Sales under Rule 144 may be subject to certain volume limitations and other conditions.

The holders of __________ shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180-day period following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares may be sold in accordance with applicable securities laws, including Rule 144.

                                  UNDERWRITING

FII and the selling shareholder have entered into an underwriting agreement with the underwriters named below. CIBC Oppenheimer Corp. and Keefe, Bruyette & Woods, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   UNDERWRITER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   CIBC Oppenheimer Corp........................................
   Keefe, Bruyette & Woods, Inc.................................


                                                                ----------------
        Total...................................................
                                                                ================

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised FII that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of $____ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $____ per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

FII has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 200,000 additional shares from FII to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $____ million and the total proceeds to FII will be $____ million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by FII and the selling shareholder:


                                               TOTAL WITHOUT EXERCISE OF     TOTAL WITH FULL EXERCISE
                                    PER SHARE    OVER-ALLOTMENT OPTION       OF OVER-ALLOTMENT OPTION
                                    ---------    ---------------------       ------------------------
FII...............................   $______           $__________                 $__________
Selling shareholder...............   $______           $__________                 $__________
    Total.........................                     $__________                 $__________

FII and the selling shareholder estimate that their portions of the total expenses of the offering, excluding the underwriting discount, will be approximately $________ and $________, respectively.

FII and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

FII, its officers and directors and certain other shareholders have agreed to a 180-day "lock up" with respect to _________ shares of common stock and certain other FII securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, FII and such persons may not offer, sell, pledge or otherwise dispose of these FII securities without the prior written consent of CIBC Oppenheimer Corp.

The representatives have informed FII that they do not expect discretionary sales by the underwriters to exceed 5% of the shares offered by this prospectus.

The underwriters have reserved for sale up to 10% of the shares offered by this prospectus for employees, directors and certain other persons associated with FII. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by FII and the representatives, based on the following factors: prevailing market and general economic conditions; the market capitalizations, trading histories and stages of development of other traded companies that FII and the representatives believed to be comparable to FII; FII's results of operations in recent periods; FII's current financial position; estimates of FII's business potential; the present state of FII's development; and the availability for sale in the market of a significant number of shares of common stock.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     * Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     * Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     * Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither FII nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York. Certain legal matters with respect to the common stock offered hereby will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements of FII and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as "experts" in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. The Registration Statement and other information filed by us with the SEC are also available at the SEC's World Wide Web site on the internet at http://www.sec.gov.

As a result of the offering, FII and its shareholders will become subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and certain other requirements of the Exchange Act. We will furnish our shareholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                  FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                            PAGE

Independent Auditors' Report.................................................F-2

Consolidated Statements of Financial Condition
    as of December 31, 1998 and 1997.........................................F-3

Consolidated Statements of Income for the years
    ended December 31, 1998, 1997 and 1996...................................F-4

Consolidated Statements of Changes in Shareholders'
     Equity and Comprehensive Income for the years ended
     December 31, 1998, 1997 and 1996........................................F-5

Consolidated Statements of Cash Flows for the years
    ended December 31, 1998, 1997 and 1996...................................F-6

Notes to Consolidated Financial Statements...................................F-7

All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.

When the Company files its amended and restated Certificate of Incorporation and completes a stock split as described in note 2 of the notes to the consolidated financial statements of Financial Institutions, Inc. and subsidiaries, we will be in a position to issue the following report.


                                      /s/ KPMG LLP


Buffalo, New York
April 19, 1999





INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Financial Institutions, Inc.:

We have audited the accompanying consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Institutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.





Buffalo, New York
January 29, 1999, except for note 2, which is as of June _____, 1999

                  FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1998 AND 1997

                                                            1998          1997
                                                            ----          ----
(Dollars in thousands, except share amounts)

     ASSETS


Cash, due from banks and interest-bearing deposits        $26,365       $39,775
Federal funds sold                                         16,478           400
Securities available for sale, at fair value              157,022       110,123
Securities held to maturity                                91,016        99,084


Loans                                                     655,427       602,477
     Allowance for loan losses                             (9,570)       (8,145)
                                                         --------       -------
     Loans, net                                           645,857       594,332
Premises and equipment, net                                18,081        16,203
Intangible assets                                           3,957         4,796
Other assets                                               17,409        15,799
                                                         --------      --------
     Total assets                                        $976,185      $880,512
                                                          =======       =======



     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:

     Demand                                              $128,216      $114,952
     Savings, money market and interest-bearing
         checking                                         273,630       248,980
     Certificates of Deposit                              448,609       403,794
                                                          -------       -------
     Total deposits                                       850,455       767,726


Accrued expenses and other liabilities                     15,290        13,877
Short-term borrowings                                       5,362         8,849
Long-term borrowings                                        8,500         3,217
                                                          -------       -------
     Total liabilities                                    879,607       793,669
                                                          -------       -------

Shareholders' equity:

     3% cumulative preferred stock, $100 par value,
         authorized 10,000 shares, issued and
         outstanding 1,842 shares in 1998 and
         1,847 shares in 1997                                 184           185
     8.48% cumulative preferred stock, $100 par
         value, authorized 200,000 shares, issued
         and outstanding 176,734 shares in 1998
         and 177,427 shares in 1997                        17,673        17,743
     Common stock, $ 0.01 par value, authorized
         50,000,000 shares, issued 10,200,400 shares          102           102
     Additional paid-in capital                             2,837         2,787
     Retained earnings                                     75,167        65,661
     Accumulated other comprehensive income                 1,141           749
     Treasury stock - common, at cost -
         284,800 shares in 1998 and 271,900
         shares in 1997                                      (526)         (384)
                                                         --------      --------
     Total shareholders' equity                            96,578        86,843
                                                         --------      --------
     Total liabilities and shareholders' equity          $976,185      $880,512
                                                         ========       =======

                  FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                               1998          1997         1996
                                               ----          ----         ----
(Dollars in thousands, except
     per share amounts)

Interest income:

     Loans                                   $59,090       $54,730       $49,315
     Securities                               12,938        11,650        11,064
     Other                                       842           788           813
                                              ------        ------        ------
         Total interest income                72,870        67,168        61,192
                                              ------        ------        ------

     Interest expense:
     Deposits                                 30,159        27,193        24,292
     Borrowings                                  799           658           222
                                              ------        ------        ------
         Total interest expense               30,958        27,851        24,514
                                              ------        ------        ------

     Net interest income                      41,912        39,317        36,678
     Provision for loan losses                 2,732         2,829         1,740
                                              ------        ------        ------
         Net interest income after
             provision for loan losses        39,180        36,488        34,938
                                              ------        ------        ------

     Noninterest income:
         Service charges on deposits           3,234         2,706         2,684
         Loan servicing fees                   1,190         1,137           925
         Other                                 1,957         1,890         1,556
                                              ------        ------        ------
              Total noninterest income         6,381         5,733         5,165
                                              ------        ------        ------

     Noninterest expense:
         Salaries and employee benefits       13,092        11,713        10,740
         Occupancy and equipment               3,855         3,809         2,987
         Supplies and postage                  1,363         1,211         1,187
         Amortization of intangibles             839           839           839
         Professional fees                       809           328           273
         Other                                 4,644         4,184         3,770
                                              ------        ------        ------
              Total noninterest expense       24,602        22,084        19,796
                                              ------        ------        ------

              Income before income taxes      20,959        20,137        20,307
     Income taxes                              7,354         7,295         7,232
                                              ------        ------        ------
              Net income                      13,605        12,842        13,075
     Preferred stock dividends                 1,506         1,513         1,522
                                              ------        ------        ------
              Net income available to
                  common shareholders        $12,099      $ 11,329      $ 11,553
                                              ======        ======        ======
              Net income per common share:
                  Basic                      $  1.22      $   1.14      $   1.16
                                                ====          ====          ====
                  Diluted                    $  1.22      $   1.14      $   1.16
                                                ====          ====          ====


                                       FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CHANGES IN
                                       SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                       YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                                      ACCUMULATED
                                                                                   ADDITIONAL            OTHER            TOTAL
                                                           3%       8.48%            PAID-              COMPRE-           SHARE-
                                                        PREFERRED PREFERRED COMMON    IN    RETAINED    HENSIVE TREASURY HOLDERS'
                                                          STOCK     STOCK   STOCK   CAPITAL EARNINGS    INCOME    STOCK   EQUITY
                                                          -----     -----   -----   ------- --------    ------    -----   ------

(Dollars in thousands, except share amounts)
   BALANCE - DECEMBER 31, 1995                           $194    $17,881    $102   $2,760   $46,900      $480   ($316)  $68,001
   Purchase of 18 shares of 3% preferred stock             (2)        --      --        1        --        --      --        (1)
   Purchase of 207 shares of 8.48% preferred stock         --        (21)     --       --        --        --      --       (21)
   Purchase of 12,500 shares of common stock               --         --      --       --        --        --     (53)      (53)
   Comprehensive income:
     Net income                                            --         --      --       --    13,075        --      --    13,075
     Unrealized loss on securities
       available for sale, net                             --         --      --       --        --      (288)     --      (288)
                                                                                                                         -------
       Total comprehensive income                                                                                        12,787
                                                                                                                         ------
   Cash dividends declared:
     3% Preferred - $3.00 per share                        --         --      --       --        (6)       --      --        (6)
     8.48% Preferred - $8.48 per share                     --         --      --       --    (1,516)       --      --    (1,516)
     Common - $0.20 per share                              --         --      --       --    (1,937)       --      --    (1,937)
                                                          ---        ---     ---      ---    -------      ---     ---    -------

   BALANCE - DECEMBER 31, 1996                            192     17,860     102    2,761    56,516       192    (369)   77,254
   Purchase of 72 shares of 3% preferred stock             (7)        --      --        4        --        --      --        (3)
   Purchase of 1,176 shares of 8.48% preferred stock       --       (117)     --       (5)       --        --      --      (122)
   Purchase of 5,200 shares of common stock                --         --      --       --        --        --     (23)      (23)
   Sale of 6,000 shares of treasury stock                  --         --      --       27        --        --       8        35
   Comprehensive income:
     Net income                                            --         --      --       --    12,842        --      --    12,842
     Unrealized gain on securities
       available for sale, net                             --         --      --       --        --       557      --       557
                                                                                                                         ------
       Total comprehensive income                                                                                        13,399
                                                                                                                         ------
   Cash dividends declared:
     3% Preferred - $3.00 per share                        --         --      --       --        (6)       --      --        (6)
     8.48% Preferred - $8.48 per share                     --         --      --       --    (1,507)       --      --    (1,507)
     Common - $0.22 per share                              --         --      --       --    (2,184)       --      --    (2,184)
                                                          ---        ---     ---      ---    -------      ---     ---    -------

   BALANCE - DECEMBER 31, 1997                            185     17,743     102    2,787    65,661       749    (384)   86,843
   Purchase of 5 shares of 3% preferred stock              (1)        --      --       --        --        --      --        (1)
   Purchase of 693 shares of 8.48% preferred stock         --        (70)     --       (7)       --        --      --       (77)
   Purchase of 23,500 shares of common stock               --             --  --       --        --        --    (162)     (162)
   Sale of 10,600 shares of treasury stock                 --             --  --       57        --        --      20        77
   Comprehensive income:
     Net income                                            --             --  --       --    13,605        --      --    13,605
     Unrealized gain on securities
       available for sale, net                             --             --  --       --        --       392      --       392
                                                                                                                         ------
       Total comprehensive income                                                                                        13,997
                                                                                                                         ------
   Cash dividends declared:
     3% Preferred - $3.00 per share                        --         --      --       --        (6)       --      --        (6)
     8.48% Preferred - $8.48 per share                     --         --      --       --    (1,500)       --      --    (1,500)
     Common - $0.26 per share                              --         --      --       --    (2,593)       --      --    (2,593)
                                                          ---        ---     ---      ---    -------      ---     ---    -------

   BALANCE - DECEMBER 31, 1998                           $184    $17,673    $102   $2,837   $75,167    $1,141   ($526)  $96,578
                                                          ===     ======     ===    =====    ======     =====     ===    ======


                                       FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998             1997              1996
                                                                          ----             ----              ----
(Dollars in thousands)

Cash flows from operating activities:
     Net income                                                          $13,605          $12,842           $13,075
     Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                                     3,117            2,798             2,337
         Provision for loan losses                                         2,732            2,829             1,740
         Deferred income tax benefit                                        (670)            (533)             (203)
         Gain on sale of loans and premises and equipment                   (181)            (353)             (245)
         Minority interest in net income of subsidiary banks                  68               68                73
         Increase in other assets                                         (1,210)          (1,536)           (1,027)
         Increase in accrued expenses and other liabilities                1,231            2,367               455
                                                                          ------           ------            ------
              Net cash provided by operating activities                   18,692           18,482            16,205
                                                                          ------           ------            ------
Cash flows from investing activities:
     Purchase of securities:
         Available for sale                                             (141,300)         (61,916)          (46,913)
         Held to maturity                                                (46,008)         (33,693)          (45,371)
     Proceeds from maturities of securities:
         Available for sale                                               94,841           36,467            34,898
         Held to maturity                                                 53,766           40,505            39,287
     Proceeds from sales of securities available for sale                     --               --            12,968
     Net increase in loans                                               (54,025)         (51,743)          (71,854)
     Purchase of premises and equipment, net                              (3,673)          (4,172)           (3,528)
                                                                          ------           ------            ------
              Net cash used in investing activities                      (96,399)         (74,552)          (80,513)
                                                                          ------           ------            ------
Cash flows from financing activities:
     Net increase in deposits                                             82,729           60,023            67,466
     Increase (decrease) in short-term borrowings, net                    (3,487)           4,959             3,000
     Proceeds from long-term borrowings                                    5,344            1,314                --
     Repayment of long-term borrowings                                       (61)             (21)               --
     Repurchase of preferred and common shares, net                         (163)            (113)              (75)
     Dividends paid                                                       (3,987)          (3,750)           (3,432)
                                                                          ------           ------            ------
              Net cash provided by financing activities                   80,375           62,412            66,959
                                                                          ------           ------            ------
Net increase in cash and cash equivalents                                  2,668            6,342             2,651
Cash and cash equivalents at the beginning of the year                    40,175           33,833            31,182
                                                                          ------           ------            ------
Cash and cash equivalents at the end of the year                         $42,843          $40,175           $33,833
                                                                          ======           ======            ======
Supplemental disclosure of cash flow information:
     Cash paid during year for:
         Interest                                                         29,920           25,782            24,512
         Income taxes                                                     $8,431           $7,462            $7,454
                                                                           =====            =====             =====

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Institutions, Inc. ("FII") and subsidiaries (the "Company") provide deposit, lending and other financial services to individuals and businesses in Western New York State and are subject to regulation by certain federal and state banking agencies.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of FII, its banking subsidiaries, Wyoming County Bank (99.65%-owned) ("WYCO"), The National Bank of Geneva (99.10%-owned) ("NBG"), The Pavilion State Bank (100%-owned) ("PSB"), and First Tier Bank & Trust (100%-owned) ("FTB"), and Financial Institutions Services, Inc., a wholly-owned nonbanking subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

SECURITIES
The Company classifies its debt securities as either available for sale or held to maturity. Debt securities which the Company has the ability and positive intent to hold to maturity are carried at amortized cost and classified as held to maturity. Investments in other debt and equity securities are classified as available for sale and are carried at estimated fair value. Unrealized gains or losses related to securities available for sale are reported as a component of accumulated other comprehensive income in shareholders' equity, net of the related deferred income tax effect until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the fair value of any security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security. Interest income includes interest earned on the securities adjusted for amortization of premiums and accretion of discounts on the related securities using the interest method. Gains or losses on dispositions are recognized on the trade date using the specific identification method.

LOANS
Loans are stated at the principal amount outstanding, net of discounts and deferred loan origination fees and costs which are accrued to income based on the interest method. Mortgage loans held for sale are valued at the lower of aggregate cost or market value as determined by outstanding commitments from investors or, in the absence of such commitments, the current investor yield requirements.

Interest income on loans is recognized based on loan principal amounts outstanding at applicable interest rates. Accrual of interest on loans is suspended and all unpaid accrued interest is reversed when management believes, after considering collection efforts and period of time past due, reasonable doubt exists with respect to the collectibility of interest. Income is subsequently recognized to the extent amounts are collected and the principal balance is expected to be recovered.

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac). Servicing fees are recognized when payments are received. The cost of originating these loans is attributed to the loans and is considered in the calculation of the gain or loss on sale of the loans.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established through charges to income and is maintained at a level which management considers adequate to provide for loan losses. The adequacy of the allowance is determined by management's periodic evaluation of the loan portfolio based on such factors as: current economic conditions; the current financial condition of the borrowers; the economic environment in which they operate; any delinquency in payments; and the value of any collateral held. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require additions to the allowance based on their judgments about information available to them at the time of their examinations.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures certain impaired commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company has excluded large groups of small balance, homogeneous loans which

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

include commercial and agricultural loans less than $100,000, all residential mortgages, home equity and consumer loans that are collectively evaluated for impairment. The Company accounts for troubled debt restructurings involving a modification of terms at fair value as of the date of the restructuring.

FEDERAL HOME LOAN BANK (FHLB) STOCK
As a member of the FHLB system, the Company is required to maintain a specified investment in FHLB stock. This amount, which is carried at cost, is equal to the greater of 5% of the outstanding advance balance or 1% of the aggregate outstanding mortgage loans held by the Company.

PREMISES  AND  EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of lease terms or the useful lives of the assets.

INTANGIBLE ASSETS
Deposit base premiums and goodwill are being amortized over 10 years on the straight-line method. Intangible assets are periodically reviewed for possible impairment or when events or changed circumstances may affect the underlying basis of the assets.

OTHER REAL ESTATE
Other real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write downs from cost to estimated fair value at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to income in the period in which the declines occur.

PENSION PLAN
The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits" in 1998. This statement revised employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or the recognition of these plans. The adoption of the statement did not impact its financial position or results of operations.

NET INCOME PER COMMON  SHARE
Basic net income per common share, after giving effect to preferred stock dividends, has been computed using weighted average common shares outstanding. The Company has no common stock equivalents and therefore, diluted net income per share is equivalent to basic net income per share.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company does not engage in the use of derivative financial instruments and the Company's only financial instruments with off-balance sheet risk are commercial letters of credit and mortgage, commercial and credit card loan commitments. These financial instruments are reflected in the statement of financial condition upon funding.

CASH  EQUIVALENTS
For purposes of the statement of cash flows, cash, due from banks, interest-bearing deposits, and federal funds sold are considered cash equivalents.

COMPREHENSIVE  INCOME
On January  1,  1998,  the  Company  adopted  the  provisions  of SFAS No.  130,
"Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income, presented in the consolidated statement of shareholders' equity and comprehensive income, consists of net income and net unrealized holding gains and losses on securities available for sale, net of both the related tax effect and the reclassification adjustment for gains included in net income. Prior year financial statements have been reclassified to conform to the requirements of this statement.

NEW ACCOUNTING  STANDARDS
In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of our operations involve the delivery of loan and deposit products to customers. Management, through its four individual autonomous banks, makes operating decisions and assesses performance based on an ongoing review of these community banking operations. Accordingly, the four individual banks constitute operating segments for financial reporting purposes. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the Company to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. Based upon current activities, the adoption of this statement will not have an effect on the Company's financial position or results of operations. SFAS No. 133 also permits certain reclassification of securities to the available for sale category from the held to maturity category. The Company has no current intention to reclassify any securities pursuant to SFAS No 133.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by nonmortgage banking enterprises. This statement is effective beginning on January 1, 1999, and is not expected to have any impact on the Company's financial position or results of operations as the Company does not currently securitize mortgage loans.

USE OF ESTIMATES
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

2. INITIAL PUBLIC OFFERING

On April 16, 1999, the Company's Board of Directors authorized the filing of a registration statement for the initial public offering of its common stock. On May ___, 1999, the Board of Directors approved an increase in the authorized number of shares of common stock to 50,000,000, a [100]-for-one stock split and a corresponding reduction in the par value of common stock from $1.00 to $0.01 per share. On May __, 1999 the Company's shareholders approved an amended and restated Certificate of Incorporation to effect this recapitalization which was filed and became effective on June __, 1999. All share and per share amounts included in the consolidated financial statements retroactively reflect the stock split.

3. SECURITIES

The amortized cost and fair value of debt and equity securities at December 31, 1998 and 1997 were as follows:

(Dollars in thousands)                                                           GROSS UNREALIZED
                                                             AMORTIZED          ------------------          FAIR
DECEMBER 31, 1998                                              COST            GAINS          LOSSES        VALUE
                                                               ----            -----          ------        -----
Securities available for sale:
     U. S. Treasury and agency                               $117,035          $ 712           $ 85        $117,662
     Mortgage-backed securities                                23,357            131             24          23,464
     State and municipal obligations                            9,028            181             --           9,209
     Corporate bonds                                            2,745             51             --           2,796
     Equity securities                                          2,925            966             --           3,891
                                                              -------          -----            ---         -------
         Total securities available for sale                 $155,090         $2,041           $109        $157,022
                                                              =======          =====            ===         =======
Securities held to maturity:
     U.S. Treasury and agency                                  12,476            128             --          12,604
     State and municipal obligations                           78,540          1,316             32          79,824
                                                               ------          -----             --          ------
         Total securities held to maturity                    $91,016         $1,444            $32         $92,428
                                                               ======          =====             ==          ======


FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(Dollars in thousands)                                                            GROSS UNREALIZED
                                                            AMORTIZED             ----------------          FAIR
DECEMBER 31, 1997                                             COST             GAINS          LOSSES        VALUE
                                                              ----             -----          ------        -----
Securities available for sale:
     U.S. Treasury and agency                                 $84,617          $ 366            $67         $84,916
     Mortgage-backed securities                                17,212            139             40          17,311
     State and municipal obligations                            4,321             42              1           4,362
     Equity securities                                          2,704            830              -           3,534
                                                              -------          -----            ---         -------
         Total securities available for sale                 $108,854         $1,377           $108        $110,123
                                                              =======          =====            ===         =======

Securities held to maturity:
     U.S. Treasury and agency                                  42,081             85             44          42,122
     State and municipal obligations                           57,003            809             31          57,781
                                                               ------            ---             --          ------
         Total securities held to maturity                    $99,084           $894            $75         $99,903
                                                               ======            ===             ==          ======



The amortized cost and fair value of debt securities by contractual maturity at December 31, 1998 are as follows:

                                                               AVAILABLE FOR SALE              HELD TO MATURITY
                                                               ------------------              ----------------
                                                             AMORTIZED         FAIR         AMORTIZED        FAIR
(Dollars in thousands)                                         COST            VALUE          COST           VALUE
                                                               ----            -----          ----           -----
Due in one year or less                                       $ 7,103        $ 7,185        $21,815         $21,917
Due after one year through five years                          85,716         86,287         57,287          58,151
Due after five years through ten years                         53,057         53,340         11,386          11,807
Due after ten years                                             6,289          6,319            528             553
                                                              -------        -------         ------          ------
                                                             $152,165       $153,131        $91,016         $92,428
                                                              =======        =======         ======          ======

The Company did not sell any securities in 1998 or 1997. Proceeds from the sale of securities available for sale during 1996 were $12,968,000, with gross gains of $27,000 and gross losses of $34,000 realized on those sales. No securities held to maturity were sold in 1998, 1997 and 1996. The reclassification adjustment for net losses of sales of securities included in net income, net of tax, was $5,000, which adjusted the change in unrealized loss on securities available for sale for the year ended December 31, 1996 to $(288,000). The Company had no reclassification adjustment in 1998 or 1997.

Securities carried at approximately $204,586,000 and $173,556,000 at December 31, 1998 and 1997, respectively, were pledged to secure public funds on deposit, repurchase agreements and for other purposes as required by law.

4. LOANS


Loans outstanding at December 31, 1998 and 1997 are summarized as follows:

(Dollars in thousands)                   1998             1997
                                         ----             ----

Commercial                             $117,750         $105,811
Commercial real estate                  106,948           99,273
Agricultural                            123,754          107,546
Residential real estate                 182,177          170,736
Consumer                                125,198          119,506
                                        -------          -------
     Loans, gross                       655,827          602,872
Net deferred fees                          (400)            (395)
Allowance for loan losses                (9,570)          (8,145)
                                        --------         -------
     Loans, net                        $645,857         $594,332
                                        =======          =======


Loans serviced for others, amounting to $177,797,000 and $153,218,000 at December 31, 1998 and 1997, respectively, are not included in the consolidated statements of financial condition. Proceeds from the sale of loans were $55,725,000, $45,525,000 and $36,498,000 in 1998, 1997 and 1996, respectively.
Net gain on the sale of loans was $232,000, $341,000 and $140,000 in 1998, 1997 and 1996, respectively.

Loans outstanding to certain officers, directors or companies in which they have 10% or more beneficial ownership approximated $11,562,000 and $11,351,000 at December 31, 1998 and 1997, respectively. These loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable transactions with other customers, and do not involve more than a normal risk of collectibility.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit. The instruments involve, to varying degrees, elements of credit and interest rate risk and at December 31, 1998 and 1997 are not reflected in the consolidated statement of financial condition. Commitments outstanding under unused lines of credit, unadvanced construction loans and to originate loans at December 31, 1998 and 1997 amounted to $107,995,000 and $106,755,000, respectively.
Outstanding commitments on letters of credit at December 31, 1998 and 1997 amounted to $3,640,000 and $4,488,000, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Generally, commitments to extend credit, if exercised, will represent loans secured by collateral. Commitments to sell loans were $6,109,000 and $1,023,000 at December 31, 1998 and 1997, respectively. The Company enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. Substantially all of the Company's contracts are with U.S. government-sponsored agencies (FHLMC and FHA).

As of December 31, 1998, the Company had no significant concentration of credit risk in the loan portfolio outside of the natural geographic concentration pertaining to the communities that the Company serves, or significant exposure to highly leveraged transactions. There are no foreign credits in the loan portfolio.

5.    ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 follows:


YEARS ENDED DECEMBER 31
(Dollars in thousands)               1998             1997              1996
                                     ----             ----              ----
Balance at beginning of year        $8,145           $7,129            $6,183
Provision for loan losses            2,732            2,829             1,740
Charge-offs                         (1,672)          (1,997)             (932)
Recoveries                             365              184               138
                                    ------           ------             -----
Balance at end of year              $9,570          $ 8,145            $7,129
                                     =====            =====             =====

Nonperforming assets at December 31, 1998 and 1997 are as follows:

(Dollars in thousands)                               1998             1997
                                                     ----             ----
Nonaccrual loans                                   $5,741           $7,043
Accruing loans 90 or more days delinquent             360              433
Other real estate owned                             2,084            2,309
                                                    -----            -----
    Total nonperforming assets                      8,185            9,785

Less:  government guaranteed portion
    of nonperforming loans                          1,421            1,428
                                                    -----           ------
      Total nonperforming assets, net of
         government guaranteed portion             $6,764           $8,357
                                                    =====            =====

Nonperforming assets as a percent of loans and other real estate owned:

      Total                                         1.24%            1.62%
                                                    ====             ====

      Net of government guaranteed portion          1.03%            1.38%
                                                    ====             ====

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects loans that are considered impaired at or for the year ended December 31:

(Dollars in thousands)                          1998         1997       1996
                                                ----         ----       ----
Impaired loans with an allowance               $4,863      $5,206      $3,855
Impaired loans without an allowance               203         237       2,931
                                               ------      ------      ------
     Total impaired loans                      $5,066      $5,443      $6,786
                                                =====       =====       =====
Allowance for losses on impaired loans          $ 941       $ 954       $ 673
                                                =====        ====        ====
Average balance of impaired loans
     during the year                           $8,111      $7,184      $6,023
                                                =====       =====       =====
     Interest income recognized
         on impaired loans                      $ 246       $ 369       $ 483
                                                =====        ====        ====

6.  PREMISES AND EQUIPMENT

Premises and Equipment at December 31, 1998 and 1997 are summarized as follows:

(Dollars in thousands)                                  1998              1997
                                                        ----              ----
Land                                                  $  1,621         $  1,666
Buildings                                               13,902           12,429
Furniture and equipment                                 11,056            9,438
Leasehold improvements                                     927              925
Construction-in-progress                                   863              640
                                                       -------           ------
                                                        28,369           25,098
Accumulated depreciation and amortization              (10,288)          (8,895)
                                                       -------           ------
     Premises and equipment, net                       $18,081          $16,203
                                                        ======           ======

7.  DEPOSITS

At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
Mature in year ending December 31
1999                                                  $372,963
2000                                                    60,157
2001                                                     7,269
2002                                                     4,106
2003                                                     4,114
                                                      --------
     Total time deposits                              $448,609
                                                      ========

Certificates of deposit include $171,615,000 and $141,979,000 of certificates of deposit of $100,000 or more at December 31, 1998 and 1997, respectively. Interest expense on these deposits amounted to $8,928,000 in 1998, $7,551,000 in 1997 and $5,632,000 in 1996.

8. BORROWINGS

Short-term borrowings at or for the year ended December 31 are summarized as follows:

(Dollars in thousands)                                   1998             1997
                                                         ----             ----
Repurchase agreements                                   $5,362           $3,849
FHLB advances                                               --            5,000
                                                         -----            -----
     Total                                              $5,362           $8,849
                                                         =====            =====

Average rate at year-end                                 4.33%             5.27%
                                                         ====              ====

Average rate during year                                 5.02%             5.46%
                                                         ====              ====

Short-term borrowings generally mature within 90 days. Securities sold under repurchase agreements of $5,362,000 and $3,849,000 at December 31, 1998 and 1997, respectively, are secured by U.S. Treasury and agency securities. The maximum amount of outstanding repurchase agreements at any month end was $6,547,000 and $2,173,000 for

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the years ended December 31, 1998 and 1997, respectively. The average amount of outstanding repurchase agreements was $6,900,000 and $1,627,000 for the years ended December 31, 1998 and 1997, respectively.

The Company has approximately $43,300,000 of remaining credit available under a line of credit with the FHLB at December 31, 1998 which is collateralized by FHLB stock and real estate mortgage loans.

Long-term borrowings at December 31, 1998 and 1997 are summarized at follows:

(Dollars in thousands)                                   1998             1997
                                                         ----             ----
Federal Home Loan Bank advances                         $6,617           $1,314
10% notes                                                1,739            1,739
Other                                                      144              164
                                                          ----             ----
     Total                                              $8,500           $3,217
                                                         =====            =====

Advances payable to the FHLB are collateralized by FHLB stock and real estate mortgage loans. The advances mature from 1999 through 2008 and have a fixed interest rate with a weighted average rate of 5.77% as of December 31, 1998. The Company issued $1,739,000 of 10% unsecured notes to former shareholders of FTB due March 31, 2000 with interest payable quarterly. Other debt at December 31, 1998 and 1997 includes mortgage notes which mature from 1999 through 2005 and bear interest at a fixed average rate of 3.76%. Long-term borrowings have aggregate maturities for the five years 1999 through 2003 as follows: $73,000 in 1999; $2,816,000 in 2000; $1,081,000 in 2001; $86,000 in 2002; and $88,000 in
2003.

9. INCOME TAXES

Total income taxes for the years ended December 31, 1998, 1997 and 1996 were allocated as follows:

(Dollars in thousands)                      1998          1997            1996
                                            ----          ----            ----
Income from operations                     $7,354        $7,295          $7,232
Shareholders' equity, for change in
    unrealized gain on securities
    available for sale                        273           385            (201)
                                              ---           ---            ----
                                           $7,627        $7,680          $7,031
                                            =====         =====           =====

Income tax expense (benefit) from operations in 1998, 1997 and 1996 is comprised of:

(Dollars in thousands)                      1998          1997            1996
                                            ----          ----            ----
Current:
    Federal                                $6,339        $6,187          $5,814
    State                                   1,685         1,641           1,621
                                            -----         -----           -----
      Total current                         8,024         7,828           7,435
                                            -----         -----           -----
Deferred:
    Federal                                  (524)         (420)           (155)
    State                                    (146)         (113)            (48)
                                             ----          ----             ---
      Total deferred                         (670)         (533)           (203)
                                            -----         -----           -----
Total income taxes                         $7,354        $7,295          $7,232
                                            =====         =====           =====

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The actual and statutory tax rates on operations differ as follows:

                                             1998          1997            1996
                                             ----          ----            ----
Statutory rate                               35.0%         35.0%           34.8%
Increase (decrease) resulting from:
    Tax-exempt interest income               (5.6)         (4.8)           (4.9)
    State taxes, net of federal
        income tax benefit                    4.8           4.9             5.1
    Other                                     0.9           1.1             0.6
                                             ----          ----            ----
Actual rate                                  35.1%         36.2%           35.6%
                                             ====          ====            ====


The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets and liabilities at December 31, 1998, 1997 and 1996 included the following:

(Dollars in thousands)                       1998          1997            1996
                                             ----          ----            ----
Deferred tax assets:
    Allowance for loan losses              $3,808        $3,208          $2,764
    Deferred loan origination fees            163           161             165
    Core deposit intangible                   431           337             243
    Interest on nonaccrual loans              372            16              16
    Other                                     134            99             158
                                             ----           ---            ----
      Total gross deferred tax assets       4,908         3,821           3,346
                                            -----         -----           -----
Deferred tax liabilities:
    Depreciation and amortization of
      premises and equipment                  592           490             495
    Accrued pension costs                   1,331         1,097           1,108
    Unrealized gains on securities
      available for sale                      791           518             133
    Other                                     162            81             121
                                             ----           ---            ----
      Total gross deferred tax              2,876         2,186           1,857
        liabilities                         -----         -----           -----
Net deferred tax asset,
  included in other assets                 $2,032        $1,635          $1,489
                                            =====         =====           =====

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry-back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary at December 31, 1998.

10.   RETIREMENT PLANS

The Company has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's highest average compensation during five consecutive years of employment. The Company's funding policy is to contribute annually an actuarially determined amount to cover current service cost plus amortization of prior service costs.

The following table sets forth the defined benefit pension plan's change in benefit obligation and change in plan assets for 1998, 1997 and 1996 using the most recent actuarial data measured at September 30, 1998, 1997 and 1996:

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)                   1998           1997             1996
                                         ----           ----             ----
Change in benefit obligation:
    Benefit obligation at
      beginning of year              $ (8,913)       $(7,858)         $(7,847)
    Service cost                         (543)          (463)            (481)
    Interest cost                        (653)          (613)            (575)
    Actuarial gain/(loss)              (1,389)          (609)             578
    Benefits paid                         439            530              373
    Plan expenses                         112            100               94
                                          ---            ---              ---
      Benefit obligation at
          end of year                 (10,947)        (8,913)          (7,858)
                                      -------         ------           ------
Change in plans assets:
    Fair value of plan assets at
      beginning of year                13,395         10,956            9,489
    Actual return on plan assets          594          2,424            1,291
    Employer contribution                  70            646              643
    Plan expenses                        (111)          (101)             (94)
    Benefits paid                        (439)          (530)            (373)
      Fair value of plan assets at      -----          ----             -----
          end of year                  13,509         13,395           10,956
                                       ------         ------           ------

    Funded status (deficit)             2,562          4,482            3,098
    Unamortized net (asset)
      obligation at transition           (293)          (331)            (370)
    Unrecognized net (gain)/loss
      subsequent to transition            455         (1,460)            (554)
    Unamortized prior service cost        (62)           (64)             (67)
                                        -----          -----            -----
      Prepaid benefit cost             $2,662         $2,627          $ 2,107
                                        =====          =====           ======


Pension costs consist of the following components for the years ended December 31, 1998, 1997 and 1996:


(Dollars in thousands)                         1998       1997       1996
                                               ----       ----       ----
Service cost                                 $  543     $  463     $  481
Interest cost on projected
    benefit obligation                          653        613        575
Expected return on plan assets               (1,113)      (909)      (791)
Amortization of transition net asset            (38)       (38)       (38)
Amortization of unrecognized (gain)/loss         (7)         -          -
Amortization of unrecognized
    prior service cost                           (3)        (3)        (3)
                                                ----       ----       ---
Net periodic pension expense                   $ 35      $ 126      $ 224
                                                ===      =====      =====

Weighted average discount rate                 6.50%      7.50%      8.00%
                                               ====       ====       ====

Expected long-term rate of return              8.50%      8.50%      8.50%
                                               ====       ====       ====


The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 4.5% for 1998 and 5.0% for both 1997 and 1996. The unamortized net asset at transition is being amortized over a 15-year period through 2006.

The Company sponsors a defined contribution profit sharing (401(k)) plan covering substantially all employees. The Company matches certain percentages of each eligible employee's contribution to the plan. Expense for the plan amounted to $398,000, $389,000 and $400,000, in 1998, 1997, and 1996, respectively.

11.  REGULATORY CAPITAL REQUIREMENT

The Company is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For evaluating regulatory capital adequacy, the FDIC requires companies to determine capital and assets under regulatory accounting practices. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios. The leverage ratio requirement is based on period-end capital to average total assets during the previous three months. Compliance with risk-based capital requirements is determined by dividing regulatory capital by the sum of a company's weighted asset values. Risk weightings are established by the regulators for each asset category according to the perceived degree of risk. Management believes, as of December 31, 1998, that the Company and each subsidiary bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Company and the subsidiary banks as well-capitalized under the regulatory capital framework. To be categorized as well-capitalized, the Company and each subsidiary bank must maintain a minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or each subsidiary bank's category. A comparison of the Company's and each of the subsidiary bank's regulatory capital amounts and ratios with the minimum FDIC requirements and the capital levels necessary to be considered a well-capitalized institution by the FDIC are presented in the following table.


                                             ACTUAL REGULATORY            MINIMUM REQUIREMENTS             WELL-CAPITALIZED
DECEMBER 31, 1998                                 CAPITAL                  AS DEFINED BY FDIC             AS DEFINED BY FDIC
                                            ------------------          ------------------------          ------------------
(Dollars in thousands)                       AMOUNT      RATIO            AMOUNT         RATIO           AMOUNT         RATIO
                                             ------      -----            ------         -----           ------         -----
Leverage capital (Tier 1) as percent
of three-month average assets:
    Company                                $91,480       9.58%           $38,210         4.00%           $47,762        5.00%
    FTB                                      8,019       8.14              3,941         4.00              4,926        5.00
    NBG                                     32,421       9.14             14,196         4.00             17,745        5.00
    PSB                                     10,865       8.74              4,971         4.00              6,214        5.00
    WYCO                                    36,854       9.88             14,927         4.00             18,659        5.00
As percent of risk-weighted,
period-end assets:
Core capital (Tier 1):
    Company                                 91,480      13.71             26,686         4.00             40,029        6.00
    FTB                                      8,019      12.74              2,517         4.00              3,776        6.00
    NBG                                     32,421      12.08             10,738         4.00             16,107        6.00
    PSB                                     10,865      12.82              3,390         4.00              5,084        6.00
    WYCO                                    36,854      14.96              9,856         4.00             14,784        6.00
Total capital (Tiers 1 and 2):
    Company                                 99,835      14.96             53,372         8.00             66,715       10.00
    FTB                                      8,808      14.00              5,034         8.00              6,293       10.00
    NBG                                     35,475      13.21             21,477         8.00             26,846       10.00
    PSB                                     11,926      14.07              6,779         8.00              8,474       10.00
    WYCO                                    39,950      16.21             19,712         8.00             24,640       10.00


FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             ACTUAL REGULATORY            MINIMUM REQUIREMENTS             WELL-CAPITALIZED
DECEMBER 31, 1997                                 CAPITAL                  AS DEFINED BY FDIC             AS DEFINED BY FDIC
                                            ------------------          ------------------------          ------------------
(Dollars in thousands)                       AMOUNT    RATIO               AMOUNT         RATIO           AMOUNT      RATIO
                                             ------    -----               ------         -----           ------      -----
Leverage capital (Tier 1) as percent
of three-month average assets:
    Company                                $81,695     9.53%             $34,287         4.00%           $42,859        5.00%
    FTB                                      7,318     8.20                3,571         4.00              4,463        5.00
    NBG                                     29,083     9.31               12,500         4.00             15,625        5.00
    PSB                                      9,881     9.12                4,332         4.00              5,415        5.00
    WYCO                                    32,970     9.61               13,730         4.00             17,163        5.00
As percent of risk-weighted,
period-end assets:
Core capital (Tier 1):
    Company                                 81,695     13.56              24,098         4.00             36,148        6.00
    FTB                                      7,318     12.49               2,343         4.00              3,515        6.00
    NBG                                     29,083     12.14               9,585         4.00             14,378        6.00
    PSB                                      9,881     13.57               2,913         4.00              4,369        6.00
    WYCO                                    32,970     14.49               9,103         4.00             13,654        6.00
Total capital (Tiers 1 and 2):
    Company                                 89,234     14.81              48,197         8.00             60,246       10.00
    FTB                                      8,051     13.74               4,686         8.00              5,858       10.00
    NBG                                     31,883     13.30              19,171         8.00             23,964       10.00
    PSB                                     10,793     14.82               5,826         8.00              7,282       10.00
    WYCO                                    35,824     15.74              18,206         8.00             22,757       10.00


Payments of dividends by the subsidiary banks to FII are limited or restricted in certain circumstances under banking regulations. At December 31, 1998 an aggregate of approximately $16,500,00 was available for payment of dividends by the subsidiary banks to FII without the approval from the appropriate regulatory authorities.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The "fair value" of a financial instrument is defined as the price a willing buyer and a willing seller would exchange in other than a distressed sale situation. The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997:


                                     1998                        1997
                            ---------------------        --------------------
                             CARRYING      FAIR          CARRYING       FAIR
(Dollars in thousands)        AMOUNT       VALUE          AMOUNT        VALUE
                            ---------------------        --------------------
Financial Assets
Securities                  $248,038     $249,450        $209,207    $210,027
Loans, net                   645,857      660,109         594,332     604,560

Financial Liabilities
Deposits:
    Interest Bearing:
       Savings and NOW       273,630      273,630         248,980     248,980
       Time deposit          448,609      451,204         403,794     403,951
    Noninterest bearing      128,216      128,216         114,952     114,952
                             -------      -------         -------     -------
      Total deposits         850,455      853,050         767,726     767,883
                             -------      -------         -------     -------

Short-term borrowings          5,362        5,362           8,849       8,849
Long-term borrowings           8,500        8,920           3,217       3,390
                               =====        =====           =====       =====

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

SECURITIES
Fair value is based on quoted market prices, where available. Where quoted market prices are not available, fair value is based on quoted market prices of comparable instruments.

LOANS
For variable rate loans that reprice frequently, fair value approximates carrying amount. The fair value for fixed rate loans is estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality. The fair value of loans available for sale is based on quoted market prices. For nonperforming loans, fair value is estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows.

DEPOSITS
The fair value for savings, money market and noninterest bearing accounts is equal to the carrying amount because of the customer's ability to withdraw funds immediately. The fair value of time deposits is estimated using a discounted cash flow approach that applies prevailing market interest rates for similar maturity instruments.

SHORT-TERM BORROWINGS

Carrying value approximates fair value.

LONG-TERM BORROWING
The fair value is estimated using a discounted cash flow approach that applies prevailing market interest rates for similar maturity instruments.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value is equal to the deferred fees outstanding as the contractual rate and fees approximate those currently charged to originate similar commitments. Carrying amounts which are comprised of unamortized fee income are immaterial.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. NET INCOME PER COMMON SHARE

The following is a summary of the basic and dilutive net income per common share calculation for the years ended December 31, 1998, 1997 and 1996.

Year ended December 31
(Dollars in thousands except
   share and per share data)             1998            1997             1996
                                         ----            ----             ----
Net income                            $13,605          $12,842          $13,075
Preferred stock dividends              (1,506)          (1,513)          (1,522)
                                       ------          -------          -------
    Net income available to
        common stockholders          $ 12,099         $ 11,329           11,553
                                      =======          =======          =======

Average shares outstanding          9,915,921        9,926,678        9,939,197
                                    =========        =========        =========

Basic and dilutive net income
    per common share                   $ 1.22           $ 1.14           $ 1.16
                                       ======           ======           ======

14. SEGMENT INFORMATION

At December 31, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Segment accounting policies are the same as the policies described in Note 1 above.

Segments are determined based upon the individual subsidiary banks as the Company evaluates performance on an individual bank basis. Accordingly, the reportable segments are comprised of WYCO, NBG, PSB and FTB. The reportable segment information as of and for the years ended December 31, 1998, 1997 and 1996 is as follows:

(Dollars in thousands)                                                      1998              1997           1996
                                                                           -----             -----          -----
Net interest income:
    WYCO                                                                  $17,504          $16,193          $15,335
    NBG                                                                    14,600           14,116           12,994
    PSB                                                                     5,608            5,215            4,953
    FTB                                                                     4,266            3,873            3,517
                                                                            -----            -----            -----
       Total segment net interest income                                   41,978           39,397           36,799
    Parent company and eliminations, net                                      (66)             (80)            (121)
                                                                           ------           ------           ------
          Total net interest income                                       $41,914          $39,317          $36,678
                                                                           ======           ======           ======

Net interest income plus noninterest income:
    WYCO                                                                  $19,795          $18,201          $17,048
    NBG                                                                    16,986           16,472           15,209
    PSB                                                                     6,630            6,060            5,714
    FTB                                                                     5,027            4,474            3,978
                                                                            -----            -----            -----
       Total segment net interest income plus noninterest income           48,438           45,207           41,949
    Parent company and eliminations, net                                     (145)            (157)            (106)
                                                                          -------           ------           ------
          Total net interest income plus noninterest income               $48,293          $45,050          $41,843
                                                                           ======           ======           ======

Net income:
    WYCO                                                                   $5,943            5,486            5,736
    NBG                                                                     5,272            5,408            5,159
    PSB                                                                     1,638            1,595            1,674
    FTB                                                                     1,102              834              829
                                                                            -----              ---              ---
       Total segment net income                                            13,955           13,323           13,398
    Parent company and eliminations, net                                     (350)            (481)            (323)
                                                                          -------           ------           ------
           Total net income                                               $13,605          $12,842          $13,075
                                                                           ======           ======           ======

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(Dollars in thousands)                                                      1998              1997            1996
                                                                           -----             -----           -----
Assets:
    WYCO                                                                 $372,931          353,613          323,071
    NBG                                                                   372,130          326,485          297,042
    PSB                                                                   125,508          108,714          103,276
    FTB                                                                   100,253           91,075           77,692
                                                                          -------          -------          -------
       Total segment assets                                               970,822          879,887          801,081
    Parent company and eliminations, net                                    5,363              625            1,185
                                                                         --------          -------          -------
           Total assets                                                  $976,185         $880,512         $802,266
                                                                          =======          =======          =======


Depreciation and amortization expense:
    WYCO                                                                     $757              723              672
    NBG                                                                       728              681              638
    PSB                                                                       148              129               94
    FTB                                                                       203              346              166
                                                                           ------            -----            -----
       Total segment depreciation and amortization expense                  1,836            1,879            1,570
    Parent company                                                            748              704              534
                                                                           ------            -----            -----
       Total depreciation and amortization expense                         $2,584           $2,583           $2,104
                                                                            =====            =====            =====


15.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of condition as of December 31, 1998 and 1997, and the condensed statements of income and cash flows for the three-year period ended December 31, 1998 should be read in conjunction with the consolidated financial statements and related notes (in thousands):

CONDENSED STATEMENTS OF CONDITION                         1998             1997
                                                          ----             ----

Assets:
    Cash and due from banks                           $  3,708           $2,012
    Securities available for sale, at fair value           877              815
    Investment in subsidiary banks                      92,161           83,644
    Other assets                                         4,598            4,445
                                                       -------          -------

         Total assets                                 $101,344          $90,916
                                                       =======           ======

Liabilities and equity:
     Long-term borrowings                            $   1,739           $1,739
     Other liabilities                                   3,027            2,334
     Shareholders' equity                               96,578           86,843
                                                        ------         --------

       Total liabilities and equity                   $101,344          $90,916
                                                       =======           ======

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF INCOME                                            1998              1997             1996
                                                                          ----              ----             ----

Income                                                                    $4,328        $   3,778         $   3,340
Expenses                                                                   4,715            4,302             3,697
                                                                         -------          -------           -------

    Loss before income taxes and equity in
      earnings of subsidiaries                                              (387)            (524)             (357)

Income tax benefit                                                          (105)            (112)             (108)
                                                                         -------           ------          --------

    Loss before equity in earnings of subsidiaries                          (282)            (412)             (249)

Equity in earnings of subsidiaries                                        13,887           13,254            13,324
                                                                         -------          -------           -------

    Net income                                                           $13,605          $12,842           $13,075
                                                                         =======           ======            ======


CONDENSED STATEMENT OF CASH FLOWS                                         1998              1997             1996
                                                                          ----              ----             ----
Cash flows from operating activities:
    Net income                                                           $13,605          $12,842           $13,075
    Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                                       748              704               534
         Equity in earnings of subsidiaries                              (13,887)         (13,254)          (13,324)
         Deferred income tax expense                                         102              127                10
         Increase in other assets                                           (161)            (189)             (153)
         Increase (decrease) in accrued expense and other liabilities        454              (68)              231
                                                                          ------           -------           ------

             Net cash provided by operating activities                       861              162               373
                                                                          ------           ------            ------

Cash flows from investing activities:
    Dividends from subsidiaries                                            5,723            4,928             3,998
    Equity investment in subsidiaries, net                                    --              (35)               --
    Purchase of securities available for sale                                 --               --               (10)
    Purchase of premises and equipment, net                                 (739)          (2,394)             (939)
                                                                          ------           ------            ------

             Net cash provided by investing activities                     4,984            2,499             3,049
                                                                           -----            -----             -----

Cash flows from financing activities:
    Repurchase of preferred and common shares, net                          (163)            (113)              (75)
    Preferred dividends paid                                              (1,506)          (1,515)           (1,522)
    Common dividends paid                                                 (2,480)          (2,235)           (1,889)
                                                                          ------           ------            ------

             Net cash used in financing activities                        (4,149)          (3,863)           (3,486)
                                                                          ------           ------            ------

Net increase (decrease) in cash and cash equivalents                       1,696           (1,202)              (64)

Cash and cash equivalents at the beginning of the year                     2,012            3,214             3,278
                                                                           -----            -----             -----

Cash and cash equivalents at the end of the year                          $3,708           $2,012            $3,214
                                                                           =====            =====             =====

--------------------------------------------------------------------------------





               [LOGO]


             FINANCIAL
         INSTITUTIONS, INC.

          1,333,333 SHARES

            COMMON STOCK
                                                      CIBC WORLD MARKETS



         -----------------
             PROSPECTUS
         -----------------

                                                KEEFE, BRUYETTE & WOODS, INC.


          __________, 1999




--------------------------------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

UNTIL ______ __, 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All expenses of the offering will be paid by the Registrant. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee.......................................   $ 6,820.00
   NASD Filing Fee............................................     2,953.33
   Nasdaq National Market Listing Fee.........................            *
   Printing Costs.............................................            *
   Legal Fees and Expenses....................................            *
   Accounting Fees and Expenses...............................            *
   Blue Sky Fees and Expenses.................................            *
   Transfer Agent and Registrar Fees..........................            *
   Miscellaneous..............................................            *
                                                                  ---------
        Total                                                    $        *
                                                                  =========

------------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

Article __, Section __ of the Company's By-laws contains provisions requiring indemnification by the Company of its directors and officers against certain liabilities and expenses which they may incur as directors and officers of the Company or of certain other entities in accordance with Sections 722-723 of the BCL.

Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Company maintains insurance coverage under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

None

ITEM 16. EXHIBITS

(a)      Exhibits

          1.1  Form of Underwriting Agreement*
          3.1  Amended and Restated Certificate of Incorporation of the
               Registrant*
          3.2  By-laws of the Registrant*
          4.1  Form of Certificate for the Registrant's Common Stock*
          5.1  Opinion of Nixon, Hargrave, Devans & Doyle LLP*
         10.1  1999 Stock Option Plan of the Registrant*
         23.1  Consent of Nixon, Hargrave, Devans & Doyle LLP (included in
               Exhibit 5.1)*
         23.2  Consent of KPMG LLP, independent auditors
         24.1  Power of Attorney (follows signature page)
         27.1  Financial Data Schedule for the Year ended December 31, 1998*
---------------
* To be filed by amendment.

(b)      Financial Statement Schedules

         Independent Auditors' Report

         Consolidated Statements of Financial Condition as of December 31, 1998 and 1997

         Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996

         Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income for the years ended December 31, 1998, 1997 and 1996

         Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

         Notes to Consolidated Financial Statements

         All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Warsaw, State of New York, on the 16th day of April, 1999.

                                      FINANCIAL INSTITUTIONS, INC.


                                      By:  /s/ Peter G. Humphrey
                                           -------------------------------------
                                           Peter G. Humphrey
                                           President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                       TITLE                          DATE


/s/Peter G. Humprey          Director, President                  April 16, 1999
------------------------     and Chief Executive Officer
Peter G. Humphrey            (Principal Executive Officer)


/s/W. J. Humphrey, Jr.       Director and                         April 16, 1999
-------------------------    Chairman of the Board
W. J. Humphrey, Jr.


/s/W. J. Humphrey, III       Director and                         April 16, 1999
-------------------------    Senior Vice President
W. J. Humphrey, III


/s/Jon J. Cooper             Director and                         April 16, 1999
-------------------------    Senior Vice President
Jon J. Cooper


/s/Ronald A. Miller          Senior Vice President                April 16, 1999
-------------------------    and Chief Financial Officer
Ronald A. Miller             (Principal Financial and
                             Accounting Officer)

/s/Barton P. Dambra          Director                             April 16, 1999
-------------------------
Barton P. Dambra


/s/James R. Hardie           Director                             April 16, 1999
-------------------------
James R. Hardie


/s/Donald Humphrey           Director                             April 16, 1999
-------------------------
Donald Humphrey


/s/Thomas L. Kime            Director and                         April 16, 1999
-------------------------    Senior Vice President
Thomas L. Kime

/s/H. Jack South             Director                             April 16, 1999
-------------------------
H. Jack South


/s/James H. Wycoff           Director                             April 16, 1999
-------------------------
James H. Wycoff


/s/Donald I. Wickham         Director                             April 16, 1999
-------------------------
Donald I. Wickham

                                POWER OF ATTORNEY

Know all persons by these presents that each individual whose signature appears below constitutes and appoints Peter G. Humphrey, Jon J. Cooper and Ronald A. Miller, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing advisable or necessary to be done in connection with or relating to the offering covered by this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


      SIGNATURE                       TITLE                          DATE


/s/Peter G. Humprey          Director, President                  April 16, 1999
------------------------     and Chief Executive Officer
Peter G. Humphrey            (Principal Executive Officer)

/s/W. J. Humphrey, Jr.       Director and                         April 16, 1999
-------------------------    Chairman of the Board
W. J. Humphrey, Jr.


/s/W. J. Humphrey, III       Director and                         April 16, 1999
-------------------------    Senior Vice President
W. J. Humphrey, III


/s/Jon J. Cooper             Director and                         April 16, 1999
-------------------------    Senior Vice President
Jon J. Cooper


/s/Ronald A. Miller          Senior Vice President                April 16, 1999
-------------------------    and Chief Financial Officer
Ronald A. Miller             (Principal Financial and
                             Accounting Officer)

/s/Barton P. Dambra          Director                             April 16, 1999
-------------------------
Barton P. Dambra


/s/James R. Hardie           Director                             April 16, 1999
-------------------------
James R. Hardie


/s/Donald Humphrey           Director                             April 16, 1999
-------------------------
Donald Humphrey


/s/Thomas L. Kime            Director and                         April 16, 1999
-------------------------    Senior Vice President
Thomas L. Kime


/s/H. Jack South             Director                             April 16, 1999
-------------------------
H. Jack South


/s/James H. Wycoff           Director                             April 16, 1999
-------------------------
James H. Wycoff


/s/Donald I. Wickham           Director                           April 16, 1999
-------------------------
Donald I. Wickham